EXHIBIT 4.13

Conformed Copy

AGREEMENT FOR TRANSFER

OF THE

SHARE CAPITAL

OF

VERONICA UITGEVERIJ B.V.

AGAINST

ISSUE OF SBS SHARES

DATED 1 September 2003

BETWEEN

VERONICA HOLDING B.V.

And

SBS BROADCASTING B.V.

Amsterdam

CONTENTS

Clause
1.	Interpretation
2.	Transfer and Contribution in kind
3.	Signing
4.	Restructuring
5.	Administration
6.	Consideration
7.	Pro Forma Completion Balance Sheet
8.	Independent Accountants
9.	Indebtedness, Guarantees and Payments
10.	Warranties
11.	Liability Limits
12.	Specific Indemnity
13.	Protective Covenants
14.	Confidentiality
15.	Notices
16.	Further Assurances
17.	Assignments
18.	Payments
19.	General
20.	Governing Law
21.	Arbitration
22.	Language

Schedules

1.	License Agreement
2.	Shareholders Agreement
3.	Subscription Agreement
4.	Tax ruling
5.	Domain name
6.	Signing
7.	Deed of Contribution
8.	Restructuring
9.	Deed of Contribution relating to the Restructuring
10.	Pro Forma Completion Balance Sheet
11.	2002 Accounts
12.	Guarantees and Indemnities
13.	Warranties
14.	SBS Warranties
15.	Interpretation

THIS AGREEMENT is made on 1 September 2003 BETWEEN

(1)                                  Veronica Holding B.V., a private limited liability company incorporated under the laws of the Netherlands whose registered office is at Olympia 2A, 1213 NT Hilversum, the Netherlands (Veronica); and

(2)................................. SBS Broadcasting B.V., a private limited liability company incorporated under the laws of the Netherlands, whose registered office is at Rietlandpark 333, 1019 DW Amsterdam, the Netherlands (SBS);

The Parties hereinafter individually referred to as “Party” and jointly as “Parties”.

BACKGROUND:

(A)                              SBS belongs to the Group of SBS Broadcasting S.A., a limited liability company incorporated under the laws of Luxembourg (SBS SA), which owns interests in private commercial television and radio stations located in Westerns and Eastern Europe. SBS is active in the multi-media business and owns and operates three television stations in the Netherlands, known as Net5, SBS6 and V8. These television stations offer a wide range of quality programming including foreign movies, and series, local productions, news and sports. SBS also owns one overall web site and three television related web sites.

(B)                                Veronica wishes to transfer and SBS wishes to acquire the publishing activities of Veronica, consisting of the editing and publishing of Veronica Magazine and Veronica Satellite,  print and related services (the Business). In connection therewith, Veronica and SBS will enter into an exclusive license relating to the use of the brand “Veronica” on even date hereof, a draft of the exclusive license agreement in Agreed Form is attached hereto in the schedule headed “License Agreement”.

(C)                                The Business is performed and owned by Veronica Uitgeverij (the Company).

(D)                               Veronica is the sole owner of all the issued and outstanding share capital of the Company.

(E)                                 Veronica wishes to transfer and SBS wishes to acquire all the issued and outstanding share capital of the Company (the Shares) free of any Encumbrance on the terms and subject to the conditions set out in this agreement.

(F)                                 The transfer of the Shares will be structured as a contribution in kind on (new) shares in SBS to be issued to Veronica (the Consideration Shares). In connection therewith, Veronica and the shareholders of SBS will enter into a shareholders agreement of even date hereof, a draft in Agreed Form is attached hereto in the schedule headed “Shareholders Agreement”.

(G)                                Upon Completion the Company will be a company within and become part of the Group of SBS SA. SBS currently has no intention to outsource or transfer any of the core functions of the Company to any of its current shareholders or affiliates. SBS believes that the Business of the Company and its own business will be complementary and will offer important cross promotional opportunities that will be beneficial to the further development of the Business of the Company as well as its own business.

(H)                               Veronica will enter on even date hereof into a subscription agreement with SBS Nederland B.V. and N.V. Holdingmaatschappij De Telegraaf, both limited liability companies organised under the laws of the Netherlands, pursuant to such agreement Veronica will have the right to subscribe for additional shares in SBS, a draft in Agreed Form is attached hereto in the schedule headed “Subscription Agreement”.

(I)                                    The Parties hereto have obtained all internal shareholder and/or supervisory board approvals in accordance with their respective articles of association.

(J)                                   Veronica and SBS have complied with the provisions of the Social and Economic Council Merger Regulation (“SER-Besluit Fusiegedragsregels 2000 ter bescherming van de belangen van werknemers”) and the provisions of the Works Council Act and the works council of Veronica has rendered a positive advice regarding the transactions contemplated in this agreement.

IT IS AGREED as follows:

1.                                      INTERPRETATION

1.1                                 In addition to terms defined elsewhere in this agreement, the definitions and other provisions in the schedule headed “Interpretation” apply throughout this agreement unless the contrary intention appears.

1.2                                 In this agreement, unless the contrary intention appears, a reference to a clause, subclause, exhibit or schedule is a reference to a clause, subclause, exhibit or schedule of this agreement.  The schedules and exhibits form part of this agreement.

1.3                                 The headings in this agreement do not affect its interpretation.

2.                                      TRANSFER AND CONTRIBUTION IN KIND

2.1                                 By this agreement Veronica agrees to transfer and contribute, and SBS agrees to acquire and accept, the Shares through a contribution in kind of the Shares against issue of the Consideration Shares to Veronica.

2.2                                 On Signing, Veronica shall make a contribution in kind (storting in natura) consisting of the Shares free from all Encumbrances and together with all rights attaching to them on the Consideration Shares. SBS herewith acknowledges to accept the Shares as a contribution in kind on the Consideration Shares and shall issue the Consideration Shares to Veronica.

2.3                                 The consideration for the sale of the Shares shall be determined in accordance with the clause headed “Consideration”.

2.4                                 Veronica:

(a)                                  covenants with SBS that it has the right to transfer to SBS full ownership in the Shares on the terms and subject to the conditions set out in this agreement; and

(b)                                 waives all rights of pre-emption (voorkeursrecht) which it may have (whether under the Company’s constitutional documents or otherwise) in respect of the transfer to SBS of the Shares and has procured the approval of the appropriate body corporate as required by Veronica and the Company’s constitutional documents or otherwise.

3.                                      SIGNING

3.1                                 Signing shall take place at the offices of SBS’s Lawyers at 15.00 hours on 1 September 2003.

2

3.2                                 At Signing Veronica and SBS shall do, or procure to be done, those things respectively listed in relation to it or its Group in the schedule headed “Signing”.

3.3                                 The Notary is a civil law notary with SBS’s Lawyers. Veronica acknowledges that it is aware of the provisions of the “Guidelines concerning associations between civil law notaries and lawyers (Richtlijnen met betrekking tot samenwerkingsverbanden tussen notarissen en advocaten)” of the Board of the Royal Professional Organisation of Civil Law Notaries (Koninklijke Notariële Beroepsorganisatie).  Veronica acknowledges and agrees that SBS’s Lawyers may advise and act on behalf of SBS with respect to this agreement, and any agreements and/or any disputes related to or resulting from this agreement.

3.4                                 If for any reason a Party does not do or procure to be done all those things listed in relation to it or its Group in this clause or the schedule headed “Signing”, the other Party may elect (in addition and without prejudice to all other rights or remedies available to it) to terminate this agreement (except for the clause headed “Confidentiality” and the clauses following it and the relevant provisions of the clause and schedule headed “Interpretation”) or to fix a new date for Signing. Neither of the Parties shall be obliged to complete the transfer of the Shares and the issue of the Consideration Shares unless all those things set out in the schedule headed “Signing” are done simultaneously, provided that this subclause shall not prejudice any rights or remedies available to any Party in respect of any default on the part of any other Party.

4.                                      RESTRUCTURING

It is acknowledged and agreed between the Parties that Veronica has procured and shall procure that before Signing, but in any event within five Business Days following the Signing, all assets, liabilities and agreements have been or will be transferred to the Company which are required to operate the Business. Veronica shall indemnify SBS, or the Company, for any and all costs and liabilities in relation to the Company not owning all of the assets it requires to operate the Business. The schedule headed “Restructuring” sets forth in more detail which liabilities are assumed by the Company and which agreements are or shall be transferred to the Company. The schedule headed “Deed of Contribution relating to Restructuring” sets forth in detail which assets and liabilities have been contributed by Veronica to the Company by virtue of the execution of the attached Deed of Contribution relating to the Restructuring on 1 September 2003, which deed was executed prior to the Signing of this agreement.

5.                                      ADMINISTRATION

It is acknowledged by the Parties that the administration of Veronica Group and the Company are integrated, with the exception of the administration relating to the subscribers to Veronica Magazine and Satellite and relating to the members of the Association. The Parties shall discuss after Signing how the administration of the Company shall be separated from the administration of Veronica Group. In as far as the administration is available in hard copy, such administration will be delivered to the Company within five Business Days following Signing. In as far as the administration has been stored electronicly, Veronica will grant SBS and/or the Company and their advisers unlimited access to such administration and will fully cooperate with SBS and/or the Company and their advisers to retrieve any administration that may be relevant to them. Veronica will furthermore at the request of SBS fully cooperate to transfer to the Company or SBS the administration relating to the Company in an electronic form. Any information in such administration relating to the Company and Veronica Litho B.V. and Veronica Digitaal B.V. is confidential information and the provisions of clause 14 shall apply mutatis mutandis, however it is understood that

3

also the other members of the Veronica Group have access to the integrated administration under the same confidentiality obligation.

6.                                      CONSIDERATION

The consideration for the transfer of the Shares (which is subject to adjustment as provided in this agreement) shall consist of the issue by SBS of the Consideration Shares to Veronica representing upon issue an equity interest of 10% in SBS (the Consideration Ownership Percentage). This percentage has been determined based on an agreed valuation of the contribution of the Shares of Euro 54,6 million at Completion (the Shares Value) divided by the sum of Euro 492 million, which reflects the agreed value of SBS at Completion (the SBS Value), and the Shares Value and then multiplied by one hundred.

7.                                      PRO FORMA COMPLETION BALANCE SHEET

7.1                               Preparation of Pro Forma Completion Balance Sheet

Veronica has prepared and delivered to SBS a pro forma completion balance sheet of the Company as at 31 August 2003 (the Pro Forma Completion Balance Sheet). The Pro Forma Completion Balance Sheet is attached in the schedule headed “Pro Forma Completion Balance Sheet”. The Pro Forma Completion Balance Sheet shall be prepared in accordance with the following:

(a)                                  the accounting policies, principles, practices, evaluation rules and procedures, methods and bases adopted by the Company in the preparation of the Accounts and the principles set out in the notes of the accountant to such Pro Forma Completion Balance Sheet, provided the same are consistent with GAAP in force at the Pro Forma Completion Balance Date; and

(b)                                 to the extent not covered by (a), GAAP in force at the Pro Forms Completion Balance Sheet  Date; and

(c)                                  the value of the assets (not included in the Working Capital) as reflected in the Pro Forma Balance Sheet shall not be subject to any revaluation and adjustment of the Consideration.

7.2                               Notification of disputed items

Within forty-five days following the date of this agreement, SBS shall prepare a pro forma completion balance sheet (the SBS’s Pro Forma Completion Balance Sheet) as at 31 August 2003 and shall have an audit performed on the SBS’s Pro Forma Completion Balance Sheet, which shall be prepared in accordance with the principles set forth in clause 7.1(a), 7.1(b) and 7.1(c). Within ten Business Days following finalisation of such audit, SBS shall notify Veronica of any item or items it wishes to dispute of the Pro Forma Completion Balance Sheet together with the reasons for such dispute and a list of proposed adjustments. If, by the expiry of such period of ten Business Days, no such notice is received by Veronica or SBS has notified Veronica that there are no items it wishes to dispute, the Pro Forma Completion Balance Sheet shall constitute the Completion Balance Sheet for the purposes of this agreement and shall be binding on the Parties.

7.3                               Reference of disputes to Independent Accountants

If, in accordance with this clause 7, notice is received by Veronica as to any item in dispute, Veronica and SBS shall use their best endeavours to agree in writing the item or items

4

disputed by SBS and any other item or items which, following receipt of notice of the items disputed by SBS, SBS notifies Veronica that it wishes to adjust.  If such item or items are not agreed in writing between Veronica and SBS within thirty days following the receipt by Veronica of the notice of the items disputed by SBS, each party shall have the right to refer the item or items in dispute to the Independent Accountants. The item or items in dispute  shall then be determined by the Independent Accountants, in which event the Independent Accountants shall also determine the Aggregate Amount (as defined hereinafter).

The Pro Forma Completion Balance Sheet, adjusted to reflect the item or items as agreed between Veronica and SBS in writing or as determined by the Independent Accountants shall constitute the Completion Balance Sheet for the purposes of this agreement.

7.4                               Provision of information

Veronica shall and shall procure that Veronica’s Accountants shall provide SBS and SBS’s Accountants and the Independent Accountants with all information, assistance and access to books and records of account, documents, files and papers and information stored electronically which they reasonably require for the purposes of this clause and the clause headed “Independent Accountants”. SBS shall and shall procure that the Company and that SBS’s Accountants shall provide Veronica and Veronica’s Accountants and the Independent Accountants with all information, assistance, books and records of account, documents, files, papers and information stored electronically which they may reasonably require for the purposes of this clause and the clause headed “Independent Accountants”.

7.5                               Adjustment to Consideration

It is acknowledged and agreed that at the Completion Date the Company shall not have any Debt and that the Working Capital of the Company shall be Euro 0 at Completion. Any actions of Veronica to achieve the Company being free of any Debt or to achieve a Working Capital of Euro 0, shall not have any adverse tax effect of whatsoever nature for the Company and for SBS.

It is, furthermore, acknowledged and agreed that in the event that the Completion Balance Sheet differs from the Pro Forma Completion Balance Sheet a recalculation shall take place of the Consideration, whereby each item on such balance sheets shall be taken into account and compared. The aggregate amount resulting from such comparison, which would result in an adjustment to the Consideration as set out in clause 6 in accordance with the provisions of clause 10.10 shall be equal to the amount by which the net asset value as shown in the Completion Balance Sheet shall differ from the net asset value as shown in the Pro Forma Balance Sheet (the Aggregate Amount) and be settled as follows:

If the parties did not refer the item or items in dispute of the Pro Forma Completion Balance Sheet (the Disputed Items) to the Independent Accountants in an earlier stage as set out in clause 7.3 the parties shall discuss the Disputed Items and try to reach an understanding regarding the Disputed Items within five Business Days following one year after Signing. If no agreement has been reached the Disputed Items shall be determined by the Independent Accountants, whereupon a comparison between the Pro Forma Completion Balance Sheet and the Completion Balance Sheet on an item for item basis shall be made as set forth in this clause 7.5. Upon finalisation of such comparison the parties shall enter into discussions regarding the way of settlement of the Aggregate Amount. If parties have not reached an understanding regarding the way of settlement within thirty days following the finalisation of aforementioned comparison, the Aggregate Amount shall be settled either in cash or in kind in accordance with the provisions of clause 10.10 of this agreement, it being understood that

5

there shall be disregard of the Aggregate Amount in the event such amount is less than Euro 75,000. If the Aggregate Amount is Euro 75,000 or more, this amount shall be taken into account when determining whether the threshold set out in clause 11.1(b) is met, which threshold shall also apply in relation to the settlement of the Aggregate Amount.

If the parties had referred the Disputed Items to Independent Accounts as set out in clause 7.3, the parties shall enter into discussions regarding the way of settlement of the Aggregate Amount one year following the Signing. If parties have not reached an understanding regarding the way of settlement within thirty days following one year after Signing, the Aggregate Amount shall be settled either in cash or in kind in accordance with the provisions of clause 10.10 of this agreement, it being understood that there shall be disregard of the Aggregate Amount in the event such amount is less than Euro 75,000. If the Aggregate Amount is Euro 75,000 or more, this amount shall be taken into account when determining whether the threshold set out in clause 11.1(b) is met, which threshold shall also apply in relation to the settlement of the Aggregate Amount.

8.                                      INDEPENDENT ACCOUNTANTS

8.1                                 If and whenever any item in dispute relating to the Pro Forma Completion Balance Sheet is to be referred, in accordance with the relevant provision of this agreement, to Independent Accountants, it shall be referred to:

(a)                                  PriceWaterhouseCoopers or, if such firm is not willing to accept such assignment on reasonable terms and conditions, Deloitte; or

(b)                                 if both PriceWaterhouseCoopers and Deloitte are not willing to accept the assignment on reasonable terms and conditions, as shall be appointed for this purpose on the application of Veronica or SBS by the President of the Dutch Institute for Registered Accountants (Nederlands Instituut voor Register Accountants (NIVRA).

8.2                                 The Independent Accountants shall take into account the principles set out in clause 7.1(a), 7.1(b) and 7.1(c) and act on the following basis:

(a)                                  the Independent Accountants shall determine the dispute by means of a binding advice (bindend advies);

(b)                                 the items or items in dispute shall be notified to the Independent Accountants in writing by Veronica and/or SBS within ten Business Days following the Independent Accountants’ appointment;

(c)                                  their terms of reference shall be to determine the item or items in dispute and therefore the calculation of the Consideration and the amounts of any adjustment to be made by a party within fifteen Business Days of notice given under (b);

(d)                                 the Independent Accountants shall decide the procedure to be followed in the determination, but shall allow the Parties to make written representations. The Independent Accountants shall render their decision within fifteen Business Days;

(e)                                  Veronica and SBS shall each provide (and to the extent they are reasonably able shall procure that their respective accountants and SBS shall procure that the Company provides) the Independent Accountants promptly with all information which they reasonably require and the Independent Accountants shall be entitled (to the extent they consider it appropriate) to base their opinion on such information and on the accounting and other records of the Company; and

6

the costs of the determination, including fees and expenses of the Independent Accountants shall be borne equally as between Veronica on the one hand and SBS on the other hand.

9.                                      INDEBTEDNESS, GUARANTEES AND PAYMENTS

9.1                                 Veronica shall procure that at Signing Veronica nor any member of Veronica’s Group (i) has any account, including interest, payable or receivable from the Company, (ii) has any liability for, or has any of them furnished any securities, guarantees or sureties for on behalf of the Company, or (iii) owns rights or assets which are exclusively used by or in connection with the Business, except for the trademarks owned by Veronica Merken B.V. as follows from the License Agreement.

9.2                                 Veronica shall procure that at Signing and other than following from this agreement or any related agreement, the Company will not have (i) any liabilities or other obligations (fixed or contingent) to any member of Veronica’s Group, (ii) any financial debt or long-term liabilities, and (iii) is released from all guarantees and indemnities of whatever nature given by it in respect of any liability or obligation of any member of Veronica’s Group.

9.3                                 Veronica shall procure that at Signing any agreement, obligation and arrangement of any nature whatsoever, between the Company and any member of Veronica’s Group, shall have been duly terminated and settled, and the Company shall not have any obligation in effect or outstanding towards any member of Veronica’s Group after Signing, other than pursuant to this agreement or any related agreement, including the License Agreement and the deed of contribution in connection with the Restructuring.

9.4                                 SBS shall use all reasonable endeavours to procure that as from Signing each member of Veronica’s Group is released from all guarantees and indemnities given by each member of Veronica’s Group in respect of obligations of the Company and of which full particulars are contained in the schedule headed “Guarantees and Indemnities”. SBS shall indemnify and keep each member of Veronica’s Group harmless for and against any liability, resulting for each member of Veronica’s Group (excluding the Company) from such guarantees and indemnities.

10.                               WARRANTIES

10.1                           Veronica represents and warrants (garandeert) to SBS that each of the statements set out in the schedule headed “Warranties” will at Signing be true and accurate, save to the extent any disclosures have been made in this agreement. SBS represents and warrants (garandeert) to Veronica that each of the statements set out in the schedule headed “SBS Warranties” is and will at Signing be true and accurate, save to the extent any disclosures have been made in this agreement. For the purposes of this clause 10 and clause 11 the statements set out in the schedules “Warranties” and “SBS Warranties” shall be jointly referred to as “Warranties” unless the context requires otherwise.

10.2                           Each of the Warranties set out in the several paragraphs of the schedules headed “Warranties” and “SBS Warranties” is separate and independent and except as expressly provided to the contrary in this agreement is not limited by reference to any other paragraph of the schedule headed “Warranties” or “SBS Warranties” respectively.

10.3                           Veronica agrees with SBS that it will not and shall procure that no member of Veronica’s Group shall bring any claim in connection with giving the Warranties against any employee or managing director of the Company in the event of a Warranty Claim except in the event of fraud or criminal behaviour. SBS agrees with Veronica that it will not and shall procure that no member of SBS Group shall bring any claim in connection with giving the SBS Warranties

7

against any employee, managing director or supervisory director of SBS in the event of a Warranty Claim except in the event of fraud or criminal behaviour.

10.4                           Without prejudice to any other remedy available to either Party, the Parties undertake with each other that they will pay to the other Party the amount required to put the other Party, or the Company (in the event of a breach of the Warranties by Veronica), in the position in which it would have been had the breach of Warranty not occurred. For the avoidance of doubt, any amounts payable for breach of Warranty will include an amount for all taxes imputed on the Parties or the Company, reasonable costs incurred by the Parties or, as the case may be, the Company, in connection with the prevention or limitation of any loss or damage resulting from or arising as a result of any breach of Warranty including reasonable legal costs incurred in instructing and retaining professional advisers.

10.5                           Any payment made in cash by a Party in respect of a breach of the Warranties shall, to the extent possible, be deemed to be a reduction in the consideration for the transfer of the Shares or the Consideration Shares, as the case may be.

10.6                           Without prejudice to any other rights or remedies available to it, the Parties may deduct from any amount payable by it under this agreement any sum due to it under this agreement (including in respect of any breach of the obligations, Warranties and undertakings on the part of either Party).

10.7                           Legal interest (wettelijke rente) shall be payable on the amount of each Warranty Claim from the date that first notice of such Warranty Claim is given to the relevant Party. It is acknowledged and agreed that, in case a Warranty Claim is paid in cash, legal interest (wettelijke rente) shall be payable, at the discretion of SBS, to SBS or to the Company as notified by SBS to Veronica. Any payment of legal interest (wettelijke rente) shall be made in accordance with clause 10.10 of this agreement.

10.8                           The liability of the Parties in connection with the Warranties shall be subject to the limitations contained in, and to the other provisions of, the clause headed “Liability Limits” and any Warranty Claim under this agreement shall be subject to the provisions of that clause.

10.9                           The Parties shall notify each other in writing of a breach of a Warranty within due time (which the Parties agree to be sixty days) after the respective Party has actual knowledge of such breach. The notice must set out in reasonable detail the events or facts giving rise to the breach of Warranty and, to the extent possible, indicate the amount of damages involved. A Party shall not be liable for a Warranty Claim if the Parties fail to reach agreement on such Warranty Claim and the other Party has not commenced arbitration pursuant to clause 21.1 of this agreement within six months from such notification.

In the event that article 7:23 of the Dutch Civil Code would apply to the transactions contemplated in this agreement, the Parties acknowledges that (i) neither of them is under any obligation to conduct an investigation after Completion to establish whether there is a breach of Warranty, (ii) that sixty days is a reasonable period to notify the other Party of a Warranty Claim, and (ii) that the time in which the Parties should reasonably have become aware of the breach is specified per type of Warranty in subclause 11.1(d) and 11.1(e) of the clause headed “Liability Limits”.

10.10                     The Parties agree that a payment in respect of a claim due under this agreement or any related agreement, including the License Agreement, may, at the discretion of the party who has the obligation to pay, either be settled in cash or in kind, provided that such settlement is in accordance with the provisions of the Tax Ruling, which is attached hereto in the schedule headed “Tax Ruling”. Payments in kind will be calculated as follows:

8

(a)                                  in case of Veronica by virtue of a transfer of Consideration Shares to SBS representing an equity interest in SBS expressed as a percentage that is equal to the difference between (i) the Consideration Ownership Percentage and (ii) an amount equal to the Shares Value less the amount due, divided by the sum of (a) the SBS Value plus (b) the Shares Value less the amount due, multiplied by one hundred;

(b)                                 in case of SBS by virtue of the issue or transfer of additional shares in the capital of SBS to Veronica representing an equity interest in SBS expressed as a percentage that is equal to the difference between (i) the Consideration Ownership Percentage and (ii) an amount equal to the Shares Value, divided by the sum of (a) the SBS Value less the amount due plus (b) the Shares Value, multiplied by one hundred.

11.                               LIABILITY LIMITS

11.1                           The liability of the Parties under the Warranties or the SBS Warranties, as the case may be, shall be limited as follows:

(a)                                  there shall be disregarded for all purposes any breach of the Warranties in respect of which the amount of the damages to which any of the Parties would otherwise be entitled is less than Euro 75,000, it being understood that breaches following from the same or similar event shall be taken into account as one breach;

(b)                                 the Parties shall not be entitled to recover any damages in respect of any breach or breaches of the Warranties unless the aggregate amount of the damages in respect of such breach or breaches exceeds Euro 250,000 in which case the whole amount may be recovered by the Parties;

(c)                                  the maximum aggregate liability of each of the Parties in respect of all and any claims relating to the Warranties and indemnities set forth in clause 12 shall not exceed Euro 40,950,000.

(d)                                 Veronica shall cease to have any liability under or in respect of the Warranties:

(i)                                     on the date which is six years after Completion or such later date being six months after the expiry of the periods allowed for by law for the assessment of the liability of Veronica in respect of the Warranties in Part 4 (Taxation) of the schedule headed “Warranties”; and

(ii)                                  in respect of any other Warranties on the date which is 18 months following the date of Completion,

except in respect of a claim of which SBS gives written notice to Veronica before that relevant date, without prejudice to the provisions of clause 10.9.

(e)                                  SBS shall cease to have any liability under or in respect of the Warranties on the date which is 18 months after the date of Completion.

11.2                           The Parties shall not be liable in respect of any Warranty Claim if and to the extent that it relates to any liability or obligation on the part of the Company or SBS, as the case may be:

(a)                                  for which adequate provision in accordance with GAAP is made in the Pro Forma Completion Balance Sheet with respect to a Warranty Claim made by SBS to Veronica or SBS’s Accounts with respect to a Warranty Claim made by Veronica to SBS;

9

(b)                                 which would not have arisen but for a change in legislation (excluding case law) made after the date of this agreement (whether relating to Taxation, rates of Taxation or otherwise);

(c)                                  for which the Company actually received a tax refund or a reduction in tax actually payable by the Company, to the extent that such refund or reduction is directly attributable to the facts giving rise to the Warranty Claim;

(d)                                 for which SBS actually received a tax refund or a reduction in tax actually payable by SBS, to the extent that such refund or reduction is directly attributable to the facts giving rise to the Warranty Claim;

(e)                                  for which the Company actually received an amount under any insurance policy or from any Third Party, to the extent that such amount is directly attributable to the facts giving rise to the Warranty Claim;

(f)                                    for which SBS actually received an amount under any insurance policy or from any Third Party, to the extent that such amount is directly attributable to the facts giving rise to the Warranty Claim;

(g)                                 of which with respect to a Warranty Claim under the Warranties, SBS has actual knowledge at the date of this agreement, actual knowledge shall be considered to be for the purposes of this sub-clause the actual knowledge of Mr. Andre Kreuzen, Mr. Erik Moe and Ms. Miranda de Jong;

(h)                                 of which with respect to a Warranty Claim under the SBS Warranties, Veronica has actual knowledge at the date of this agreement, actual knowledge shall be considered to be for the purposes of this sub-clause the actual knowledge of Mr. Peter Kuipers and Mr. Cees van Steijn;

(i)                                     which would not have arisen but for a change after Signing in the accounting bases on which the Company values its assets;

(j)                                     which has been taken into account in the Aggregate Amount or for which SBS or the Company received indemnification under clause 12.

11.3                           If a Warranty Claim or a claim under the indemnities set out under clause 12.1 of this agreement arises as a result of or in connection with a liability or alleged liability to a third party (a Third Party Claim), then:

(a)                                  the respective Party shall, and shall procure that the Company shall, notify the other Party of such Third Party Claim as soon as possible after having become aware thereof. As soon as possible following the date of such notification the Parties shall consult on the course of action to be taken, it being understood that a Party shall not be entitled to settle a Third Party Claim without having obtained the other Party’s prior written approval thereto, which shall not be unreasonably withheld;

(b)                                 the respective Party shall and shall procure that the Company makes available to the other Party such persons and all such information as the other may reasonably require for assessing the Third Party Claim.

10

11.4                           If:

(a)                                  either Party makes a payment in respect of a Warranty Claim or an indemnity as listed in clause 12.1 (the Damages Payment); and

(b)                                 within twelve months of the making of the relevant payment the other Party or the Company receives any sum other than from the other Party which would not have been received but for the circumstance which gave rise to that Warranty Claim or that claim under the indemnities as listed in clause 12.1; and

(c)                                  the receipt of that sum was not taken into account in calculating the Damages Payment; and

(d)                                 before receipt of that sum, but after taking into account the Damages Payment, it has been compensated in full for the loss or liability which gave rise to the Warranty Claim or the claim under the indemnities as listed in clause 12.1 in question, it shall, promptly on receipt of that sum by it or the Company, repay to other Party an amount equal to the lower of (i) that sum and (ii) the Damages Payment, after deducting (in either case) all costs incurred by it or the Company in recovering that sum and any taxation payable by it or the Company by virtue of its receipt, provided that it may retain such amount in the event it or the Company has a claim against the other Party.

11.5                           Nothing in this agreement shall qualify or limit the liability of the Parties in relation to:

(a)                                  those Warranties set out in paragraphs 1.1 up to and including 1.3 and 1.5 of the schedule headed “Warranties” and in paragraphs 1.1 up to and including 1.3 of the schedule headed “SBS Warranties”, as the case may be; or

(b)                                 any claim attributable to the fraud (bedrog), wilful misconduct or wilful concealment (grove schuld), on the part of Veronica or of any member of Veronica’s Group or SBS, as the case may be.

11.6                           The aggregate maximum liability of Veronica in relation to a claim under the Warranties and indemnities under this agreement and in relation to a claim under the Warranties and indemnities under the Purchase Agreement shall not exceed an amount of Euro 40,950,000.

12.                               SPECIFIC INDEMNITY

12.1                           Veronica will fully indemnify and hold SBS and the Company harmless against and will pay on a Euro for Euro basis for:

(a)                                  any and all Taxation in the widest sense (including any tax amount due, interest, penalties, costs etc.) resulting from the refusal, cancellation and/or in any other way not (longer) allowing by the Tax Authorities of the use of the facility under article 14 CITA (Wet op de Vennootschapsbelasting) for the transactions contemplated by this agreement and related agreements;

(b)                                 any liability resulting from the indemnity granted by the Company to RTL 4 Beheer B.V. (RTL 4) in the agreement dated 12 May 2000 relating to the withdrawal of  RTL 4 from the limited partnership with Veronica and the Company;

(c)                                  any liability resulting from an indemnity or warranty or otherwise granted by the Company or Veronica Blad CV, inter alia, relating to or in connection with the sale of the shares in Race Report Uitgeverij B.V., a limited liability company organised under the laws of the Netherlands;

11

(d)                                 any Taxation (including any tax amount due, interest, penalties, costs etc) that originate and/or can be allocated to the period up to Signing;

(e)                                  any (tax) liability resulting from the restructuring by Veronica, with the exception of any liability resulting from a breach by SBS or the Company of their obligations as set out under clause 16.5 and notwithstanding the provisions under clause 16.6;

(f)                                    any and all liabilities, claims and costs incurred by the Company in connection with any guarantees, sureties and/or statements of joint liability issued by the Company on behalf of or in favour of third parties (including any members of Veronica’s Group) and any legal (wettelijke aansprakelijkheid) or contractual liability for obligations (including obligations relating to Taxation) of third parties (including any members of Veronica’s Group), to the extent that no sufficient provision has been included in the Completion Balance Sheet;

(g)                                 rights of recourse (regresrecht) of third parties (including any members of Veronica’s Group) against the Company, in relation to obligations referred to under sub-paragraph (b), to the extent that no sufficient provision has been included in the  Completion Balance Sheet.

12.2                           Veronica shall not be liable in respect of any claim under the indemnities set out in clause 12.1 (the Indemnity Claim) if and to the extent:

(a)                                  adequate provision in accordance with GAAP is made in the Pro Forma Completion Balance Sheet with respect to the Indemnity Claim;

(b)                                 it would not have arisen but for a change in legislation (excluding case law) made after the date of this agreement (whether relating to Taxation, rates of Taxation or otherwise);

(c)                                  the Company actually received a tax refund or a reduction in tax actually payable by the Company, to the extent that such refund or reduction is directly attributable to the facts giving rise to the Indemnity Claim;

(d)                                 for which SBS actually received a tax refund or a reduction in tax actually payable by SBS, to the extent that such refund or reduction is directly attributable to the facts giving rise to the Indemnity Claim;

(e)                                  for which the Company actually received an amount under any insurance policy or from any Third Party, to the extent that such amount is directly attributable to the facts giving rise to the Indemnity Claim;

(f)                                    for which SBS actually received an amount under any insurance policy or from any Third Party, to the extent that such amount is directly attributable to the facts giving rise to the Indemnity Claim;

(g)                                 which would not have arisen but for a change after Signing in the accounting bases on which the Company values its assets;

(h)                                 which has been taken into account in the Aggregate Amount or for which SBS or the Company received indemnification under a Warranty Claim.

12

12.3                           For the avoidance of doubt the liability of Veronica under this clause will not be limited or qualified in any respect by the clause headed “Liability Limits” (except as specifically provided otherwise), with the exception of clause 11.1(c) and clause 11.6.

13.                               PROTECTIVE COVENANTS

13.1                           Veronica covenants with SBS for itself and for the benefit of the Company that, except as allowed under this agreement or the Licence Agreement, it shall not and shall procure that no member of Veronica’s Group (including the Association), with the exception of Race Report Uitgeverij B.V., shall, unless prior written consent has been obtained from SBS,:

(a)                                  for a period of three years from Signing be concerned in any business carrying on business in the Netherlands which is competitive or likely to be competitive with any of the businesses carried on at Completion by the Company, SBS or any member of the Group to which SBS belongs, it being understood that this includes, but is not limited to, any public or commercial audiovisual broadcasting or printed media activities. A printed media activity is considered to be competitive if its primary focus involves electronic media or audio-visual broadcasting or if it contains radio or television program listings; or

(b)                                 for a period of three years from Signing directly or indirectly use any of the Membership Data for any activities which are competitive or likely to be competitive with any of activities carried out at Completion by the Company, SBS or any member of the Group to which SBS belongs, it being understood that this includes, but is not limited to, any public or commercial audiovisual broadcasting or printed media activities. A printed media activity is considered to be competitive if its primary focus involves electronic media or audio-visual broadcasting or if it contains radio or television program listings; or

(c)                                  for a period of three years from Signing induce or attempt to induce any director or senior/key employee of the Company to leave the employment of the Company with a view to hiring such person; or

(d)                                 make use of or disclose or divulge to any third party any information of a secret or confidential nature relating to the business or affairs of the Company or the SBS, except as allowed under the provisions of clause 14.4 and 14.5 and except as follows from the integrated administration of the Veronica Group as described in clause 5; or

(e)                                  use or (insofar as it can reasonably do so) allow to be used (except by the Company) any trade name used by the Company at Signing or any other name intended or likely to be confused with such a trade name, except as provided for in the License Agreement; or

(f)                                    sell or Encumber its interest or any part thereof in Veronica Merken B.V. to a third party, except for the rights of pledge for the benefit of (i) Sky Radio Ltd. under its license agreement with Veronica Merken B.V., and (ii) SBS for the security of payment by Veronica of its obligations under clause 13.4 of this agreement in case of a breach of this subclause (f); or

(g)                                 use or (insofar as it can reasonably do so) allow to be used any of the Veronica Trademarks or Veronica Domain Names, as defined in the License Agreement, for any of the services and products set out in article 2.1(a) to (f) in the License Agreement for the term thereof.

13

The provisions of this clause 13.1 do not have any effect whatsoever on the provisions in the License Agreement and the provisions of this clause 13 and the provisions of the License Agreement shall apply concurrently.

13.2                           For the purposes of this clause:

(a)                                  Veronica is concerned in a business if it carries it on as principal or agent or if:

(i)                                     it is a partner, director, employee, secondee, consultant or agent in, of or to any person who carries on the business; or

(ii)                                  it has any direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business; or

(iii)                               it is a partner, director, employee, secondee, consultant or agent in, of or to any person who has a direct or indirect financial interest (as shareholder or otherwise) in any person who carried on the business, disregarding any interest held in Race Report Uitgeverij B.V. and Sky Radio Limited and disregarding any financial interest of a person in securities which are held for investment purposes only if that person, Veronica and any member of Veronica’s Group, including the Association, (the Investors) are together interested in securities which amount to less than 10% of the issued securities of that class and which, in all circumstances, carry less than 10% of the voting rights (if any) attaching to the issued securities of that class, and provided that none of the Investors is involved in the management of the business of the issuer of the securities or of any person connected with it other than by the exercise of voting rights attaching to the securities; and

(b)                                 references to a company (including Veronica) include its successors in business.

13.3                           Each of the restrictions in each paragraph or subclause above shall be enforceable by SBS independently of each of the others and its validity shall not be affected if any of the others is invalid.

13.4                           In the event of a breach of the duties of Veronica under clause 11.1 (a), (b), (d), (e), (f) and (g) and Veronica has not remedied such breach within 30 days after due written notification by SBS of the breach in accordance with clause 15, Veronica shall pay to SBS or, at SBS’s sole option, to the Company, the sum of Euro 1,000,000 for each breach and, in addition, the sum of Euro 50,000 for each day that Veronica continues to be in breach, without the need of a court order and without prejudice to any right of SBS or the Company to recover damages in excess of the amounts specified in this clause. The provisions of clause 10.10 shall apply if  payment of the penalty is due under this clause. The Parties acknowledge the importance of the non-competition and confidentiality obligations in this clause for SBS and that such amounts represent a genuine and reasonable estimate of the damage likely to be suffered by SBS or the Company if Veronica breaches any of its obligations under this clause.

14.                               CONFIDENTIALITY

14.1                           Neither Party shall make or permit any person connected with it to make any announcement concerning the transactions contemplated in this agreement and related agreements or any ancillary matter before, on or after Signing.

14.2                           SBS shall and shall procure that:

14

(a)                                  each member of SBS’s Group from time to time shall keep confidential all information provided to it by or on behalf of Veronica or otherwise obtained by or in connection with this agreement which relates to Veronica or any member of Veronica’s Group; and

(b)                                 if after Signing the Company holds confidential information relating to Veronica or Veronica’s Group, it shall keep that information confidential and, to the extent reasonably practicable, shall return that information to Veronica or destroy it, in each case without retaining copies.

14.3                           Veronica shall and shall procure that:

(a)                                  Veronica’s Group from time to time shall keep confidential all information provided to it by or on behalf of SBS or otherwise obtained by or in connection with this Agreement which relates to SBS any member of SBS’s Group, including the Company; and

(b)                                 if after Signing Veronica holds confidential information relating to the Company, it shall keep that information confidential and, to the extent reasonably practicable, shall return that information to SBS or destroy it, in each case without retaining copies.

14.4                           Nothing in this clause prevents any announcement being made or any confidential information being disclosed:

(a)                                  with the written approval of the other Party, which in the case of any announcement shall not be unreasonably withheld or delayed; or

(b)                                 to the extent required by law or any competent regulatory body, but a Party required to disclose any confidential information shall promptly notify the other Party, where practicable and lawful to do so, before disclosure occurs and co-operate with the other Party regarding the timing and content of such disclosure or any action which the other Party may reasonably elect to take to challenge the validity of such requirement.

14.5                           Nothing in this clause prevents disclosure of confidential information by either Party:

(a)                                  to the extent that the information is in or comes into the public domain other than as a result of a breach of any undertaking or duty of confidentiality by that Party/any person; or

(b)                                 to that Party’s professional advisers, auditors or bankers, but before any disclosure to any such person the relevant Party shall procure that he is made aware of the terms of this clause and shall use its best endeavours to procure that each such person adheres to those terms as if he were bound by the provisions of this clause.

15.                               NOTICES

15.1                           Any notice or other formal communication given under this agreement (which includes fax, but not email) must be in writing and may be delivered in person, or sent by post or fax to the Party to be served at its address appearing in this agreement as follows:

(a)                                  to Veronica at:

15

Veronica Holding B.V.

Olympia 2A

1213 NT Hilversum

Fax: +31 35 6463355

marked for the attention of: Mr. Peter Kuipers

with a copy to:                 Nauta Dutilh N.V.

Mr. Peter Goes

Weena 750

3014 DA Rotterdam

Postbus 1110

3000 BC Rotterdam

Fax: +31 10 2240007

(b)                                 to SBS at:

SBS Broadcasting B.V.

Rietlandpark 333

1019 DW  Amsterdam

Fax:  +31 20 800 74 80

marked for the attention of: Business Manager

Mr. Andre Kreuzen

with a copy to: SBS Services B.V.

General Counsel

Mr. Erik Moe

Fax: +31 20 519 19 96

or at such other address or fax number as it may notify to the other Party under this clause.  Any notice or other document sent by post shall be sent by registered mail.

15.2                           Any notice or other communication shall be deemed to have been given:

(a)                                  if delivered in person, at the time of delivery; or

(b)                                 if sent by registered mail, at 10.00 a.m. on the second Business Day after it was put into the post; or

16

(c)                                  if sent by fax, on the date of transmission, if transmitted before 3.00 p.m. (local time at the place of destination) on any Business Day and in any other case on the Business Day following the date of transmission.

15.3                           In proving the giving of a notice or other formal communication it shall be sufficient to prove that delivery in person was made or that the envelope containing the communication was properly addressed and posted, either by registered mail or that the fax was properly addressed and transmitted, as the case may be.

16.                               FURTHER ASSURANCES

16.1                           On or after Signing Veronica shall, at SBS’s cost and expense, execute and do (or procure to be executed and done by any other necessary party) all such deeds, documents, acts and things as SBS may from time to time require in order to vest any of the Shares in SBS or as otherwise may be necessary to give full effect to this agreement.

16.2                           In relation to the Company, Veronica shall procure the convening of all meetings, the giving of all waivers and consents and the passing of all resolutions as are necessary under its constitution or any agreement or obligation affecting it to give effect to this agreement.

16.3                           In the event that Veronica or any member of its Group receives any amounts which are due to the Company and not to Veronica or any member of its Group, Veronica shall and shall procure that such amounts shall be transferred to the bank account of the Company with the ABM AMRO Bank account number 44.92.10.383 within three Business Days following receipt of such amount. If Veronica fails to make such payment on time, the provisions of clause 18.2 shall apply.

16.4                           During a period of three years following Signing Veronica shall not Encumber or transfer the Consideration Shares to a third party or grant an option, in the widest sense of the word, to a third party to acquire the Consideration Shares, it being understood that it may transfer the Consideration Shares to SBS in accordance with the provisions of this agreement.

16.5                           During a period of three years following Signing SBS shall not transfer the Shares or the assets belonging to the Companies to a third party, or depreciate on the value of any license under the License Agreement which would result in a breach of the conditions of the tax ruling that will be attached hereto at Completion in the schedule headed “Tax Ruling”, unless approved by the Dutch tax authorities.

16.6                           If the Tax Ruling, as attached hereto in the schedule headed “Tax Ruling”, is revoked by the tax authorities, SBS or the Company will indemnify Veronica for the net financial tax losses incurred by Veronica up to a maximum amount equal to the net present value of the net tax benefits (taking into account the deferred value of the tax benefit) received by SBS or the Company from an increased basis for depreciation of SBS’s investment in the Company and from an increased basis for depreciation for the Company, unless such revocation results from an act or omission of Veronica. If the Tax Ruling is revoked and Veronica Digitaal B.V. and/or Veronica Litho B.V. are held liable and subsequently pay taxes that would otherwise be payable by Veronica pursuant to article 39 of the Tax Collection Act (Invorderingswet), any amounts to be paid by SBS or the Company under this clause 16.6 will be reduced by an amount equal to such tax payments.

17.                               ASSIGNMENTS

Neither Party may assign any of its rights or transfer any of the obligations under this agreement without the prior written consent of the other Party save that SBS’s rights under

17

this agreement may be assigned by SBS to any other member of SBS’s Group and by such member to any other member of SBS’s Group (provided that if such an assignee ceases to be a member of SBS’s Group it shall first assign such rights to a member of SBS’s Group). SBS agrees to notify Veronica as soon as reasonably practicable after any such assignment.

18.                               PAYMENTS

18.1                           Unless otherwise expressly stated all payments to be made under this agreement shall be made in Euro to the Party to be paid, or where required to be paid to the Notary, the Notary as follows:

(a)                                  to Veronica  at:

bank:                                                                                                                   ABN AMRO Bank

account number:                                                       48 12 48 676

or such other account as Veronica may specify; and

(b)                                 to SBS  at:

bank:                                                                                                                   ING Bank

account number:                                                       65 37 66 025

or such other account as SBS may specify;

18.2                           Save as otherwise specifically set out in this agreement, if a Party defaults in the payment when due of any sum payable under this agreement, it shall pay interest on that sum from the date on which payment is due until the date of actual payment (as well after as before judgment) at an annual rate equal to the statutory rate of the Dutch Central Bank (wettelijke rente), which interest shall accrue from day to day and be compounded monthly.

18.3                           If a Party is required by law to make a deduction or withholding in respect of any sum payable under this agreement, that Party shall, at the same time as the sum which is the subject of the deduction or withholding is payable, pay to the other Party such additional amount as shall be required to ensure that the net amount received by the first mentioned Party will equal the full amount which would have been received by it had no such deduction or withholding been required to be made.

19.                               GENERAL

19.1                           Each of the obligations, Warranties and undertakings set out in this agreement (excluding any obligation which is fully performed at Signing) shall continue in force after Signing and shall not be affected by the waiver of any Condition or notice given by SBS in respect of any Condition.

19.2                           Save as otherwise provided in this agreement, or as otherwise specifically agreed in writing by the Parties after the date of this agreement, each Party will pay the costs and expenses incurred by it in connection with the entering into, and completion of, this agreement, including without limitation in respect of their obligations in satisfying the Conditions and the other requirements for transferring the Shares.

18

19.3                           The fees and costs of the Notary in connection with the issue of the Consideration Shares will be paid by Purchaser.

19.4                           This agreement may be executed in any number of counterparts.  This has the same effect as if the signatures on the counterparts were on a single copy of this agreement.

19.5                           Unless explicitly stated otherwise in this agreement, the Parties waive their rights, if any, to annul, (partly) rescind, (partly) dissolve (ontbinden) or cancel this agreement, or to request annulment, (partial) rescission, (partial) dissolution (ontbinding) or cancellation of this agreement on the basis of articles 228 or 265, book 6 of the Dutch Civil Code.

19.6                           Except as expressly stated in this agreement, the terms of this agreement may be enforced only by a Party to this agreement or a Party’s permitted assigns or successors.  In the event any third Party stipulation (“derdenbeding”) contained in this agreement is accepted by any third Party, such third Party will not become a Party to this agreement.

20.                               GOVERNING LAW

20.1                           This agreement is governed by and shall be construed in accordance with the law of the Netherlands.

20.2                           Any power of attorney or other document executed in connection with this agreement or the transactions provided for in this agreement will be governed by and construed in accordance with the law of the Netherlands.

21.                               ARBITRATION

21.1                           Save as otherwise set out in this agreement, any dispute arising out of or in connection with this agreement (including questions in respect of the authority of the arbitrators) will be finally settled by arbitration in accordance with the rules of the Netherlands Arbitration Institute (“Nederlands Arbitrage Instituut”), provided that the parties have the right to settle any such dispute in summary proceedings (kort geding) and the right to obtain seizure.  The arbitral tribunal will be composed of three arbitrators appointed in accordance with those rules.  The place of the arbitration will be Amsterdam, the Netherlands. The language of the arbitration will be English. The arbitrators will decide according to the rules of law.

21.2                           This clause shall also apply to disputes arising in connection with agreements which are connected with this agreement, unless the relevant agreement expressly provides otherwise.

22.                               LANGUAGE

The language of this agreement and the transactions envisaged by it is English and all notices, demands, requests, statements, certificates or other documents or communications in connection with this agreement and the transactions envisaged by it shall be in English unless otherwise agreed.

This agreement has been signed by the Parties (or their duly authorised representatives) on the date stated at the beginning of this agreement.

19

SIGNATORIES

SIGNED by: Pieter Kuipers	) /s/ Pieter Kuipers
For and on behalf of:	)
VERONICA HOLDING B.V.	)

SIGNED by: Andre Kreuzen	) /s/ Andre Kreuzen
For and on behalf of:	)
SBS BROADCASTING B.V.	)

20

SCHEDULE 1

CONFORMED COPY

LICENCE AGREEMENT

between

Veronica Holding B.V.

as the Licensor

and

SBS Broadcasting B.V.

as the Licensee

1 September 2003

NautaDutilh

TABLE OF CONTENTS

Article	Contents

1	Definitions
2	Exclusive licence
3	The Residual Field of Use
4	Maintenance of the Licensed Trademarks / Recordal of the licence
5	Change of Licensed Trademarks / New Trademarks and New Domain Names
6	Domain name and homepage veronica.nl
7	Databases
8	Licence period and termination
9	Consequences of termination
10	Protection of the Veronica Trademarks
11	Warranties / indemnification
12	Confidential information
13	Costs
14	Assignment / transfer
15	Notices
16	No rescission / no nullification
17	General
18	Governing law, disputes and competent court

Annexes

1	List of Veronica Trademarks
2	List of Veronica Domain Names
3	(a) List of Licensed Trademarks
(b) List of Specified Licensed Trademarks
(c) List of Warranted Licensed Trademarks
(d) List of Warranted Licensed Trademarks to which 11.1(f) does not apply
4	(a) List of Licensed Domain Names
(b) List of Warranted Licensed Domain Names
5	Code of Conduct
6	Field of Use overview
7	Deed of Contribution
8	Deed of Adherence
9	Deed of Pledge

THE UNDERSIGNED:

1                                          VERONICA HOLDING B.V., a private company with limited liability organised under the laws of the Netherlands, having its corporate seat in Hilversum, the Netherlands and offices at Olympia 2A, 1213 NT, Hilversum, the Netherlands, hereinafter referred to as the “Licensor”, duly represented in this matter by Veronica Holding, hereby represented by its managing director, P. Kuipers;

and

2                                          SBS BROADCASTING B.V., a private company with limited liability organised under the laws of the Netherlands, having its corporate seat in Amsterdam, the Netherlands and offices at Rietlandpark 333, 1019 DW Amsterdam, the Netherlands, hereinafter referred to as the “Licensee”, duly represented in this matter by its business manager A.H.T. Kreuzen;                       ];

WHEREAS:

A                                      The Licensor is the exclusive owner of the Veronica Trademarks and the exclusive claimant of the Veronica Domain Names;

B                                        The Licensee is involved in the business of the production and broadcast of television programmes and other television related activities in the broadest sense;

C                                        The Licensee and Licensor have entered into a transfer agreement relating to the contribution by Licensor of the shares in Veronica Uitgeverij B.V., against an issue of (new) shares in the capital of the Licensee and a share purchase agreement relating to the sale by Licensor of all outstanding and issued share capital of Veronica Litho B.V. and Veronica Digitaal B.V. against the acceptance by the Licensee or a company designated by the Licensee of certain liabilities;

D                                       As part of the agreement referred to under recital C, the parties have agreed that the Licensor will grant the Licensee a perpetual and exclusive right to use certain Veronica Trademarks and Veronica Domain Names, and to sublicense such right, for television and television related activities and for printed media and related activities, in the broadest sense, under the terms and conditions as set forth in this Licence Agreement;

E                                         The Licensee is willing to accept such terms and conditions for this licence.

HAVE AGREED AS FOLLOWS:

Article 1 - Definitions

1.1                                 Unless the context requires otherwise, the following terms and expressions in this Licence Agreement shall have the following meaning:

Affiliate:	Any subsidiary or group company as defined in Article 2:24a and 2:24b of the Dutch Civil Code;

Annex:	Any annex to this Licence Agreement;

Code of Conduct:

The code of conduct for the use of the Licensed Trademarks and the Licensed Domain Names in the form as set out in Annex 5, to be signed on the Effective Date with the signing of this Licence Agreement;

Effective Date:	The day the last Party has executed this Licence Agreement;

Licence Agreement:	This licence agreement including the Annexes;

Licensed Domain Names:	The Veronica Domain Names as licensed to Licensee hereunder, specified in Annex 4 (a);

Licensed Trademarks:	The Veronica Trademarks as licensed to Licensee hereunder, specified in Annex 3(a);

New Domain Names:	Domain names consisting of the Licensed Trademarks or elements thereof that Licensee wishes to license in after the date hereof in conformity with article 5.5 of this Licence Agreement;

New Trademarks:

Trademarks consisting of the Licensed Trademarks or elements thereof that the Licensee wishes to have registered and licence in after the date hereof in conformity with article 5.3 of this Licence Agreement;

Parties:	The Licensor and the Licensee;

Residual Field of Use:

All commercial and non-commercial use of the Veronica Trademarks and/or the Veronica Domain Names for goods and services other than those that fall within the SBS Field of Use, the Veronica Field of Use and the Sky Field of Use;

SBS Field of Use:	The products and services for which the Licensor hereby grants SBS the right to use the Licensed Trademarks and the Licensed Domain Names, as set out in article 2.1;

Sky Field of Use:	The products and services for which the Licensor has granted Sky Radio Ltd. the right to use certain Veronica Trademarks and Veronica Domain Names, as set out in article 2.4(b);

Specified Licensed Trademarks:	The Licensed Trademarks, listed in Annex 3(b);

Veronica Domain Names:	The domain names listed in Annex 2;

Veronica Field of Use:	The products and services for which the Licensor may grant Vereniging Veronica the right to use the Veronica Trademarks and Veronica Domain Names, as set out in article 2.4(a);

Veronica Merken B.V.:

The legal entity in which Licensor shall , after the Effective Date, contribute the Veronica Trademarks and Veronica Domain Names and which legal entity shall adhere to this Licence Agreement with Licensee;

Veronica Trademarks:	The trademark registrations and trademark applications, unregistered marks and logos, including all copyrights, design rights and rights of a similar nature in the same, specified in Annex 1.

Veronica Web-site:	The web-site referred to in article 6.1

Warranted Licensed Domain Names:	The Licensed Domain Names as specified in Annex 4(b);

Warranted Licensed Trademarks:	The Licensed Trademarks specified in Annex 3(c);

1.2                                 Use of definitions: in this Licence Agreement, the use of the singular shall include the plural and vice versa.

Article 2 - Exclusive licence

2.1                                 The Licensor hereby grants to the Licensee a world-wide, exclusive and perpetual right to use the Licensed Trademarks and the Licensed Domain Names in connection with the following:

(a)                                  all television and other visual and audio-visual services and products which are perceivable by individuals via screens of any nature whatsoever, whether the relevant technology exists at the date of this Licence Agreement or is developed in the future, and howsoever distributed;

(b)                                 printed media, including but not limited to products and services consisting of printed copy devices, including but not limited to magazines and papers, meant for distribution to the public;

(c)                                  any and all events (excluding musical events) relating or in connection with the services and products mentioned under (a) and (b);

(d)                                 all services and products related to or in connection with any of the activities under (a) and (b), within and outside the company of the Licensee and its Affiliates such as, but without limitation e.g. on letterheads, personnel clothing, company cars, on web sites;

(e)                                  merchandising the Licensed Trademarks and Licensed Domain Names to the extent related to the activities mentioned under (a) and (b);

(f)                                    any and all services and products relating to or in connection with the rights granted under (a) and (b), including without limitation

(i)                                     the marketing, promotion and advertising of these services and products, via any present or future means, including but not limited to radio, television, Internet, telephone (e.g. WAP), direct mail, newspaper and magazine advertising, billboards, and posters and any other present or future means of advertising; and

(ii)                                  any spin-off activities and products relating to or in connection with the rights granted under (a) and (b), such as EPG services, web-site and mobile telecommunications services, ringtones and activities including without limitation SMS services and gaming, via any and all media and by all other methods now known or hereafter devised or developed, including but not limited to satellite, cable, wire, fibre, terrestrial over the air, home entertainment, software, hardware, internet, telephone (e.g. SMS, I-mode and WAP), all other forms of on-line and interactive and enhanced rights or media or similar applications or devices and, as far as screen originated: tape, disc, CD and/or DVD.

2.2                                 (a)                                  Only the Licensee may use the Veronica Trademarks and

the Veronica Domain Names in conjunction with or containing the words “tv”, “television”, “magazine”, “guide”, “electronic programme guide” and/or “epg”;

(b)                                 Only the Licensee may use the Veronica Trademarks and the Veronica Domain Names in conjunction with or containing the words “satellite” and/or “digital” as such;

(c)                                  The Licensee may only use the Veronica Trademarks and the Veronica Domain Names in conjunction with or containing the words “channel”, “mobile” and/or “internet” if used in combination with the word “tv” or “television” or with another clear reference to its printed media Field of Use (such as in combination with “magazine”);

(d)                                 The Licensee may use the Licensed Trademark (application) “Veronica Music Television “ only for one or more television programme(s) or television channel(s) and may use the Licensed Trademark (application) “Veronica Music Magazine “ only for one or more magazines;

(e)                                  The words indicated under (a), (b) and (c) above also refer to the translations of these words in another language.

2.3                                The licence granted hereunder is exclusive, meaning that the Licensor shall not use, or grant any licences to any third parties for use of, the Licensed Trademarks for the SBS Field of Use.

2.4                                Licensee hereby acknowledges and accepts that the Licensor has granted or shall grant rights to Vereniging Veronica and Sky Radio Ltd. for the use of certain Veronica Trademarks and/or the Veronica Domain Names for:

(a)                                  the Veronica Field of Use:

(i)                                     non-profit activities of Vereniging Veronica (“Verenigings activiteiten”);

(ii)                                  non-profit educational activities;

(iii)                               charity (“liefdadigheid”);

(iv)                              any and all non-profit events (including musical events).

Non-profit means that the activities of Vereniging Veronica under articles 2.4(a) (i) - (iv) may make a profit if the total estimated budget (including the estimated budgets of any Affiliates or third parties that, against payment by Vereniging Veronica, undertake the organisation or exploitation or assist Vereniging Veronica in these activities) is lower than €250,000 ex VAT. For the avoidance of doubt it is expressly stated that if the total estimated budget is higher than €250,000.- ex. VAT, the activities shall be considered to be outside of the scope of the Veronica Field of Use.

(b)                                 the Sky Field of Use:

(a)                                  For all radio and other audio services and products which are perceivable by individuals via loud speakers of any nature whatsoever, whether the relevant technology exists at the date of this Licence Agreement or is developed in the future, and howsoever distributed, including in particular (without limitation audio broadcasting and transmission and the exploitation of one or more radio stations (“the Radio Station(s)”);

(b)                                 any and all events relating or in connection with the services mentioned under (a) (including without limitation musical events, live performances, sponsoring and audio (re)broadcasting of audio pieces which were previously recorded and/or broadcast in whichever media);

(c)                                  all services related to or in connection with the services and products under (a), such as, but without limitation, use within and outside the company, e.g. on letterheads, personnel clothing, company cars and on web sites;

(d)                                 merchandising the Licensed Trademarks and Licensed Domain Names to the extent related to the activities mentioned under (a);

(e)                                  any and all services and products relating to or in connection with the rights granted under (a), including and without limitation,

(i)                                     the marketing, promotion and advertising, via all media and by all other methods, including but not limited to radio, television, Internet, telephone (e.g. WAP), direct mail, newspaper and magazine advertising, billboards, posters and any other present or future means of advertising, it being understood that insofar as printed media are concerned that are aimed at the general public or Radio Station(s)’ listeners, the Sky Field of Use shall exclude the publication and/or distribution, for commercial gain, of printed media under a name which includes the name “Veronica”, which restriction does not apply to business to business communication; and

(ii)                                  any spin-off activities and products relating to or in connection with the rights granted under (a), such as web-site and mobile telecommunications services, ringtones and activities including without limitation SMS services and gaming, via any and all media and by all other methods now known or hereafter devised or developed, including but not limited to satellite, cable, wire, fibre, terrestrial over the air, home entertainment, software, hardware, internet, telephone (e.g. SMS, I-mode and WAP), all other forms of on-line and interactive and enhanced rights or media or similar applications or devices and, as far as audio originated tape, disc, CD and/or DVD;

(c)                                  The fields of use as set out under article 2.1 and 2.4(a) and (b) are described and summarised by way of example and clarification in Annex 6 headed “Field of Use” overview. The Licensor will include the same in the license agreement with Sky Radio Ltd.

2.5                                 The Licensor has procured and shall procure that neither the licence to Sky Radio Ltd. (referred to in article 2.4(b)) nor the licence to Vereniging Veronica (referred to in article 2.4(a)) shall permit the relevant licensee to use, or permit any other party to use, the Veronica Trademarks and the Veronica Domain Names within the SBS Field of Use. This is subject to the Licensee’s acknowledgement of the Sky Field of Use and the Veronica Field of Use contained in article 2.4(a) and (b).

2.6                                 Other than the Licensee’s financial and other obligations as set out in the agreement referred to in recital C, no further payments by the Licensee to the Licensor shall be due for the rights granted hereunder to the Licensee.

2.7                                 The Licensee acknowledges that ownership of the Veronica Trademarks vests exclusively in the Licensor. The Licensee also acknowledges that the Licensor is the sole and exclusive rightful claimant of the Veronica Domain Names. The Licensee shall not obtain or claim any right, title or interest, of whatever nature, in or to any of the Veronica Trademarks or any of the Veronica Domain Names as a result of the Licensee’s use thereof under this Licence Agreement unless stipulated otherwise herein.

2.8                                 The Licensee warrants that it shall for the products and services set out in article 2.1 make such use of those of the Specified Licensed Trademarks listed in Annex 3(b) as is the minimum required by the applicable legislation to prevent the lapse of the Licensor’s rights in those Trademarks.

2.9                                 The Licensee shall only use the Licensed Trademarks and the Licensed Domain Names as authorised under this Licence Agreement.

2.10                           Neither Party shall use the Licensed Trademarks and/or the Licensed Domain Names in any way that will invalidate (excluding non-use for other marks than Specified Licensed Trademarks) or cause any of the Veronica Trademarks to become generic. The Licensee will not be considered to have caused a Veronica Trademark to become generic by not taking action against third parties. In the light of these requirements the Code of Conduct applies. If the Parties decide to grant licenses to use the Veronica Trademarks and/or the Veronica Domain Names to third parties, those third parties shall be bound by the Code of Conduct. Any changes and amendments to the Code of Conduct shall have to be mutually agreed upon between all the initial parties thereto;

2.11                           The Licensee shall:

(a)                                  in each edition of “Veronica Magazine” and “Satellite”, include the following notice in the colophon;

(b)                                 on its internet site “veronicatv.nl”, on the page “about Veronica”, which page shall be accessible via a button, include the following notice:

“VERONICA® is a trademark of Veronica Merken BV”

2.12                           The Licensee shall not:

(a)                                  use the Licensed Trademarks together or in conjunction with any other trademark(s), sign(s) or logo(s), (whether registered or not), unless the Licensed Trademarks are sufficiently distinguished from the surrounding and adjacent texts and graphics, except with the prior written consent of the Licensor, such consent not to be unreasonably withheld or delayed. It is hereby agreed that any use of the Licensed Trademarks in connection with a number symbol and/or any of the trademarks, logos, service marks or programme names of the Licensee shall be considered to be reasonable and shall be deemed approved by the Licensor;

(b)                                 do or authorise any third party to do any act that may invalidate or be inconsistent with the rights of the Licensor in the Licensed Trademarks and shall not omit or authorise any third party to omit or to do any act that, by its omission, may have that effect or character;

(c)                                  attack, question or dispute any rights of the Licensor in the Veronica Trademarks and the Veronica Domain Names. Insofar as the Specified Trademarks are concerned, article 2.12(c) will remain in effect during 1 (one) calendar year after termination of this Licence Agreement.

2.13                           Any and all use by the Licensee of the Licensed Trademarks outside of The

Netherlands is at the full risk and account of the Licensee. The Licensee hereby indemnifies the Licensor and holds the Licensor harmless against all losses, damages, costs, expenses and other liabilities (including, without limitation, all reasonable legal and other professional fees) incurred by the Licensor as a result of or in connection with such use.

Article 3 - The Residual Field of Use

3.1                                 The Parties agree that in the Residual Field of Use, the Veronica Trademarks and the Veronica Domain Names shall only be used within the scope of and in accordance with the Code of Conduct and as follows:

(a)                                  if either the Licensee, Sky Radio Ltd. or Veronica Holding B.V. (the Interested Parties) wish to make use, or is approached by a third party wishing to make use, whether commercial or non-commercial, of the Veronica Trademarks and/or the Veronica Domain Names in the Residual Field of Use it shall be required to make a proposal in writing, to be sent out both by fax and by registered mail to the (other) Interested Parties, setting out in sufficient detail how to jointly exploit the Veronica Trademarks and/or the Veronica Domain Names (the “Proposal”). The (other) Interested Parties shall confirm within 30 days following receipt of the Proposal, whether they wish to participate in the proposed exploitation. If an Interested Party does not respond within 30 days it will be deemed to have declined to participate in the proposed activity. The costs and profits of such exploitation shall be shared between the participating Interested Parties and/or third parties, if any, in a ratio to be agreed upon. In the Residual Field of Use the Veronica Trademarks and the Veronica Domain shall be exploited via a separate special purpose vehicle in which the participating Interested Parties and/or third parties, if any, shall hold an interest to be agreed upon.

(b)                                 upon receipt of the Proposal any Interested Party has the right to veto the Proposal, meaning the Proposal cannot be accepted or executed by the other Interested Parties, and the Licensor shall not grant a licence for the exploitation as per the Proposal, if the Interested Party has reasonable grounds to deem the use as set out in the Proposal detrimental to the image of the Veronica Trademarks and/or its interests under its respective Licence Agreement.

(c)                                  if one or more Interested Parties decline to participate in the proposed exploitation as per the relevant Proposal, the remaining participating Interested Parties and/or third parties, if any, may, subject to the prior agreement between all of the Interested Parties on a market value licence fee(s), jointly exploit them as per paragraph (a) and in accordance with the Code of Conduct and the agreed licence fee shall be paid to the non-participating Interested Parties.

Article 4 - Maintenance of the Licensed Trademarks / Recordal of the licence

4.1                                 The Licensor shall keep the Licensed Trademarks and the Licensed Domain Names duly registered for the duration of this Licence Agreement.

4.2                                 If a Licensed Trademark that is not a Warranted Licensed Trademark is up for renewal, the Licensor will consult with the Licensee whether the latter is using or plans on using this Licensed Trademark. If the Licensee indicates such is not the case the Licensor has the right to abandon the registration of such Licensed Trademark. Costs of renewal will be for the Licensee, pro rata parte if the relevant trademark is Licensed to more than one Licensee.

4.3                                 The Licensor will instruct its trademark agent to provide the Licensee with copies of any and all correspondence in respect of the maintenance and renewal of the Licensed Trademarks and the Licensed Domain Names.

4.4                                 The Licensor, after the signing of this Licence Agreement by the Parties, shall have the licence on the Licensed Trademarks granted to the Licensee hereunder recorded in the relevant trademark registers with respect to these Licensed Trademarks for which Licensee requests such recordal. The Licensee shall bear the costs of this registration. The Licensor shall provide the Licensee with copies of the certificates of registration.

4.5                                 The Licensor hereby grants to the Licensee an irrevocable power of attorney to sign all documents and to carry out all acts on behalf of the Licensor to comply with articles 4.1, 4.3 and 4.4 if the Licensor, after having been given written notice requiring it to comply with these articles, within 14 days fails to fulfil any of its obligations set out in those articles. The Licensor shall immediately on demand reimburse all reasonable expenses incurred by the Licensee in exercising this power of attorney, except for the costs for the recordal mentioned in article 4.4.

Article 5 - Change of Licensed Trademarks / New Trademarks and New Domain Names

5.1(a)                   Subject to the provisions of this article 5.1, Licensee shall have the right to further develop, adapt, amend, modify and translate the Licensed Trademarks (“Brand Variation”), and to use any such Brand Variation in relation to the SBS Field of Use.

5.1(b)                  The Licensee may, when using the Licensed Trademarks, in its own discretion change or redesign these as long as the redesigned or changed Licensed Trademarks retain the same “look and feel” and the change or redesign does not substantially affect the brand recognition in the market of the Licensed Trademarks.

5.1. (c)             The Licensee may not, when using the Licensed Trademarks, change the distinctive element nor act outside the scope of article 5.1(b) without the Licensor’s prior written consent. For the purposes of this Licence Agreement, the Parties agree that the distinctive element of the Licensed Trademarks is the word “veronica”.

5.1(d)                  Licensee shall, as soon as reasonably possible, inform Licensor of any changes and redesigns and Licensor shall inform its other licensees. The obligation to inform shall not apply and no consent of the Licensor will be required for incidental Brand Variation, such as temporary use of the Licensed Trademarks written backwards, mirror wise or with omission of certain letters, colour variation (with respect to registered colour marks), variation on jingles, and addition of graphic elements.

5.1(e)                   Licensee shall allow, and shall procure that Sky Radio Ltd and Vereniging Veronica will be able to use the changed or redesigned marks for their fields of use by providing (at no cost) the artwork resulting from such redesign or change (also if this is registered as a New Trademark) upon request, or by using its reasonable best efforts to procure that a third party that holds copyrights in redesigns or changes is willing to grant a licence to such other licensees.

5.1(f)                     If any copyrights or other ancillary rights of any nature whatsoever in the Veronica Trademarks or Veronica Domain Names (including New Trademarks and New Domain Names) should arise on the side of Licensee or its Affiliates or sub-licensees, Licensee shall not, and shall procure that its Affiliates and sub-licensees shall not, hold such rights against Licensor or any of Licensor’s other licensees.

5.2                                 Licensor shall impose similar obligations on its other licensees as imposed on Licensee in article 5.1(c), 5.1(d), 5.1(e) and 5.1(f).

5.3                                 If the Licensee wishes to have filed and registered for the SBS Field of Use certain trademarks consisting of the Licensed Trademarks or elements thereof or any unregistered marks, logo’s or taglines or the like, not listed in Annex 1 but used by the Licensor and/or its Affiliates before the date of signing of this Licence Agreement, inside or outside of the territories where these are currently registered or in any such (additional) classes that fall within the SBS Field of Use mentioned under 2.1 (“New Trademarks”), it shall request the Licensor in writing to do so. The Licensor, within a reasonable term after receipt of the Licensee’s request and at the Licensee’s expense, shall apply or file for and register the requested New Trademark at least for the class headings of the international class 38 and 41 insofar the SBS Field of Use as set out in article 2.1(a) is concerned and/or for the international classes 16 insofar as the SBS Field of Use as set out in article 2.1(b) is concerned and for any such additional classes that fall within the SBS Field of Use mentioned under 2.1 It is understood that the New Trademarks cannot consist of the Veronica Trademarks as registered or applied for at the date hereof.

5.4                                 Any and all filings, applications and registrations of New Trademarks by Licensee shall be in the name of the Licensor only, but shall be made for the sole expense and risk of the Licensee. The Licensee indemnifies the Licensor against any and all damages and costs the Licensor may suffer as a result of claims by other licensees under the Veronica Trademarks and/or third parties in connection with such filing and/or registration or the use thereof by the Licensee in or outside of The Netherlands. The filing or application, and, upon registration, this registration, shall automatically form part of the Licensed Trademarks hereunder.

5.5                                 The Licensee may register in its own name new domain names that consist of the Licensed Trademarks or part(s) thereof and that relate to the SBS Field of Use (“New Domain Names”). The Licensee shall transfer such New Domain Names to the Licensor within 14 days after having obtained such New Domain Names or within such shorter time as will remain until the end of this Licence Agreement if the Licensee has registered a New Domain Name within less than 14 days before the expiry of this Licence Agreement.

5.6                                 The Licensor shall not use or licence any New Trademarks and New Domain Names out to any of its other licensees under the Veronica Trademarks and/or the Veronica Domain Names without the Licensee’s prior written consent, which consent shall not be unreasonably withheld or delayed. A reasonable ground for refusing consent may be, for example, that the licensee that requests to use the New Trademarks or New Domain Names is not willing to, within reasonably limits, reimburse the Licensee for its investments in the New Trademarks or the New Domain Names, or wishes to use the New Trademarks or New Domain Names within the SBS Field of Use. The foregoing likewise applies to the Licensee if any of the Licensor’s other licensees under the Veronica Trademarks initiates the filing and registration of New Trademarks or New Domain Names and the Licensee wishes to use these New Trademarks or New Domain Names.

Article 6 - Domain name and homepage veronica.nl

6.1                                 The Licensor shall at its own cost maintain in existence a web-site under the domain name <veronica.nl>.

6.2                                 The Licensor shall ensure that four hyperlink buttons of equal size and substantially equal prominence appear on the first web-page of this web-site and are in accordance with the layout and technical specifications agreed in good faith between the Licensor, the Licensee and Sky, which hyperlink buttons shall respectively provide hyperlinks to:

(i)                                                                                     the web-site with the domain name URL <veronicatv.nl>;

(ii)                                                                                  the web-site with the domain name <veronicamagazine.nl>;

(iii)                                                                               the web-site with the domain name URL <verenigingveronica.nl>; and

(iv)                                                                              the web-site with the domain name URL <veronicaradio.nl>.

6.3                                 The Licensee shall, no later than 31 October 2005, on the web-site with the domain name <veronicatv.nl> provide a hyperlink to the website with the domain name <veronica.nl>.

6.4                                 The Licensor and the Licensee agree that the web site as mentioned in article 6.1 may be used by Veronica Merken B.V., the Licensee, Sky Radio Ltd. and Vereniging Veronica under the Veronica Trademarks as the central (portal) web-site of Licensee, Sky Radio Ltd. and the Vereniging Veronica. Any advertising revenues or other revenues in relation to the Veronica Web-site received by the Licensor shall be divided between the Licensor, the Licensee, the Vereniging and Sky and paid in the manner to be agreed between these parties as soon as reasonably possible.

Article 7 - Databases

7.1                                 (a)                                  Under the transfer agreement referred to in recital C, the Licensee has obtained all database rights and copyrights in the database of (i) subscribers to the magazines known as Veronica Magazine and (Veronica) Satellite and (ii) members of Vereniging Veronica. Parties agree that all new subscribers to the magazine known as “Veronica Magazine” shall, as long as Vereniging Veronica retains the same legal form, automatically be administered as member of Vereniging Veronica (“lid/abonnee”).

(b)                                 The Licensee will, at the written request of Vereniging Veronica distribute a mailing solely for the Veronica Field of Use to the members of the Vereniging at cost 2 times per year. The Licensor acknowledges that it has no right to use or receive the data in the databases mentioned in article 7.1(a) until further agreement is reached with the Licensee.

(c)                                  The Licensor agrees and warrants that it will not, nor will it allow any Affiliate (including Vereniging Veronica), or a third party to directly or indirectly use any of the membership data it owns on the date hereof or after the date hereof, whether or not directly or indirectly derived from the databases mentioned under (a), for any activities competitive with the SBS Field of Use, including but not limited to any public or commercial audiovisual broadcasting or printed media activities.

7.2.                              The Licensee shall, against payment of the technical costs at cost, reserve for Vereniging Veronica in Veronica Magazine up to 12 advertorial pages per calendar year to be used at the discretion of Vereniging Veronica. If Vereniging Veronica wishes to use more than one full page in a certain month it will have to consult with Veronica Uitgeverij B.V.  Vereniging Veronica and Veronica Uitgeverij B.V. will contact directly as to the manner and time of delivery to Veronica Uitgeverij B.V. of the information to be published in Veronica Magazine in accordance with the advertorial conditions in use by Veronica Uitgeverij B.V.

7.3                                 The Licensee agrees to maintain at cost the database of members of Vereniging Veronica and, from time to time, to update that database with all relevant data provided by Vereniging Veronica, provided that this data is supplied to the Licensee in accordance with all applicable privacy legislation (including the “Wet Bescherming Persoonsgegevens”). The Parties acknowledge and agree that all intellectual property rights in the revised and updated database shall belong to the Licensee. The Licensor shall procure that the Vereniging Veronica shall transfer any intellectual property rights that it may acquire in and to any such data to the Licensee in full and without any limitation or encumbrance so that the Licensee is the sole and absolute owner thereof.

7.4                                 After termination of this Licence Agreement, the Licensee will provide Vereniging Veronica with a list of Vereniging Veronica’s members as administered by the Licensee within a month after Vereniging Veronica has committed itself in writing to an identical obligation Licensor has committed itself to under article 7.1(c) and article 14.1 of this Licence Agreement. Such obligation on Vereniging Veronica will have effect for a period of 5 (five) years from the date of provision of the data by Licensee to Vereniging Veronica.

Article 8 - Licence period / termination

8.1                                 This Licence Agreement shall commence on the Effective Date and shall continue in force until terminated under the provisions of this article 8.

8.2                                 The Licensor, without prejudice to its right to bring an action for damages, shall only be entitled to terminate this Licence Agreement with immediate effect by giving written notice to the Licensee upon the occurrence of any of the following events:

(a)                                  if the Licensee is no longer active in any audio-visual services;

(b)                                 if the Licensee petitions for or consents to any relief under bankruptcy, reorganisation, receivership, insolvency, compromise or similar laws or statutes, or if the Licensee consents to the appointment of a receiver, liquidator, trustee or assignee in bankruptcy of all or a substantial part of its assets or if the Licensee makes an assignment for benefit of, or composition with, creditors;

(c)                                  if the Licensee is dissolved or all of its business is liquidated, wound up, discontinued, or any decision is taken in this respect.

8.3                                 The Licensor, without prejudice to its right to bring an action for damages and/or specific performance, shall only be entitled to terminate this Licence Agreement if the Licensee is in material breach of its obligations to the Licensor hereunder and has failed to remedy such breach within 60 (sixty) days after the Licensor has given written notice requesting the Licensee to remedy the breach and the Parties are unable to come to another solution at CEO level before the end of the 60 days’ term. Unless expressly provide otherwise hereunder,  any notice of termination given by the Licensor under this article 8.3 shall take effect, and this Licence Agreement (or the relevant part thereof) shall terminate, 9 (nine) calendar months after the date of receipt of the Licensor’s notice by the Licensee or at such earlier date as the Licensee elects.

8.4                                 Where the Licensor terminates this Licence Agreement under article 8.2(a), (b) or (c) the Licence Agreement terminates in its entirety.

8.5                                 Where the Licensor terminates, within 3 (three) years after the Effective Date, this Licence Agreement under article 8.3, and the Licensee’s breach relates solely to the television and audio-visual services this Licence Agreement will terminate in its entirety. In said case, with respect to printed media the termination will have effect 2 (two) calendar years after the date of termination whereas with respect to television and audiovisual services, the 9 (nine) months period of article 8.5 will apply .

8.6                                 (a)                                  Where the Licensor term             inates this Licence Agreement under article 8.3 and the Licensee’s breach relates solely to one of the magazines (e.g. at the date hereof Veronica Magazine and Satellite) published by Licensee in the SBS printed media Field of Use as defined in article 2.1(b), the termination will not apply to other magazines published by Licensee in the SBS printed media Field of Use in article 2.1(b) of this Licence Agreement.

(b)                                 Where the Licensor terminates this Licence Agreement under article 8.3 and the Licensee’s breach relates solely to part of the printed media, and, after three years after entering into this Licence Agreement, solely to the television and audiovisual services, the Licence Agreement shall only terminate for the relevant part of the Field of Use (either article 2.1(a) or 2.1(b) with due observance of article 8.6(a)) to which the breach relates.

8.7.                              Where the Licensor terminates this Licence Agreement the Licensee shall, immediately upon the expiry of the 9 (nine) months period as set out in article 8.3, or if applicable, the 2 (two) years period mentioned in article 8.5,  have ceased and shall desist from any and all use of the Licensed

Trademarks and the Licensed Domain Names for those products or services for which this Licence Agreement was terminated.

8.8                                 This Licence Agreement shall continue in force if:

(i)                                     the Licensor petitions for or consents to any relief under bankruptcy, reorganisation, receivership, insolvency, compromise or similar laws or statutes, or the Licensor consents to the appointment of a receiver, liquidator, trustee or assignee in bankruptcy of all or a substantial part of its assets or the Licensor makes an assignment for benefit of, or composition with, creditors; or;

(ii)                                  the Licensor is dissolved or its business is in whole or in part, liquidated, wound up, discontinued, or any decision is taken in this respect;

for the event that either (i) or (ii) above occurs, the Licensor here and now grants to the Licensee the option (“bindend-aanbod”) to sell and transfer in full and without any limitation or encumbrance other than agreed or acknowledged by the Licensee in this Licence Agreement, the Veronica Trademarks and the Veronica Domain Names (and the registrations thereof) to an entity to be indicated by the Licensee for the sum of € 1 (one) Euro ex. VAT.

8.9                                 The Licensee may terminate this Licence Agreement by way of written notice under observance of a termination period of at least 6 (six) months.

8.10                           Where the Licensee terminates this Licence Agreement it shall, immediately after the termination period as set out in article 8.9, cease and desist from any and all use of the Licensed Trademarks and the Licensed Domain Names.

8.11                           Upon expiry of the termination periods stipulated in the articles 8.3, 8.5 and 8.10 hereof the Licensor shall cease and desist and, if the Licensee in its consent mentioned in article 5.6 has stipulated that the other licensee(s)  must cease the use of the New Trademarks upon the expiry of this License Agreement with the Licensee, shall cause any of its licensees to cease and desist any and all use of all of the New Domain Names and New Trademarks. The foregoing , including the licensee’s right to stipulate as stated, only applies insofar these New Trademarks contain trademarks, brands or names of programs of the Licensee and do not solely consist of Veronica Trademarks as at the Effective Date.

8.12                           The Licensor and the Licensee shall, upon expiry of the termination periods stipulated in the articles 8.7 and 8.10 hereof, have jointly instructed the deletion of the registration of the Licensee’s licences on the Licensed Trademarks in the relevant trademarks register(s). The Licensee hereby grants to the Licensor an irrevocable power of attorney to sign all documents and to carry out all acts on behalf of the Licensee to comply with this article 8.12 if the Licensee, after having been given written notice requiring it to comply with these articles, within 14 days fails to fulfil any of its obligations set out in this article. The Licensee shall immediately on demand reimburse all reasonable expenses incurred by the Licensor in exercising this power of attorney.

Article 9 - Consequences of termination

9.1                                 Upon termination of this Licence Agreement by the Licensor due to an unremedied breach by the Licensee as set out in article 8.3 the Licensee shall have no right against the Licensor for compensation for loss of licence rights, loss of goodwill or any similar or other financial loss.

9.2                                 Articles 7.1(c) and 12.1 of this Licence Agreement shall continue in force and shall survive any termination, for whatever reason, including but not limited to (part) rescission, of this Licence Agreement. Article 7.1(c) will expire 5 (five) years after termination of this Licence Agreement or so much later as Vereniging Veronica has committed itself vis-à-vis Licensee in accordance with article 7.4.

Article 10 - Protection of the Veronica Trademarks

10.1                           If either Party determines that there is a material infringement of the Licensed Trademarks by a third party, not being another licensee under the Veronica Trademarks (‘material’ meaning that the reputation of the Licensed Trademarks and/or the interests of Licensee and/or Licensor under this Licence Agreement could be seriously harmed or jeopardized) it shall send the other Party a written notice informing it of the material infringement. Within a maximum of three working days after receipt of the notice by the other Party, the Licensee and the Licensor shall discuss the course of action to be taken. After such consultation with the Licensor the Licensee has the right to take action, including bringing a legal action in the name of the Licensor, as it in its discretion sees fit, provided that prior to taking such action the Licensee has notified the other licensees under the Veronica Trademarks, if any, of the infringement and invited them to participate in the action to claim their damages resulting from said infringement, if any. For the purpose of such action the Licensor hereby grants to the Licensee an irrevocable power of attorney to act in the Licensor’s name and to sign all documents and to carry out all acts on behalf of the Licensor. This power of attorney includes the right to, on behalf of the Licensor, claim damages and surrender of profits as set out in article 13A paragraph 4 of the Benelux Trademark Act. The costs of and any damages awarded in respect of such actions will be paid by or respectively be for the benefit of the Party incurring the costs or damages. The Licensee will keep the

Licensor duly informed of any legal actions taken on the basis of this power of attorney. The Parties agree not to settle or agree to any compromise of its claim or action without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

10.2                           Each of the Licensee and the Licensor agree to notify the other as soon as reasonably possible after becoming aware that a third party is bringing, or may bring, a claim or action for infringement of that third party’s intellectual property rights which relates to the Licensed Trademarks and/or the Licensed Domain Names.

10.3                           If a third party claims that the Licensee, by using the Licensed Trademarks and/or the Licensed Domain Names, infringes upon its intellectual property rights, the Licensee has the right to, at its own expense, dispute, in or out of court, any such claim. The Licensee shall at all times consult with the Licensor on the course of action to be taken. The Licensee agrees not to settle or agree to any compromise of the third party’s claim or action without the prior written consent of the Licensor, which consent shall not be unreasonably withheld or delayed.

Article 11 - Warranties / indemnification

11.1                           The Licensor represents and warrants with respect to the Warranted Licensed Trademarks listed in Annex 3(c) and the Licensed Domain Names listed in Annex 4(a):

(a)                                  that it is entitled to enter into this Licence Agreement and to grant the licence granted hereunder;

(b)                                 that it has not and shall not grant a licence to use the Veronica Trademarks and/or the Veronica Domain Names for the SBS Field

of Use to any other party, subject to Licensee’s acknowledgement of the Veronica Field of Use and Sky Field of Use;

(c)                                  that it shall itself not use the Veronica Trademarks and/or the Veronica Domain Names for the SBS Field of Use;

(d)                                 that it is the sole and absolute owner of the Licensed Trademarks;

(e)                                  that it is the sole and absolute claimant of the Licensed Domain Names;

(f)                                    that the use of the Licensed Trademarks and the Licensed Domain Names by the Licensee in accordance with this Licence Agreement within the Netherlands (or, where the Licensed Domain Names are concerned, for web-sites specifically aimed at The Netherlands) does not infringe any intellectual property rights of any third parties.

(g)                                 that, on the date hereof, the Licensed Trademarks are validly applied for or registered in the trademark registries for the classes as set out in Annex 3;

(h)                                 that, on the date hereof, the Licensed Domain Names are registered in the name of the Licensor;

(i)                                     that the registrations of the Licensed Trademarks are sufficient for the services and products for which the licence set out in article 2.1 under (a) and (b) is granted;

(j)                                     the making of and the performance of its obligations under this Licence Agreement does not conflict with any other obligations of the Licensor.

(k)                                  that, on the date hereof, none of the Licensed Domain Names and Licensed Trademarks are subject to any encumbrance or any agreement or commitment to give or create any encumbrance, and no person has claimed to be entitled to any of the foregoing, with the exception of the license to Sky Radio Ltd. and Vereniging Veronica with respect to the Sky Field of Use and the Veronica Field of Use and possible equally ranking rights of pledge of Sky Radio Ltd.

11.2                           Without prejudice to the Licensee’s right to sue for breach of representation and warranty, the Licensor shall have the right to terminate this Licence Agreement in respect of a Licensed Trademark only with immediate effect if and when a court has established (with no further rights of appeal available to the Licensee) that the Licensee’s use of that Licensed Trademark infringes the intellectual property rights of a third party. Where the court ruling relates only to the use of a Licensed Trademark for certain television and audio-visual services, the termination shall only apply to the licence to use of that relevant Licensed Trademark and only in respect of such television and audio-visual services. Where the court ruling relates only to the use of the Licensed Trademark for certain printed media, the termination shall only apply to the licence to use that Licensed Trademark and only in respect of such printed media. Where the court ruling relates both to television and audio-visual services and to printed media, this Licence Agreement shall terminate in respect only of the affected Licensed Trademark and/or services and products. Article 8.11 and 8.12 apply to the consequences of the immediate termination by the Licensor under this article 11.2.

11.3                           The Licensor indemnifies the Licensee and those sub-licensees that are approved by the Licensor under article 14.5 hereof, against all losses, damages, costs, expenses and other liabilities (including, without limitation, all reasonable legal and other professional fees) incurred by the Licensee and its sub-licensees as a result of a breach of the warranty as set out under article 11.1(f), it being understood that Licensee will be entitled to settle such claims at reasonable terms and conditions, given the nature of the claim and all the specific circumstances. Licensee will inform Licensor timely before any such settlement is reached. The warranty as set out under article 11.1(f) does not apply to the Warranted Licensed Trademarks as set out in Annex 3(d).

11.4                           The Licensor agrees not to admit liability or to settle or agree to any compromise of any claim or action brought by a third party for infringement of that third party’s intellectual property rights which relates to the Licensed Trademarks and/or the Licensed Domain Names without the prior written consent of the Licensee, which consent shall not unreasonably be withheld or delayed.

Article 12 - Confidential information

12.1                           The Licensor and the Licensee each agree to treat in all respects as confidential any and all commercial information disclosed to it by the other party at any time during the term of this Licence Agreement and for 5 (five) years following the termination thereof, except:

(a)                                  as explicitly otherwise provided in this Licence Agreement;

(b)                                 to the extent required by law or any competent authority;

(c)                                  to their professional advisers subject to a duty of confidentiality and only to the extent necessary for any lawful purpose; and

(d)                                 to the extent that at the date hereof or hereafter such information is or shall become public knowledge otherwise than through improper disclosure by any person.

12.2                           The Licensee agrees that the Licensor may use deliver a copy of this License Agreement to its trade mark agent solely for internal use, presently Knijff and Partners in Weesp, The Netherlands.

Article 13 - Costs

13.1                           Except where explicitly provided otherwise herein, each Party bears its own costs in connection with the preparation, negotiation, signing or performance of this Licence Agreement.

Article 14 - Assignment / transfer

14.1                           (a)                                  The Licensor shall not assign, transfer or encumber the Warranted Licensed Trademarks and/or the Warranted Licensed Domain Names and/or any of its rights under this Licence Agreement other than in the context of the contribution in kind against the issuance of shares as contemplated in accordance with article 14.9 of this Licence Agreement. In case of such assignment, transfer or encumbrance of the Warranted Licensed Trademarks that is not remedied within 60 (sixty) days after receipt of a notice from the Licensee requesting the remedy of such assignment, transfer or encumbrance, the Licensor immediately forfeits to the Licensee a penalty of €5,000,000 (five million Euro). As to encumbrances it is understood that Sky may have an equally ranking right of pledge on certain Warranted Licensed Trademarks and that the Licensee is given a right of pledge on all the Warranted Licensed Trademarks hereunder.

(b)                                 Article 14.1(a) shall likewise apply to a breach by Licensor and/or any Affiliate including Vereniging Veronica acting in conflict with article 7.1(c).

14.2.                        As security for payment for the penalty under article 14.1(a) and/or the Licensor’s obligation to pay the Licensee any amount as indemnification pursuant to article 11.3 of this Licence Agreement, together with all costs incurred by the Licensee in connection with the protection, preservation or enforcement of its right of pledge (the Secured Obligations), the Licensor grants to the Licensee a right of pledge on the Warranted Licensed Trademarks and the Warranted Licensed Domain Names. The Licensee hereby accepts such right of pledge (Right of Pledge).A deed of pledge will be signed by the Parties in the form as attached as Annex 9. It is understood that Sky may have an equally ranking right of pledge on certain Warranted Licensed Trademarks.

14.3                           The Licensee is entitled to terminate (opzeggen) in whole or in part the Right of Pledge. The Licensee shall give notice in writing of any termination to the Licensor.

14.4                           The Licensee shall not be obliged to give notice of a sale under article 14.2 to the Licensor, to holders of a right in rem (beperkt recht) or those who have made an attachment (beslag) on the Warranted Licensed Trademarks and the Warranted Licensed Domain Names as referred to in Sections 3:249 and 252 of the Dutch Civil Code.

14.5                           The Licensee shall be entitled to sublicense any of its rights hereunder without the Licensor’s prior written consent to any of its Affiliates, in which Licensee, at the time of the sublicensing has and for the duration of the sub-licence shall maintain, controlling voting rights.

14.6                           The Licensee shall not sublicense or transfer its rights hereunder to any third

34

party without the Licensor’s prior written consent, which consent shall not be unreasonably withheld or delayed.

14.7                           The Licensee shall procure and hereby warrants that any and all of its sub-licensees shall strictly adhere to the obligations for the Licensee under this Licence Agreement and shall be liable vis-à-vis the Licensor for any act or omission of such sub-licensee as if this would be an act or omission of the Licensee.

14.8                           Except for the licence granted to Sky Radio Ltd. referred to in article 2.4(b) and the licences set out in this Licence Agreement, the Licensor shall only be entitled to grant licences to the Veronica Trademarks and the Veronica Domain Names to its Affiliates for the Veronica Field of Use.  Any other licences to the Veronica Trademarks and the Veronica Domain Names will require the Licensee’s prior written consent, not to be unreasonably withheld or delayed by the Licensee.

14.9                           Licensee herewith consents to the contribution in kind, existing of the Veronica Trademarks and Veronica Domain Names, to Veronica Merken B.V. at or after the Effective Date pursuant to a deed of contribution in the form of the draft deed of contribution attached hereto as Annex 7. Upon signing by Veronica Merken B.V. of a deed of adherence in the form as set out in Annex 8 hereto the Parties agree and Licensee herewith consents to the assignment (contractsoverneming) as meant in article 6:159 of the Dutch Civil Code of all the rights and obligations under this Licence Agreement by Veronica Holding B.V. to Veronica Merken B.V. on or after the Effective Date.

14.10                     Article 14.1-14.8 will also apply to any New Trade Marks and New Domain    Names including the word “veronica” or derived from any of the logo’s mentioned in Annex 3(c). The Licensor agrees to add such New Trademarks and New Domain Names upon first request of the Licensee to the pledge list

35

as meant in Annex 9 hereto. Any and all registrations of the right of pledge granted to the Licensee hereunder in the relevant register will be for the account of the Licensee.

Article 15 - Notices

15.1                           All notices to the respective parties shall be addressed to:

If to the Licensor:	Veronica Holding B.V.
Attn.:	De Directie
Address:	Olympiaplein 2 A
1213 NT Hilversum

With a copy to:	Nauta Dutilh
Attn:	Jeroen H.Preller
Address:	Weena 750
3014 DA Rotterdam
Postbus 1110
3000 BC Rotterdam
fax: +31 10 414844

If to the Licensee:	SBS Broadcasting B.V.
Attn.:	Business Manager
Address:	Rietlandpark 333, 1019 DW Amsterdam
With a copy to:	SBS Services B.V.
Attn.:	Directie
Address:	Rietlandpark 353, 1019 EM Amsterdam

or at such other address as stipulated in writing by the Licensee to the Licensor and vice versa after the date hereof.

36

15.2                           Every notice and other communication given under this Licence Agreement shall be sent by registered mail addressed to the other party at the address above. Notice shall be deemed given two clear business days after posting.

15.3                           Licensee has indicated that the contact person at Licensee for Knijff and Partners, the present trademark agent of Licensor, is Mr. A.. Kramer, whose contact details are

SBS Broadcasting B.V.

Attn.:	Arjo Kramer
Manager personele en juridische zaken
Address:	Rietlandpark 333, Postbus 18179 Amsterdam
1001 ZB Amsterdam
T 020 - 8007580
F 020 -8007 453
arjo.kramer@sbs6.nl

Article 16 - No rescission / no nullification

16.1                           To the extent permitted by law, the Licensor and the Licensee hereby waive their respective rights under articles 6:265 to 6:272 inclusive of the Dutch Civil Code to rescind, or demand in legal proceedings the rescission (“ontbinding”) of, this Licence Agreement.

16.2                           To the extent permitted by law, the Licensor and the Licensee hereby waive their respective rights under article 6:228 of the Dutch Civil Code to nullify, or demand in legal proceedings the nullification of, this Licence Agreement on the ground of error (“dwaling”).

37

16.3                           If any provision of this Licence Agreement shall for any reason be held to be fully or partly invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Licence Agreement, and the provision that is held to be fully or partly invalid, illegal or unenforceable will be replaced by a valid, legal and enforceable provision to be construed in such a way as to reflect as much as possible the initial intention of the Parties.

16.4                           All risks and costs resulting from the (part) rescission or nullification of this Licence Agreement under the provisions of the applicable competition law and regulations shall be for the account of the Licensee.

Article 17 - General

17.1                           No waiver (whether express or implied) by either party of any breach by the other party of any of its obligations under this Licence Agreement shall be deemed to constitute a waiver or consent to any subsequent or continuing breach by such party of any such obligations.

17.2                           This Licence Agreement does not constitute and shall not be construed as constituting a partnership, agency, joint venture, or distribution agreement between the parties. Neither party hereto has the right to obligate or bind the other party hereto in any manner whatsoever.

17.3                           This Licence Agreement constitutes and contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous agreements, oral or written.

17.4                           This Licence Agreement may not be varied, supplemented or modified unless made in writing and executed by both Parties.

38

Article 18 - Governing law, disputes and competent court

18.1                           This Licence Agreement is governed by the laws of The Netherlands.

18.2                           Subject to the right of either Party to bring summary proceedings before the Provisions Judge of the Amsterdam Court of First Instance, any dispute arising out of or in connection with this Licence Agreement shall be escalated in the first instance to the chief executive officer of each Party for resolution. If the chief executive officers of each Party are not able to resolve the dispute within a period of 14 days after escalation, the dispute may be referred by either Party to the competent court in Amsterdam for resolution in accordance with article 18.3.

18.3                           Any disputes, controversies or claims arising from or in connection with this Licence Agreement in the first instance shall be submitted to the exclusive jurisdiction of the competent court in Amsterdam.

THIS LICENCE AGREEMENT IS SIGNED ON THE FOLLOWING DATES IN TWO COUNTERPARTS, EACH OF EQUAL TENOR AND VALIDITY

39

On behalf of THE LICENSOR

Date:	1 September 2003

Signature	/s/ Pieter Kuipers

Hereby duly represented by: P. Kuipers,

Title:	Managing director of Veronica Holding BV

On behalf of THE LICENSEE

Date:	1 September 2003

Signature	/s/ Andre Kreuzen

Hereby duly represented by A.H.T. Kreuzen

Title:	Business Manager of SBS Broadcasting B.V.

40

Schedule 2

Conformed Copy

SHAREHOLDERS AGREEMENT

DATED 1 September 2003

Between

SBS NEDERLAND B.V.

SBS BROADCASTING B.V.

And

N.V. HOLDINGMAATSCHAPPIJ DE TELEGRAAF

And

VERONICA HOLDING B.V.

ALLEN & OVERY

Amsterdam

CONTENTS

Clause

1.	Interpretation
2.	Voting and Priority
3.	Supervisory Board
4.	Completion
5.	Lock up
6.	Pre-emptive Rights
7.	Transfer of Shares
8.	Dispute Resolution
9.	Squeeze Out
10.	Dividend Policy
11.	Confidentiality
12.	Fees and Expenses
13.	Notices
14.	General
15.	Applicable Law and Dispute Resolution

Schedules
1.	1996 Shareholders Agreement
2.	Amendment to the Articles

THIS AGREEMENT is made on 1 September 2003,

BETWEEN:

(1)                                  SBS NEDERLAND B.V., a private limited liability company incorporated under the laws of the Netherlands, whose registered office is at Rietlandpark 333, 1019 DW Amsterdam, the Netherlands (SBS); and

(2)                                  N.V. HOLDINGMAATSCHAPPIJ DE TELEGRAAF, a public limited liability incorporated under the laws of the Netherlands, whose registered office is at Basisweg 30, 1043 AP Amsterdam, the Netherlands (De Telegraaf); and

(3)                                  VERONICA HOLDING B.V., a private limited liability company incorporated under the laws of the Netherlands, whose registered office at Olympia 2A, 1213 NT Hilversum, the Netherlands (Veronica); and

(4)                                  SBS BROADCASTING B.V., a private limited liability company incorporated under the laws of the Netherlands, whose registered office is at Rietlandpark 333, 1019 DW Amsterdam, the Netherlands (the Company).

WHEREAS:

(A)                              The Company belongs to the Group of SBS SA, which owns interests in private commercial television and radio stations located in Westerns and Eastern Europe.  The Company is active in the multi-media business and owns and operates three television stations in the Netherlands, known as Net5, SBS6 and V8.  These television stations offer a wide range of quality programming including foreign movies, and series, local productions, news and sports. The Company also owns one overall web site and three television related web sites.

(B)                                The Company and Veronica have entered into a transfer agreement (the Transfer Agreement) relating to the contribution by Veronica of the shares in Veronica Uitgeverij B.V., against an issue of (new) shares in the capital of the Company (the Consideration Shares) and a share purchase agreement relating to the sale by Veronica of all outstanding and issued share capital of Veronica Litho B.V. and Veronica Digitaal B.V. against the acceptance by the Company or a company designated by the Company of certain liabilities (the Purchase Agreement), all these companies being private limited liability companies incorporated under the laws of the Netherlands (the Veronica Companies).

(C)                                The business of the Veronica Companies consists of the editing and publishing of Veronica Magazine and Veronica Satellite, the lithography business, the web-site activities relating to television print and related services (the Business). In connection therewith, the Company and Veronica will enter into an exclusive license agreement relating to the use of the brand “Veronica”.

(D)                               Upon completion of the transactions described in the Transfer Agreement and the Purchase Agreement (Completion) the Veronica Companies will be companies within and become part of the Group of SBS SA. The Company currently has no intention to outsource or transfer any of the core functions of the Veronica Companies to any of its current Shareholders or affiliates. The Company believes that the Business of the Veronica Companies and its own business will be complementary and will offer important cross promotional opportunities that will be beneficial to the further development of the Business of the Veronica Companies as well as its own business.

1

(E)                                 Upon Completion SBS will own such number of shares in the capital of the Company representing 63 % of the issued and outstanding share capital of the Company, Veronica will own such number of shares in the capital of the Company representing 10 % of the issued and outstanding share capital of the Company and N.V. Holdingmaatschappij De Telegraaf, a public limited liability company, whose registered seat is at Basisweg 30, 1043 AP Amsterdam, the Netherlands (De Telegraaf), will own such number of shares in the capital of the Company representing 27% of the issued and outstanding share capital of the Company.

(F)                                 Upon completion of the transactions described in the Transfer Agreement and the Purchase Agreement (the Transaction Agreements), the Company and Veronica will also enter into a call option agreement pursuant to which Veronica shall have the right to acquire additional (new) shares in the share capital of the Company (the Subscription Agreement).

(G)                                SBS and De Telegraaf have entered into a shareholders agreement dated 23 May 1996 setting out the terms and conditions of their cooperation within the Company, which is attached hereto in Schedule 1 (the 1996 Shareholders Agreement). The 1996 Shareholders Agreement will remain in place between SBS and De Telegraaf. SBS and De Telegraaf will sign a shareholders resolution regarding the issue of (new)  shares to Veronica and stating which clauses of the 1996 Shareholders Agreement will be deviated from or cancelled as a result of Veronica also becoming a shareholder in the Company.

(H)                               SBS, De Telegraaf and Veronica have reached an understanding regarding the terms and conditions of the rights Veronica will receive in connection with its minority shareholding in the Company as set out in this agreement.

NOW IT IS HEREBY AGREED as follows:

1.                                      INTERPRETATION

1.1                               Terms defined

In this agreement and the schedules hereto, where the context admits:

Articles of Association means the articles of association of the Company, as they will read following the execution of the deed of amendment as set forth in section 4.

Business Information means all books, records and software containing information, know-how and data relating to the business as carried out by the Company or the companies belonging to the Group of the Company, including, without limitation all customer data, programme data, financial data, comparative data, commercial agreements, sales information, budgets, business plans and forecasts, all technical know-how or other know-how and all correspondence, agreements, orders and enquiries.

General Meeting means the general meeting of shareholders (algemene vergadering van aandeelhouders) of the Company.

Group means at any time a company, its ultimate parent company (moedermaatschappij) and all the subsidiaries (dochtermaatschappijen) and group companies (groepsmaatschappijen), if any, as defined in articles 24a and 24b, respectively, of book 2 of the Dutch Civil Code.

Purchase Agreement means the share purchase agreement between the Company and Veronica relating to the purchase of the all outstanding and issued share capital of Veronica Litho B.V. and Veronica Digitaal B.V., private limited liability companies incorporated under the laws of the Netherlands dated 1 September 2003.

2

SBS SA means SBS Broadcasting S.A., a limited liability company incorporated under the laws of Luxembourg.

Shares means the shares in the outstanding share capital of the Company at any one time.

Shareholders means any person or legal entity holding Shares.

Supervisory Board means the supervisory board of the Company.

Supervisory Directors means the members of the supervisory board of the Company and each member a Supervisory Director.

Transfer Agreement means the agreement between the Company and Veronica relating to the contribution by Veronica of the shares in Veronica Uitgeverij B.V., a private limited liability company incorporated under the laws of the Netherlands, whose registered office is at Olympia 2, 1213 NT Hilversum, the Netherlands, against an issue of (new) shares in the Company dated 1 September 2003.

2.                                      VOTING AND PRIORITY

The parties hereto shall exercise their voting rights in the General Meeting in accordance with the provisions of this agreement. If and to the extent that there is a conflict between the provisions set forth in this agreement and the Articles of Association, the provisions of this agreement will prevail and the parties shall vote in accordance with the provisions of the agreement, irrespective as to whether the Articles of Association provide them with other or further rights.

3.                                      SUPERVISORY BOARD

3.1                                 The Supervisory Board shall consist of seven members, which shall be appointed by the General Meeting in accordance with the nominations of the parties. SBS is entitled to nominate four Supervisory Directors, De Telegraaf is entitled to nominate two Supervisory Directors and Veronica is entitled to nominate one Supervisory Director. The Supervisory Directors shall be dismissed and suspended by the General Meeting in accordance with proposal of the party who nominated such Supervisory Director. In the event that a party with nomination rights as set forth in this section 3.1 no longer holds Shares, the Supervisory Directors nominated by it will voluntarily resign with immediate effect. If a Supervisory Director refuses to resign in such event, the remaining Shareholders will vote in a General Meeting for the dismissal of such Supervisory Director.

3.2                                 In the event that Veronica will hold less than 5% of the Shares it shall lose its nomination right for the appointment of one Supervisory Director as set forth in section 3.1. In the event that De Telegraaf provides less than 26% of all finance for the Company, whether in equity or debt finance, but holds more than 5% of the Shares it shall lose its nomination right for the appointment of one Supervisory Director as set forth in section 3.1. In the event that De Telegraaf will hold less than 5% of the Shares it shall lose its remaining nomination right for the appointment of one Supervisory Director as set forth in section 3.1. In the event a party loses a nomination right as set forth in this section 3.2, the Supervisory Directors nominated by such party will voluntarily resign. If a Supervisory Director refuses to resign in such event, the Shareholders will vote in a General Meeting for the dismissal of such Supervisory Director.

3.3                                 All resolutions of the Supervisory Board shall be adopted by simple majority in a meeting duly called in accordance with the Articles of Association where at least two Supervisory

3

Directors nominated by SBS and, for as long as De Telegraaf has two nomination rights as set forth in section 3.1, one Supervisory Director nominated by De Telegraaf are present (the Quorum), provided that as long as De Telegraaf has two nomination rights as set forth in section 3.1 all resolutions of the Supervisory Board relating to the approval of the decisions of the management board of the Company listed in section 22 subparagraph 3 of the Articles of Association may only be passed if at least one of the Supervisory Directors nominated by De Telegraaf gives his or her approval. If at such meeting the Quorum is not met, a new (second) meeting will be called in accordance with the Articles of Association. At such second meeting resolutions of the Supervisory Board can validly be adopted by simple majority, provided that at least four Supervisory Directors are present at such second meeting.

3.4                                 The financial managing director of the Company shall be appointed by the General Meeting in accordance with the nomination of the Supervisory Board. The resolution of the Supervisory Board relating to such nomination shall be passed in accordance with the provisions of section 3.3.

3.5                                 Unless otherwise agreed by the Shareholders, the General Meeting shall resolve to grant a Supervisory Director a remuneration of Euro 15,000 per year, provided that such Supervisory Director is not employed by one of the Shareholders or by an affiliated company of one the Shareholders. For the purposes of this section ”affiliated company” means a company within the Group of companies of one of the Shareholders, for the avoidance of doubt including Vereniging Veronica. The remuneration is a fixed amount and includes compensation for, inter alia, out-of-pocket and travel expenses.

4.                                      COMPLETION

4.1                                 The following shall take place following the signing of this agreement:

(a)                                  A unanimous consent resolution of the General Meeting shall be executed in which it shall be resolved or ratified that:

(i)                                     the Articles of Association be amended in form as attached hereto in schedule 2;

(ii)                                  Mr Juergen von Schwerin and Mr Frank Eijken are appointed as Supervisory Directors on the nomination of SBS;

Mr Roeland Macklued is appointed as a Supervisory Director on the nomination of De Telegraaf;

(iii)                               the Dutch notary shall request for a statement of no-objection with the Ministry of Justice.

The Supervisory Director to be appointed on the nomination of Veronica shall be appointed shortly following the signing of this agreement.

4.2                                 Following receipt of the statement of no-objection of the Ministry of Justice the Dutch notary shall execute the deed of amendment of the Articles of Association.

5.                                      LOCK UP

5.1                                 Veronica shall not be entitled to transfer or otherwise dispose of any of its Consideration Shares, or any interest in any of its Consideration Shares during a period which shall end three years following the date of this agreement, without prejudice to the right of Veronica to

4

transfer its Consideration Shares to the Company in accordance with the provisions of the Transaction Agreements.

5.2                                 Veronica shall not be entitled to encumber any of its Shares in any way whatsoever.

6.                                      PRE-EMPTIVE RIGHTS

6.1                                 The Parties agree that if the Company requires further financing in accordance with an approved budget, the Company shall first use its reasonable efforts to procure debt financing from third parties on commercially reasonable terms and conditions. If such third party debt financing is not available on commercially reasonable terms and conditions, and the approved budget so provides, the Company will invite the Shareholders to make loans available to the Company on market terms in amounts equal to their pro rata ownership interest in the capital of the Company. If all of the Shareholders do not agree to provide such loans to the Company, then the Shareholders who are willing to provide such financing to the Company may elect to provide all of such financing to the Company in the form of debt or equity subscriptions as mutually agreed between them.

6.2                                 In the event that the Company is obliged to issue Shares to Veronica pursuant to the provisions of the Transfer Agreement and/or the Subscription Agreement, the Shareholders shall resolve in a General Meeting to issue those Shares to Veronica and to exclude the pre-emption rights of the other Shareholders.

7.                                      TRANSFER OF SHARES

7.1                                 In deviation from the sections 15 up and to including 19 of the Articles of Association each of the Shareholders agrees to exercise their voting rights and all other rights attached to their Shares, such as preferential rights, in accordance with this section 7. The Shareholders agree that if any of them wishes to transfer its Shares it shall only transfer all of the Shares it holds at the time of transfer, unless otherwise agreed.

7.2                                 In case a Shareholder (the Offeror) has announced that it wishes to transfer its Shares as set forth in section 16.1 of the Articles of Association, such Shareholder shall notify the other Shareholders (the Remaining Shareholders) thereof, mentioning the party to whom it wishes to transfer its Shares (the Third Party), the purchase price and other terms and conditions for which the Third Party is prepared to purchase the Shares of the Offeror (the Third Party Offer). Each of the Remaining Shareholders shall notify the Offeror within fifteen days following receipt of the notification of the Offeror whether it finds the Third Party acceptable or not (the Acceptability Notice).

7.3                                 If the Third Party is acceptable to each of the Remaining Shareholders, the Offeror may only transfer its Shares to such Third Party, if such party becomes a party to this agreement taking over the position of the Offeror in this agreement, while the Offeror shall cease to be a party to this agreement.

7.4                                 In the event each of the Remaining Shareholders finds the Third Party not acceptable, each has the right to purchase part of the Shares of the Offeror in the same proportion as their then existing shareholdings in the Company under the same or equivalent terms and conditions as the Third Party Offer. Each of the Remaining Shareholders shall notify the Offeror and the other Remaining Shareholder within twenty days following sending the Acceptability Notice mentioned in section 7.2 of this agreement whether it wishes to exercise its right under this section 7.4 (the Exercise Notice). If only one of the Remaining Shareholders has notified that it wishes to exercise its right under this section 7.4, such Remaining Shareholder may only purchase all but not less than all of the Offeror’s Shares under the same or equivalent terms

5

and conditions as the Third Party Offer. The Remaining Shareholder wishing to exercise its right to purchase all of the Offeror’s Shares shall notify the Offeror thereof within thirty following receipt of the Exercise Notice of the other Remaining Shareholder.

7.5                                 If SBS and Veronica are the Remaining Shareholders, and SBS finds the Third Party acceptable while Veronica does not find the Third Party acceptable, the Offeror shall have the right to transfer its Shares to the Third Party and the provisions of section 7.3 of this agreement shall apply mutatis mutandis. If SBS and De Telegraaf are the Remaining Shareholders, and SBS finds the Third Party acceptable while De Telegraaf does not find the Third Party acceptable, this will considered to be a dispute and the provisions of section 8 of this agreement will apply.

7.6                                 If SBS is one of the Remaining Shareholders and finds the Third Party not acceptable, the Shares may not be transferred to the Third Party and the provisions of section 7.4 shall apply mutatis mutandis. If none of the Remaining Shareholders wishes to exercise its right to purchase the Shares from the Offeror, as set forth in section 7.4 of this agreement, this will be considered to be a dispute and the provisions of section 8 of this agreement shall apply mutatis mutandis.

7.7                                 In the event SBS is the Offeror, and provided that a Remaining Shareholder finds the Third Party not acceptable, each of the Remaining Shareholders has the right to (i) purchase the Shares of the Offeror and the provisions of section 7.4 shall apply mutatis mutandis, or (ii) to demand from SBS that all of its Shares will be sold to the Third Party as well on the same or equivalent terms and conditions as the Third Party Offer. SBS shall in the event a Remaining Shareholder exercises its right as set out under (ii) only dispose of its Shares if the Third Party has agreed to purchase the Shares of such Remaining Shareholder on the same or similar terms and conditions as the Third Party Offer.

7.8                                 In the event SBS SA wishes to transfer 50% or more of the issued and outstanding shares in the share capital of SBS to a third party, SBS shall notify De Telegraaf hereof and shall offer its Shares at the time of such transfer for sale to De Telegraaf. Within twenty days following receipt of such notification De Telegraaf shall notify SBS whether it accepts such offer or not. If De Telegraaf accepts such offer the price of the Shares shall be determined in accordance with the provisions of section 8.3 of this agreement. For the avoidance of doubt, in this case the provisions of section 7.7(ii) shall also apply for Veronica.

7.9                                 The provisions of this section 7 shall not apply to a transfer of:

(a)                                  All Shares held by SBS to a subsidiary company (as defined in article 2:24a Netherlands Civil Code) of SBS SA or a transfer of 50% or more of the issued and outstanding shares in the share capital of SBS to such subsidiary company;

(b)                                 All Shares held by De Telegraaf to a subsidiary company (as defined in article 2:24a of the Dutch Civil Code) of De Telegraaf;

(c)                                  All Shares held by Veronica to a subsidiary company (as defined in article 2:24a of the Dutch Civil Code) of Veronica,

provided (i) that such subsidiary company becomes a party to this agreement, and (ii) its (ultimate) parent company, being for the purpose of this agreement De Telegraaf, SBS SA or Veronica, has represented to each other parent company that the subsidiary company taking over the Shares will fully comply with the provisions of this agreement. In case of a transfer of Shares mentioned in this section 7.9, the other Shareholders shall be obliged to state that the restriction on the transfer of Shares shall not apply to such transfer.

6

7.10                           The provisions of this section 7 do not apply in the event of a transfer of Consideration Shares by Veronica to the Company pursuant to the provisions of the Transaction Agreements. The Shareholders hereby acknowledge and agree that any restriction on the transfer of Consideration Shares shall not apply in such transfer of Shares and waive any and all of their pre-emptive rights in that respect.

8.                                      DISPUTE RESOLUTION

8.1                                 In the event of a dispute as set forth in sections 7.5 and 7.6 the relevant parties shall in good faith negotiate with each other to come to an understanding. If within thirty days after the dispute situation has arisen, no understanding between the relevant parties can be reached, the dispute shall be submitted to arbitration by one or three arbitrator(s), to be appointed by the relevant parties in mutual understanding. If no understanding on the appointment of the arbitrator(s) is reached within fifteen days after the thirty days period mentioned before, the arbitrator(s) will be appointed by the Netherlands Arbitration Institute (Nederlands Arbitrage Instituut) at the request of either relevant party. The dispute to be decided upon by the arbitrator shall be whether it is reasonable for a Remaining Shareholder to conclude that the Third Party is unacceptable. The arbitration procedure shall be conducted in accordance with the Rules of the Netherlands Arbitration Institute (Nederlands Arbitrage Instituut). The arbitration procedure shall be conducted in the English language. The place of arbitration shall be Amsterdam. The arbitrators shall decide according to the rules of Dutch law.

8.2                                 The decision of the arbitrator(s) shall be binding, provided that if the arbitrator(s) do not decide(s) in favour of SBS, SBS shall have the right to purchase and acquire all Shares held by the relevant party, whereas the relevant party is obligated to sell and transfer these Shares to SBS if SBS exercises this right. SBS shall notify the relevant party of its decision whether or not to exercise its right to purchase all of its Shares within twenty days following receipt of the decision of the arbitrator(s).

8.3                                 The purchase price of the Shares to be purchased by SBS according to the provision mentioned in section 8.2, shall be agreed on between SBS and the relevant party. If the parties have not agreed on the purchase price within thirty days following the decision of the arbitrator(s), the purchase price shall be determined by three or, if SBS and the relevant party agree hereto, one registered accountant(s), to be appointed by the Netherlands Institute of registered accountants (“NIVRA”) at the request of either SBS or the relevant party, who will determine the purchase price on the basis of the fair market value of the Shares to be transferred in such a way that there shall be no addition or subtraction of any premium or discount arising in relation to the number of Shares which are subject to a transfer. Except as provided otherwise in this section 8.3 the provisions of sections 16.5, 17.1, 17.5, 17.6, 17.7 first sentence, 17.10 of the Articles of Association shall apply correspondingly to the offering of Shares by the Offeror under section 8.2, provided:

(a)                                  the costs of the determination of the purchase price shall be shared equally by the relevant parties, except in case Veronica is the Offeror in which case the costs will be borne by the Remaining Shareholder(s);

(b)                                 the period of thirty days mentioned in section 17.1 of the Articles of Association shall be reduced to ten days;

(c)                                  if SBS should purchase the Shares of the Offeror, this shall relate to all Shares held by De Telegraaf or Veronica, respectively.

7

For the purposes of determining the purchase price the registered accountant shall have reasonable access to employees and accounting records or other relevant documents of the Company or any of its group companies as may reasonably required by him.

8.4                                 De Telegraaf as well as Veronica hereby acknowledge and agree that, in the event of a transfer of Shares to SBS pursuant to the provisions of this section 8, any restriction on the transfer of Shares shall not apply to such transfer of Shares and hereby waive any and all of their pre-emptive rights in that respect

9.                                      SQUEEZE OUT

SBS hereby waives its rights pursuant to article 201a of book 2 of the Dutch Civil Code to force Veronica to sell its Shares to it in the event that SBS would hold 95% or more of the Shares and Veronica would hold 5% or less of the Shares.

10.                               DIVIDEND POLICY

10.1                           The General Meeting shall resolve to declare a dividend, to the extent permitted by law, of 80% of the Free Cash Flow of the Company in a financial year upon the adoption of the annual accounts of such financial year, provided that (i) the ratio of the shareholders’ equity (eigen vermogen) being at least 30% of the total assets of the Company as set forth on the audited balance sheet for such financial year, and (ii) the amount of such dividend may be reduced in the event and to the extent that payment of such dividend would violate any financial covenants in any financing agreement to which the Company is a party, which financial covenants will not be any more restrictive in respect of dividends than the current restrictions on dividend payments under the agreement with ING Bank of 16 October 2002.

It is acknowledged that all Shareholders are (partly) dependent on the receipt of dividends of the Company.

10.2                           For the purposes of section 10.1, Free Cash Flow means, for any financial year, the net income of the Company for that financial year, as adjusted (i) to include, to the extent deducted in calculating the net income, non-cash items such as depreciation and amortization, and (ii) to deduct capitalized expenditures (including capitalized programming expenditures) and a provision for working capital that is consistent with the approved budget for the subsequent financial year.

11.                               CONFIDENTIALITY

11.1                           Veronica shall not disclose or use any Business Information regarding the business of the Company or the business of the Group to which the Company belongs for any purpose, except:

(a)                                  to the extent required by law or any competent authority;

(b)                                 to the extent that such information is at the date hereof or hereafter becomes public knowledge otherwise than through improper disclosure by Veronica under this section 11.

11.2                           If a Shareholder wishes to transfer its Shares to a bona fide Third Party of reputable standing, it may deliver to such Third Party the same information as has been provided by the Company to the Supervisory Director nominated by such Shareholder, subject to the Third Party, the Shareholder and the Company entering into a non-disclosure agreement reasonably acceptable to the Company. A copy of the executed non-disclosure agreement will be

8

distributed by the Company to the other Shareholders. In the event the Shareholder is not represented in the Supervisory Board at that time, the Company shall provide such Shareholder with the same information as it has provided to its Supervisory Directors in the last six months.

12.                               FEES AND EXPENSES

Each party shall pay its own costs and expenses in relation to the preparation, execution and carrying into effect of this agreement.

13.                               NOTICES

13.1                           Any notice or other formal communication given under this agreement (which includes fax, but not email) must be in writing and may be delivered in person, or sent by post or fax to the party to be served at its address appearing in this agreement as follows:

(a)                                  to Veronica Holding B.V.

Olympia 2A

1213 NT Hilversum

Fax: +31 35 6463355

marked for the attention of: Mr. Pieter Kuipers

with a copy to:                 Nauta Dutilh N.V.

Mr. Peter Goes

Weena 750

3014 DA Rotterdam

Postbus 1110

3000 BC Rotterdam

Fax: +31 10 2240007

(b)                                 to SBS Broadcasting B.V.

Rietlandpark 333

1019 DW Amsterdam

Fax:  +31 20 800 74 80

marked for the attention of: Business Manager

Mr. Andre Kreuzen

with a copy to:                 SBS Services B.V.

General Counsel

9

Mr. Erik Moe

Fax: +31 20 519 19 96

(c)                                  to SBS Nederland B.V.

Rietlandpark 333

1019 DW Amsterdam

Fax:  +31 20 519 19 96

marked for the attention of: Business Manager

Mr. Andre Kreuzen

with a copy to:                 SBS Services B.V.

General Counsel

Mr. Erik Moe

Fax: +31 20 519 19 96

(d)                                 to N.V. Holdingmaatschappij De Telegraaf:

Basisweg 30

1043 AP Amsterdam

Fax: +31 20 585 41 30

marked for the attention of: Mr. A. Swartjes

or at such other address or fax number as it may notify to the other party under this article.  Any notice or other document sent by post shall be sent by registered mail.

13.2                           Any notice or other communication shall be deemed to have been given:

(a)                                  if delivered in person, at the time of delivery; or

(b)                                 if sent by post, at 10.00 a.m. on the second business day after it was put into the post; or

(c)                                  if sent by fax, on the date of transmission, if transmitted before 3.00 p.m. (local time at the place of destination) on any business day and in any other case on the business day following the date of transmission.

In proving the giving of a notice or other formal communication it shall be sufficient to prove that delivery in person was made or that the envelope containing the communication was properly addressed and posted, either by registered mail or that the fax was properly addressed and transmitted, as the case may be.

10

14.                               GENERAL

14.1                           This agreement and the documents referred to in it (including the Articles) contain the entire understanding between SBS and Veronica relating to the transactions contemplated in this agreement, and supersedes all previous agreements between SBS and Veronica.

14.2                           This agreement and the documents referred to in it (including the Articles) contain the entire understanding between De Telegraaf and Veronica relating to their shareholding and cooperation in the Company, and supersedes all previous agreements between De Telegraaf and Veronica, if any.

14.3                           This agreement may not be amended, supplemented or changed, nor may any provision of this agreement be waived, except by a written instrument making specific reference to this agreement signed by the party against whom enforcement of any such amendment, supplement, change or waiver is sought.

14.4                           If any provision of this agreement shall be held by any court of competent jurisdiction or arbitral tribunal to be illegal, void or unenforceable, such provision shall (i) be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this agreement, and (ii) parties commit themselves to replace the non-binding and/or non-enforceable provisions by provisions that are binding and enforceable and differ as little as possible - taking into account the object and the purpose of this agreement - from the non-binding and/or non-enforceable provisions.

14.5                           Unless otherwise provided for herein, none of the rights or obligations under this agreement may be assigned or transferred without the prior written consent of the other party.

14.6                           Unless explicitly stated otherwise in this agreement, the parties waive their rights, if any, to annul, (partly) rescind, (partly) dissolve (ontbinden) or cancel this agreement, or to request annulment, (partial) rescission, (partial) dissolution (ontbinding) or cancellation of this agreement on the basis of articles 228 or 265, book 6 of the Dutch Civil Code.

14.7                           No omission or delay on the part of either party in exercising its rights under this agreement or in requiring due and proper fulfilment by the other party as set forth in this agreement shall be deemed to constitute a waiver and no waiver by either party of any breach or default by the other party shall operate as a waiver of any succeeding breach or other default or breach by such other party.

15.                               APPLICABLE LAW AND DISPUTE RESOLUTION

15.1                           This agreement shall be governed by and shall be construed in accordance with the laws of the Netherlands.

15.2                           Save as otherwise set out in this agreement, any dispute arising out of or in connection with this agreement (including questions in respect of the authority of the arbitrators) will be finally settled by arbitration in accordance with the rules of the Netherlands Arbitration Institute (Nederlands Arbitrage Instituut), provided that the parties have the right to settle any such dispute in summary proceedings (kort geding) and the right to obtain seizure. The arbitral tribunal will be composed of three arbitrators appointed in accordance with those rules. The place of arbitration will be Amsterdam, the Netherlands. The language of the arbitration will be English. The arbitrators will decide according to the rules of Dutch law.

This agreement has been signed by the parties on the date stated at the beginning of this agreement.

11

SCHEDULE 1

1996 SHAREHOLDERS AGREEMENT

12

SCHEDULE 2

AMENDMENT TO THE ARTICLES

13

SIGNATORIES

SIGNED by: Peter Kuipers	)	/s/ Pieter Kuipers

For and on behalf of:	)

VERONICA HOLDING B.V.	)

SIGNED by: Juergen von Schwerin	)	/s/ Juergen von Schwerin

For and on behalf of:	)

SBS NEDERLAND B.V.	)

SIGNED by: Andre Kreuzen (power of attorney	)	/s/ Andre Kreuzen

For and on behalf of:	)

N.V. HOLDINGMAATSCHAPPIJ DE TELEGRAAF	)

SIGNED by: Andre Kreuzen	)	/s/ Andre Kreuzen

For and on behalf of:	)

SBS BROADCASTING B.V.	)

14

Schedule 3

Conformed Copy

SUBSCRIPTION AGREEMENT

Relating to
Shares of

SBS Broadcasting B.V.

DATED 1 September 2003

Between

Veronica Holding B.V.

And

SBS Broadcasting B.V.

ALLEN & OVERY

Amsterdam

CONTENTS

Section

1.	Interpretation
2.	Grant of the Call Option
3.	The Call Option Price
4.	Exercise of the Call Option
5.	Completion
6.	Adjustments
7.	Warranties
8.	Disputes
9.	Notices
10.	Announcements
11.	Further Assurances
12.	General
13.	Termination
14.	Governing Law and Arbitration

Schedule
1.	Form of Call Exercise Notice

THIS AGREEMENT is made on 1 September 2003 BETWEEN:

(1)                                  Veronica Holding B.V., a private limited liability company incorporated under the laws of the Netherlands whose registered office is at Olympia 2A, 1213 NT Hilversum, the Netherlands (the Subscriber);

(2)                                  SBS Broadcasting B.V. a private limited liability company incorporated under the laws of the Netherlands whose registered office is at Rietlandpark 333, 1019 DW Amsterdam, the Netherlands (the Issuer).

WHEREAS:

(A)                              The Issuer, and the Subscriber have entered into a transfer agreement (the Transfer Agreement) on even date hereof regarding the contribution of all the issued and outstanding share capital in Veronica Uitgeverij B.V., a limited liability companies incorporated under the laws of the Netherlands (the Veronica Company), against an issue of (new) shares in the Issuer.

(B)                                The Issuer has agreed to grant the Subscriber an option to acquire such number of ordinary shares in the capital of the Issuer that will result in the Subscriber holding such number of shares in the capital of the Issuer representing 12% of the issued and outstanding share capital of the Issuer (the Option Shares) at the Exercise Date, including the equity interest the Subscriber holds in the Issuer at the Exercise Date, and the Subscriber is prepared to accept such option for the Option Shares from the Issuer, subject to the terms and conditions of this agreement.

IT IS AGREED as follows:

1.                                      INTERPRETATION

1.1                                 In this agreement:

Adjustment means an adjustment to the Shares and/or the Call Option Price in accordance with section 6;

Business Day means a day (other than a Saturday or a Sunday) on which banks are generally open in Amsterdam for normal business;

Call Exercise Notice means a notice substantially in the form of schedule 1;

Call Option means the Call Option granted by the Issuer to the Subscriber under section 2;

Call Option Price means the price for the Option Shares referred to in section 3 (subject to Adjustment);

Completion Date means the date for completion of the issue of the Option Shares to the Subscriber in accordance with subsection 5.1;

Exercise Date means the date on which the Subscriber serves a Call Exercise Notice;

Exercise Period means the period starting from the date of this agreement up and to including 1 September 2006;

1

Option Shares means such number of ordinary shares in the capital of the Issuer that will result in the Subscriber holding such number of shares in the capital of the Issuer representing 12% of the issued and outstanding share capital of the Issuer at the Exercise Date, taking into account the shares that the Subscriber holds in the Issuer at the Exercise Date;

Shares means shares in the share capital of the Issuer.

Subsidiaries means subsidiaries (dochtermaatschappijen) as defined in article 24a of book 2 of the Dutch Civil Code;

1.2                                 Subsection 1.1 applies unless the contrary intention appears.

1.3                                 The headings in this agreement do not affect its interpretation.

2.                                      GRANT OF THE CALL OPTION

Subject to the terms and conditions of this agreement, the Issuer hereby grants to the Subscriber, which hereby accepts the same from the Issuer, the unconditional and irrevocable Call Option to acquire the Option Shares against payment of the Call Option Price.

3.                                      THE CALL OPTION PRICE

3.1                                 The price payable by the Subscriber for the Option Shares shall be in cash. The aggregate price for the Option Shares shall be determined based on the value of the Company and its Subsidiaries as at the Exercise Date. For the purposes of this clause the value of the Company and its Subsidiaries shall be equal to the EBITDA multiplied by thirteen.

For the purposes of this clause 3.1 “EBITDA” means, for any period, the consolidated net income of the Company and its Subsidiaries for such year, adjusted to exclude (a) non-recurring gains and losses on unusual items, and (b) to the extent included in the calculation of consolidated net income, consolidated income taxes, interest expense, depreciation, non program-related amortization and income from minority interests (including, without limitation, amortization associated with goodwill, deferred debt expenses, restricted stock and option costs and non-competition agreements) of the Company and its Subsidiaries for such year. For the avoidance of doubt, EBITDA shall reflect the deduction of appropriate programming expenses including direct costs, amortized costs, expiration costs and program inventory adjustments for any reason, which are consistent with past practices as at the date hereof. EBITDA shall be as set forth in the Company’s most recent audited accounts prior to the Exercise Date.

3.2                                 If the Subscriber is required by law to make a deduction or withholding in respect of any sum payable under this agreement, the Subscriber shall, at the same time as the sum which is subject of the deduction or withholding is payable, pay to the Issuer such additional amount as shall be required to ensure that the net amount received by the Issuer will be equal to the full amount which would have been received by the Issuer had no such deduction or withholding been required to be made.

3.3                                 The Issuer shall pay any capital tax (kapitaalsbelasting) due in relating to the issue of the Option Shares.

2

4.                                      EXERCISE OF THE CALL OPTION

4.1                                 The Subscriber may exercise the Call Option at any time during the Exercise Period by serving a Call Exercise Notice on the Issuer. The Call Option may only be exercised in respect of all (and not some) of the Option Shares.

4.2                                 Exercise of the Call Option shall oblige the Issuer to issue the Option Shares and the Subscriber to subscribe for the Option Shares against payment of the Call Option Price.

4.3                                 The Option Shares shall be issued free from all liens, charges, equities and encumbrances and together with all rights attached to the Option Shares at the date of service of the Call Exercise Notice.

4.4                                 In case Veronica proves not later than 1 March 2006 that it has used its best endeavours but that it is unable to finance the Call Option Price from the dividends received on the Shares or on any of its other participations (deelnemingen) in companies, the sale of any of its other assets or through financing from third parties on reasonable terms and conditions, the parties shall discuss whether an extension of the Call Option is appropriate.

4.5                                 If the Call Option is not duly exercised within the Exercise Period it shall cease to be exercisable and shall lapse.

4.6                                 SBS Nederland B.V. (SBS Nederland) and N.V. Holdingmaatschappij De Telegraaf (De Telegraaf), both limited liability companies incorporated under the laws of the Netherlands, each acknowledge and agree in their capacity as shareholders of the Issuer that they will vote in favour of the issue of the Option Shares to the Subscriber in a general meeting of shareholders of the Issuer and will waive any pre-emption rights (voorkeursrechten) they may have in connection with such issue of Option Shares to the Subscriber, provided that such issue is in accordance with the provisions of this agreement.

5.                                      COMPLETION

5.1                                 Completion of any sale and purchase of the Option Shares following the exercise of the Call Option shall take place at the offices of Allen & Overy in Amsterdam, at 10.00 a.m. on the date which is the thirtieth day after the date of service of the Call Exercise Notice or, if the outcome of any Adjustment is not known at that time, the fifth Business Day after the outcome has been ascertained.

5.2                                 On the Completion Date:

(a)                                  the Subscriber shall have paid the Call Option Price in full for the Option Shares in immediately available funds to a Allen & Overy Amsterdam’s third party account for notaries (derdengeldrekening notariaat Allen & Overy) under number 555 886 999, with such reference as shall be notified to the Subscriber by the Issuer three Business Days prior to Completion;

(b)                                 the holders of Shares shall resolve to issue the Option Shares to the Subscriber against payment of the Call Option Price under exclusion of any pre-emption rights for other shareholders of the Issuer;

(c)                                  a civil law notary of Allen & Overy Amsterdam shall, after verifying that the Call Option Price has been paid to the account set out under (a) above, execute a deed of issue pursuant to which the Option Shares will be issued to the Subscriber;

3

(d)                                 the Issuer and the Subscriber shall give their fullest cooperation to the execution of the deed of issue and shall sign and execute such other documents as may be necessary to enable the Subscriber to obtain the Option Shares.

5.3                                 If for any reason the provisions of subsection 5.2 are not fully complied with the parties shall be entitled (in addition and without any prejudice to all other rights or remedies available to it) to elect to rescind this agreement or to agree on a new Completion Date.

6.                                      ADJUSTMENTS

6.1                                 If any of the events in subsection 6.2 occurs such adjustments (if any) shall be made as may be required to the number and/or description of the Option Shares and/or to the Call Option Price so as to preserve as far as possible the equivalent economic value of the rights of the parties immediately prior to the relevant event having regard to any diluting or concentrating effect of the relevant event and the redesignation of, or replacement with any other securities of, the Option Shares.

6.2                                 Events in relation to the Option Shares:

(a)                                  a sub-division, consolidation or reclassification of the Option Shares;

(b)                                 a distribution (whether by way of bonus, capitalisation or similar issue or otherwise) by the Issuer to existing holders of Shares of (i) other share capital or securities or (ii) securities, rights or warrants granting the right to a distribution of Shares or to purchase, subscribe or receive Shares or any other Shares or securities or assets (other than the payment of a cash dividend);

(c)                                  the consolidation, amalgamation or merger of the Issuer with or into another entity (other than a consolidation, amalgamation or merger following which the Issuer is the surviving entity and which does not result in any reclassification of, or change in the Option Shares); or

(d)                                 any event in respect of the Option Shares analogous to any of the foregoing events or otherwise having a diluting or concentrating effect on the market value of the Option Shares.

6.3                                 Any adjustment made in accordance with this section shall have effect from the date of the relevant event in subsection 6.2 or, if earlier, the record date for that event.

6.4                                 The nature of any adjustment required to be made in accordance with this section shall be agreed between the parties within fifteen Business Days of the Adjustment Date or, failing such agreement shall be determined under section 14.

7.                                      WARRANTIES

7.1                                 The Issuer represents, warrants and undertakes to the Subscriber that:

(a)                                  it has the requisite power and authority to enter into and perform its obligations set out in this agreement;

(b)                                 this agreement has been duly authorised and executed by, and constitutes a binding obligation on, it;

4

(c)                                  compliance with the terms of this agreement does not and will not conflict with or constitute a default under any provision of:

(i)                                     any agreement or instrument to which it is a party, with the exception of the agreement between the Issuer and ING Bank dated 16 October 2002; or

(ii)                                  its articles of association; or

(iii)                               any lien, lease, order, judgement, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which it is bound.

7.2                                 The Subscriber represents, warrants and undertakes to the Issuer that:

(a)                                  it has the requisite power and authority to enter into and perform this agreement;

(b)                                 this agreement has been duly authorised and executed by, and constitutes a binding obligation on, it;

(c)                                  compliance with the terms of this agreement does not and will not conflict with or constitute a default under any provision of:

(i)                                     any agreement or instrument to which it is a party; or

(ii)                                  its articles of association; or

(iii)                               any lien, lease, order, judgement, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which it is bound.

8.                                      DISPUTES

8.1                                 If any of the parties to this agreement do not agree on any matter required to be agreed between them under any of the sections 2 and 3 of this agreement or concerning any Adjustment within fifteen Business Days of the dispute arising or of the time/date specified in those sections the matter in dispute shall be referred, at the request of any of the parties (each a Disputing Party), for decision to an independent accountant (the Independent Accountant). Such Independent Accountant shall be PriceWaterhouseCoopers or, if such firm is not willing to accept such assignment on reasonable terms and conditions, Deloitte. If both PriceWaterhouseCoopers and Deloitte are not willing to accept the assignment on reasonable terms and conditions, as shall be appointed for this purpose on the application of either Disputing Party by the president of the Dutch Institute for Registered Accountants (Nederlands Instituut voor Register Accountants).

8.2                                 The Independent Accountant shall determine the dispute by means of a binding advice (bindend advies). Each Disputing Party may make representations in writing to the Independent Accountant.

8.3                                 The costs incurred by the Independent Accountant shall be borne equally between the Disputing Parties unless the Independent Accountant determines otherwise.

5

9.                                      NOTICES

9.1                                 Any notice or other formal communication given under this agreement (which includes fax but not email) must be in writing and may be delivered in person, or sent by registered post (aangetekend) or fax to the party to be served at its address appearing in subsection 9.4 or at such other address as it may have notified to the other parties in accordance with this section.

9.2                                 Any notice or document shall be deemed to have been served:

(a)                                  if delivered in person, at the time of delivery; or

(b)                                 if by registered post, at 10.00 a.m. on the second Business Day after it was put into the post; or

(c)                                  if sent by fax, on the date of transmission, if transmitted before 3.00 p.m. (local time at the place of destination) on any Business Day and in any other case on the Business Day following the date of transmission.

9.3                                 In proving service of a notice or other formal communication it shall be sufficient to prove that delivery in person was made or that the envelope containing the notice or formal communication was properly addressed and posted as registered mail or that the fax was properly addressed and transmitted, as the case may be.

9.4                                 The following are the addresses (including fax numbers) of the parties for the purposes of subsection 9.1 above:

If to the Subscriber:

Olympia 2A

1213 NT Hilversum

Fax: 31 35 6463355

Marked for the attention of:	Mr. Peter Kuipers

and with a copy to:

Nauta Dutilh N.V.

Weena 750

3014 DA Rotterdam

Postbus 1110

3000 BC Rotterdam

Fax: +31 10 2240007

Marked for the attention of:	Mr. Peter Goes

6

If to the Issuer

Rietlandpark 333

1019 DW Amsterdam

Fax: +31 20 800 7480

Marked for the attention of:	Business Manager

Mr. Andre Kreuzen

and with a copy to:

SBS Services B.V.

Rietlandpark 353

1019 EM Amsterdam

Fax: +31 20 5191996

Marked for the attention of:	General Counsel

Mr. Erik Moe

10.                               ANNOUNCEMENTS

Neither party shall make or permit any person connected with it to make any announcement concerning this agreement or any ancillary matter except as required by law or any competent regulatory body or with the written approval of the other parties, such approval not to be unreasonably withheld or delayed.

11.                               FURTHER ASSURANCES

11.1                           The Issuer shall procure the convening of all meetings and the giving of all waivers and consents and the passing of all resolutions and shall do or procure all other acts and things as may be necessary under the laws of the Netherlands or under its the articles of association to give effect to the provisions of this agreement and any exercise of the Call Option. SBS Nederland and De Telegraaf shall give their fullest cooperation in this respect to enable the Issuer to issue the Option Shares and to enable the Subscriber to subscribe for the Option Shares.

11.2                           In the event that SBS Nederland or De Telegraaf dispose of their Shares, they will procure that the party acquiring the Shares will adhere to their obligations pursuant to this agreement.

12.                               GENERAL

12.1                           Each obligation, representation and warranty on the part of each party under this agreement (except any obligation fully performed) shall continue in force after the Completion Date.

12.2                           None of the rights or obligations under this agreement may be assigned or transferred by one party without the written consent of the other party.

7

12.3                           This agreement and the documents referred to in it contain the whole agreement between the parties relating to the transactions contemplated in this agreement and supersede all previous agreements between the parties relating to those transactions.

12.4                           In entering into this agreement no party may rely on any representation, warranty, collateral contract or other assurance (except those set out in this agreement) made by or on behalf of any other party before the signing of this agreement and each of the parties waives all rights and remedies which, but for this subsection, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance, provided that nothing in this subsection shall limit or exclude any liability for fraud.

12.5                           Unless explicitly stated otherwise in this agreement, the parties waive their rights, if any, to annul (partly) rescind, (partly) dissolve (ontbinden) or cancel this agreement, or to request annulment, (partial) rescission, (partial) dissolution (ontbinding) or cancellation of this agreement on the basis of articles 228 or 265, book 6 of the Dutch Civil Code.

12.6                           This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement and any party may enter into this agreement by executing a counterpart.

12.7                           Each party shall bear its own costs and expenses incidental to the negotiation, preparation and completion of this agreement.

13.                               TERMINATION

This agreement shall terminate upon the Subscriber no longer being a shareholder in the capital of the Issuer and upon the expiry of the Exercise Period.

14.                               GOVERNING LAW AND ARBITRATION

14.1                           This agreement is governed by and shall be construed in accordance with the laws of the Netherlands. Save as otherwise set out in this agreement, any dispute arising out of or in connection with this agreement (including questions in respect of the authority of the arbitrators) will be finally settled by arbitration in accordance with the rules of the Netherlands Arbitration Institute (Nederlands Arbitrage Instituut), provided that the parties have the right to settle any such dispute in summary proceedings (kort geding) and the right to obtain seizure. The arbitral tribunal will be composed of three arbitrators appointed in accordance with those rules.  The place of the arbitration will be Amsterdam, the Netherlands. The language of the arbitration will be English. The arbitrators will decide according to the rules of law.

This agreement has been signed by the parties (or their duly authorised representatives) on the date stated at the beginning of this agreement.

8

SIGNATORIES

SIGNED by: Pieter Kuipers	)	/s/ Pieter Kuipers
For and on behalf of:	)
VERONICA HOLDING B.V.	)

SIGNED by: Andre Kreuzen	)	/s/ Andre Kreuzen
For and on behalf of:	)
SBS BROADCASTING B.V.	)

For acknowledgement and agreement of their
obligations under this agreement:

SIGNED by:	)
For and on behalf of:	)
SBS NEDERLAND B.V.	)

SIGNED by: Andre Kreuzen (power of attorney))		/s/ Andre Kreuzen
For and on behalf of:	)
N.V. HOLDINGMAATSCHAPPIJ DE TELEGRAAF	)

9

SCHEDULE 1

FORM OF CALL EXERCISE NOTICE

To:                              [SBS Broadcasting B.V.]

[address]

Dear Sirs,

We refer to the Call Option Agreement dated 1 September 2003 and made between yourselves and ourselves and to the Call Option granted by you to us under that agreement.

We hereby give notice under and pursuant to section 2 of the Call Option Agreement that we exercise the Call Option granted by you to us in respect of the Shares, as defined in the Call Option Agreement.

We will transfer the Call Option Price, as defined in the Call Option Agreement, one Business Day prior to Completion to the third party account of Allen & Overy as set out in the Call Option Agreement. Kindly provide us with the reference to be indicated with such payment.

Yours faithfully,

By:

For and on behalf of:

Veronica Holding B.V.

10

Schedule 4
[BELASTINGDIENST LETTERHEAD]
[DUTCH TAX AUTHORITIES]			Utrecht-Gooi
Hilversum office

P.O. Box 70	1200 AB Hilversum	Telephone	+31 (0)35-626 32 01
		Fax	+31 (0)35-626 35 38
MGO Team (medium and large Enterprises)
Direct-dial number +31 (0)35-626 36 86

Ernst & Young tax advisors		Date
Attn: mr. W.J.M. van Hellemondt		28 August 2003
P.O. Box 7925
1008 AC AMSTERDAM		Your reference

Reference
Subject:		34.75.840

Veronica/SBS

Dear Mr Van Hellemondt,

Further to our telephone conversation this morning, I inform you as follows. I can agree with the letter dated 28 August 2003 signed on behalf of Veronica and SBS, subject to the following notes.

•                                         The parties agreed on the value of the 10% interest in SBS. I will not give an opinion on this valuation.

•                                         Veronica Holding B.V. will acquire a right of option in order to expand its interest in SBS from 10% to 12% over three years. Both for Veronica Holding B.V. and for SBS Broadcasting B.V., this right of option is part of the participation exemption.

•                                         It was agreed that granting a licence right to SBS is part of the amalgamation of companies. Therefore, no corporate income tax will be levied on Veronica Holding B.V. while SBS cannot depreciate this licence right for tax purposes. SBS conformed to this by signing the letter of 28 August 2003.

•                                         The sale of the shares in Veronica Digitaal B.V. and Veronica Litho B.V. falls within the scope of the participation exemption. At this time, I am unable to assess whether transactions in the sense of Section 15 ai Corporate Income tax Act have taken place, so I will not make any statements in that regard.

•                                         I do not know the scope of the losses resulting from the termination of the television activities by Veronica Holding B.V.

I hope you find this information adequate.

Yours sincerely,

Hilversum Tax Authorities/Private Persons/Enterprises,

On behalf of the Inspector,

[signature]

/s/ W.P.M. Kintz

Mr. W.P.M. Kintz

office address
in your response, please indicate the date	Stationsplein 12
and reference number of this letter	Hilversum

ERNST & YOUNG letterhead

Tax Authorities/Utrecht-Gooi/Hilversum office
Attn.: mr. W.P.M. Kintz
P.O. Box 70
1200 AB HILVERSUM

Amsterdam, 28 August 2003	308087/WvH/mj/HdR

Subject: Veronica/SBS

Dear Mr Kintz,

In the recent past, we consulted you and your colleague, Mr A. de Lange, several times about the reorganisation of the Veronica Group. We thought it would be wise to set out in this letter the agreements made with regard to the transaction with SBS, and to inform you in further detail about the final structure.

1                                        Description of the transactions

1.1                              Transactions with SBS

Veronica Holding BV (hereinafter ‘Veronica Holding’) will contribute to Veronica Uitgeverij BV the assets and liabilities with regard to the publishing activities it acquired on 15 December 2002, in accordance with Section 14 of the Corporate Income Tax Act 1969 (hereinafter: ‘Section 14’). The shares in Veronica Uitgeverij BV will then be contributed to SBS Broadcasting BV (hereinafter: ‘SBS’) in exchange for such a number of newly issued SBS shares that Veronica Holding will acquire an interest of 10% in SBS’ capital. The 10% interest represents a value of approximately EUR 54.6 million. SBS will be granted an exclusive licence for the use of the name ‘Veronica’ for TV and other media activities (with the exception of radio). No annual royalties will be paid for this licence.

As referenced above, Veronica Holding will acquire a 10% interest in SBS. Initially, the idea was to have Veronica acquire a 12% interest. The parties have also agreed that Veronica Holding is entitled to expand its interest, in principle, over three years, to 12% in exchange for cash payment of the then-current value of SBS.

In addition, SBS will purchase the shares in Veronica Digitaal BV and Veronica Litho BV, and will settle the purchase price by assuming a number of obligations.

Initially, there was some sort of correction mechanism in case the forecasts used in the value appraisal were not realised, but it is no longer in effect. The contracts only provide for the usual warrantees, including those in respect of the balance sheet.

1.2                              Other activities of Veronica Holding

Following these transactions, Veronica Holding holds two participations and a few immovable assets. The TV activities will be wound up in full. The question of whether the activities in respect of Kink FM will be continued remains unanswered.

1.3                              The licence rights

With regard to granting the licence rights in respect of the use of the name ‘Veronica’, we note the following. In connection with our letter of 25 July 2003, we had a discussion by telephone on 31 July 2003. The result of this discussion was that SBS could be granted a license right without corporate income tax being levied, provided that SBS would undertake to refrain from depreciating this right for tax purposes.

Veronica Holding BV will grant licences to SBS (TV and media activities), Sky (radio activities) and Vereniging Veronica. Subsequently, the name will be contributed to Veronica Merken BV, a newly established company.

2                                        The tax consequences of the transactions

2.1                              The transactions with SBS

With regard to both Veronica Holding’s contributing its publishing business to Veronica Uitgeverij BV and the transfer of the shares in Veronica Uitgeverij BV to SBS in exchange for shares in SBS, we agreed (see our letter of 11 July 2003, which was approved by your colleague, De Lange) that Section 14 is applicable to these transactions, so there is no issue of levying corporate income tax.

The above is subject to the following conditions:

A                                      the book values will be passed on;

B                                        Veronica Holding will not alienate the shares it acquired in SBS within three years;

C                                        SBS will not alienate the shares it acquired in Veronica Uitgeverij BV within three years; and

D                                       SBS will continue the enterprise of Veronica Uitgeverij for three years.

Since the consideration consists only of shares, the conditions of Section 14 have been met. These transactions do not diminish Vereniging Veronica’s application of Section 14 upon the contribution to Veronica Holding; this is in line with your position of 25 August 2003.

The sale of the shares in Veronica Digitaal BV and Veronica Litho BV falls within the scope of the participation exemption since, as far as we know, no transactions in the sense of Section 15 ai Corporate Income Tax Act have taken place.

2.2                              Veronica’s TV activities

The termination of the TV activities will result in a substantial loss for Veronica Holding. The loss for tax purposes is now projected at EUR 10 to 12 million.

2.3                              The licence rights

We orally agreed that granting the licence to SBS can be effected free of tax, provided that SBS does not depreciate the licence for tax purposes. By signing this letter also on behalf of its tax representative, SBS conforms to this agreement.

In closing, we draw your attention to the fact that, in our opinion, the contribution of the name by Veronica Holding after granting the above-mentioned licences is a taxable transaction. We will consult you on the remaining value of the name.

If you agree with the above, kindly date and sign this letter in witness of your approval and return it to us no later than Friday, 29 August in connection with the closing of the transaction on that date. Please fax your response to us on # +31 (0)20 646 2553.

Yours sincerely,

on behalf of

Ernst & Young Tax advisors

[signature]	[signature]
on behalf of Veronica	on behalf of SBS
/s/ H. de Ruijter	/s/ J.A. Bartman
Mr. H. De Ruijter	Mr. J.A. Bartman

For approval,

Mr. W.P.M. Kintz

SCHEDULE 5

DOMAIN NAME

The domain name is:

Veronicauitgeverij.nl

25

SCHEDULE 6

SIGNING

For the purpose of this schedule Unanimous Consent Resolution means a resolution in writing by a company’s body (orgaan), adopted by unanimous consent of all members of such body and, in respect of a resolution by a general meeting, including the opportunity by the management board and supervisory board (if any) to have rendered their advice.

PART 1

1.                                       At Signing Veronica shall procure the delivery to SBS of:

(a)                                  the written approval by the general meeting, the Association (Vereniging Veronica), of Veronica of the transactions contemplated by this agreement and related agreements;

(b)                                 the written approval of the supervisory board of Veronica of the transactions contemplated by this agreement and related agreements;

(c)                                  resignation letter of the managing director of the Company acknowledging that such director has no claim against the Company;

(d)                                 letters releasing the Company:

(i)                                     from its obligations under any financing agreements by the Company and all related Encumbrances;

(ii)                                  from any other guarantees given for the benefit of or in respect of any obligations by other members of Veronica’s Group;

(e)                                  the shareholders’ register of the Company;

(f)                                    the unconditional positive advice of the works council of Veronica;

(g)                                 confirmation of the transfer of all assets, liabilities, agreements and personnel to the Company as set out in the schedule headed “Restructuring” or that such transfer will be completed within five Business Days following Signing;

(h)                                 confirmation of the transfer of all Intellectual Property Rights in the databases of (i) the subscribers to Veronica Magazine and Veronica Satellite and (ii) members of the Association to the Company and the subsequent destroying without keeping any (backup) copies of any nature whatsoever by the Association and/or Veronica of these databases, and the Company being the duly registered owner of the domain names as specified in the schedule headed “Domain Names”.

26

PART 2

2.                                       At Signing SBS will deliver to Veronica:

(a)                                  an Unanimous Consent Resolution of its shareholders relating to the issue of the Consideration Shares and the exclusion of their pre-emption rights; and

(b)                                 the resolution of its supervisory board relating to acquisition of the Shares by way of contribution on the Consideration Shares and the issue of the Consideration Shares.

PART 3

3.                                       After confirmation by the parties that deliveries of the documents as set out in this schedule have been made:

(a)                                  the parties will, and will procure that the members of their respective groups, including the Company, will (as appropriate):

(i)                                     enter into the Shareholders Agreement;

(ii)                                  enter into the Subscription Agreement.

(b)                                 the parties shall execute the Deed of Contribution before the Notary and the Notary shall execute the Deed of Contribution and the parties shall procure that the relevant Company will acknowledge the transfer of the Shares by signing the Deed of Contribution.

27

Schedule 7

SBS - akte uitgifte tegen inbreng ENG
CMS/LPP/67819-00025
99116977

DEED OF ISSUANCE OF SHARES AND CONTRIBUTION

(SBS Broadcasting B.V.)

This first day of September two thousand and three, there appeared before me, Christiaan Maria Stokkermans, civil law notary in Amsterdam:

Oscar Manders, with office address at Apollolaan 15, 1077 AB Amsterdam, the Netherlands, born in Schiedam, the Netherlands, on the fifth day of January nineteen hundred and sixty-five, in this respect acting as attorney-in-fact of:

1.                             SBS Broadcasting B.V., a private limited liability company under Dutch law (‘besloten vennootschap met beperkte aansprakelijkheid’), having its official seat in Amsterdam, its office address at Rietlandpark 333, 1019 DW Amsterdam and registered in the Commercial Register under number 33268595 (“SBS”);

2.                             Veronica Holding B.V., a private limited liability company under Dutch law (‘besloten vennootschap met beperkte aansprakelijkheid’), having its official seat in Hilversum, its office address at Olympia 2A, 1213 NT Hilversum and registered in the Commercial Register under number 32060962 (“Veronica”); and

3.                             Veronica Uitgeverij B.V., a private limited liability company under Dutch law (‘besloten vennootschap met beperkte aansprakelijkheid’), having its official seat in Hilversum, its office address at Olympia 2A, 1213 NT Hilversum and registered in the Commercial Register under number 32064149 (“Uitgeverij”).

The aforementioned proxies appear from three written powers of attorney attached to this deed (Annexes).

The person appearing declared the following:

1

RECITALS:

(A)                    On the first day of September two thousand and three the general meeting of shareholders of SBS resolved, inter alia, to issue to Veronica sixty-seven (67) shares in the capital of SBS (the “New Shares”) with a nominal value of one hundred Dutch guilders (NLG 100) each, numbered 601 through 667. A copy of the shareholder’s resolution by which the issuance of the New Shares was resolved is attached to this deed (Annex).

(B)                      The New Shares are to be fully paid up by a non-cash contribution consisting of forty thousand and two (40,002) shares in the capital of Uitgeverij with a nominal value of one Dutch guilder (NLG 1) each, numbered 1 through 40,002, jointly representing the entire issued capital of Uitgeverij (the “Contribution-Shares”).

(C)                      With respect to this non-cash contribution, SBS has prepared a description (the “Description”) in accordance with Section 2:204b(1) of the Dutch Civil Code and on the basis of which description BDO Accountants & Adviseurs, accountants in Utrecht, the Netherlands, have prepared an accountants’ certificate. The Description has been signed by all managing directors of SBS. A copy of the Description and of the aforementioned accountants’ certificate have been attached to this deed (Annexes).

(D)                     SBS and Veronica shall hereby effect the issuance of the New Shares and the contribution of the Contribution-Shares on the terms set out below.

NOW THEREFORE, SBS AND VERONICA HAVE AGREED AS FOLLOWS:

CHAPTER I. ISSUANCE OF THE NEW SHARES.

Article 1. Issuance.

1.1                       SBS hereby issues the New Shares to Veronica and Veronica hereby accepts the same from SBS, all on the terms set out in the resolution to issue the New Shares and in this deed.

1.2                       The New Shares shall be registered and no share certificates shall be issued for the New Shares.

1.3                       SBS shall register the issuance of the New Shares in its register of shareholders.

Article 2. Obligation to Pay.

2.1                       The New Shares are issued at par, and therefore in exchange for an obligation to pay an amount equal to the aggregate nominal value of the New Shares (the “Obligation To Pay”) which must be fulfilled by contributing the Contribution-Shares.

2.2                       If the value of the Contribution-Shares exceeds the amount of the Obligation To Pay, the balance will be share premium.

Article 3. Warranties of SBS.

SBS warrants to Veronica that, on this day, the following is correct:

(a)                        SBS is a private limited liability company under Dutch law (‘besloten

2

vennootschap met beperkte aansprakelijkheid’), duly incorporated by notarial deed executed before J.B. de Snaijer, civil law notary in Amsterdam, on the twenty-first day of April nineteen hundred and ninety-five. The Articles of Association of SBS were last partially amended by notarial deed executed before Jan Bouwen de Snaijer, civil law notary in Amsterdam, on the sixteenth day of July nineteen hundred and ninety-nine.

(b)                       SBS is currently registered in the Commercial Register under number 33268595. The information regarding SBS which is registered in the Commercial Register is correct and complete.

(c)                        SBS has not been dissolved and no resolution has been adopted to dissolve SBS, nor has any request thereto been filed; SBS has not received any notice from the Chamber of Commerce under Section 2:19a of the Dutch Civil Code. SBS has not been declared bankrupt, nor has a suspension of payment been declared, nor have any requests thereto been filed, nor is there any reason to expect the same.

(d)                       Immediately prior to this issuance of the New Shares taking effect, the issued capital of SBS consisted of six hundred (600) shares with a nominal value of one hundred Dutch guilders (NLG 100) each, numbered 1 through 600, all of which are fully paid up. No person holds any right, conditional or unconditional (including, but not limited to, options and debt instruments convertible into shares), against SBS to subscribe for or otherwise acquire shares in the capital of SBS.

(e)                        The authorised capital of SBS is two hundred thousand Dutch guilders (NLG 200,000) and is divided into two thousand (2,000) shares with a nominal value of one hundred Dutch guilders (NLG 100) each.

(f)                          The issuance of the New Shares to Veronica is effected with due observance of all statutory provisions and provisions prescribed by the Articles of Association of SBS applicable thereto.

(g)                       SBS’s register of shareholders is up-to-date and complete.

CHAPTER II. CONTRIBUTION OF THE CONTRIBUTION-SHARES.

Article 4. Contribution.

4.1                       Veronica hereby contributes and transfers the Contribution-Shares to SBS and SBS hereby accepts the same from Veronica.

4.2                       The share transfer restrictions (also referred to as ‘blocking clause’) referred to in Articles 14 through 19 of Uitgeverij’s Articles of Association need not be complied with as Veronica is the sole shareholder of Uitgeverij.

4.3                       The Contribution-Shares are registered and no share certificates have been issued for the Contribution-Shares.

4.4                       As far as SBS and Veronica are aware, the value of the Contribution-Shares has not decreased since the date to which the Description pertains.

Article 5. Warranties of Veronica.

Veronica warrants to SBS that, on this day, the following is correct:

3

(a)                        Uitgeverij is a private limited liability company under Dutch law (‘besloten vennootschap met beperkte aansprakelijkheid’), duly incorporated by notarial deed executed before H.J. Steinvoort, at that time civil law notary in ‘s-Gravenhage, on the twenty-fourth day of September nineteen hundred and ninety-six. The Articles of Association of Uitgeverij have not been amended since.

(b)                       Uitgeverij is currently registered in the Commercial Register under number 32064149. The information regarding Uitgeverij which is registered in the Commercial Register is correct and complete.

(c)                        Uitgeverij has not been dissolved and no resolution has been adopted to dissolve Uitgeverij nor has any request thereto been filed. Uitgeverij has not received any notice from the Chamber of Commerce under Section 2:19a of the Dutch Civil Code. The Veronica Companies have not been declared bankrupt, nor has a suspension of payment been declared, nor have any requests thereto been filed, nor is there any reason to expect the same.

(d)                       The issued capital of Uitgeverij consists of the Contribution-Shares, all of which are fully paid up. No person holds any right, conditional or unconditional (including, but not limited to, options and debt instruments convertible into shares), against Uitgeverij to subscribe for or otherwise acquire shares in the capital of Uitgeverij.

(e)                        The register of shareholders of Uitgeverij is up-to-date and complete.

(f)                          Veronica has full and unencumbered title to the Contribution-Shares.

(g)                       Veronica has not been deprived of the authority to transfer the Contribution-Shares by virtue of Section 2:22a, subsection 1, of the Dutch Civil Code.

(h)                       The Contribution-Shares are not subject to rights of third parties or obligations to transfer to third parties or claims based on contracts of any nature.

(i)                           By the transfer of the Contribution-Shares to SBS, the full and unencumbered title to the Contribution-Shares will be transferred to SBS.

Article 6. Previous Acquisition of the Contribution-Shares.

Veronica has declared to have acquired the Contribution-Shares as follows:

•                                eight thousand (8,000) of the Contribution-Shares, numbered 32,001 through 40,000, by virtue of a transfer pursuant to a sale and purchase agreement, effected by a notarial deed of transfer executed on the twelfth day of May two thousand, before P.H.N. Quist, civil law notary in Amsterdam;

•                                thirty-two thousand (32,000) of the Contribution-Shares numbered 1 through 32,000 by virtue of a transfer pursuant to a contribution agreement effected by a notarial deed of issuance and contribution, executed before a deputy of M. van Olffen, civil law notary in Amsterdam, on the thirtieth day of May two thousand and three; and

•                                two (2) of the Contribution-Shares numbered 40,001 through 40,002 by

4

virtue of a transfer pursuant to a contribution agreement effected by a notarial deed of issuance and contribution, executed before Martin van Olffen, civil law notary in Amsterdam, on the first day of September two thousand and three.

CHAPTER III. FINAL PROVISIONS.

Article 7. Exemption from Capital Tax.

With respect to the contribution of the Contribution-Shares, SBS shall file for exemption from Dutch capital tax under the provisions in Section 37, subsection 1, under a, in conjunction with Section 37, subsection 2, under b, of the Dutch “Wet op Belastingen van Rechtsverkeer”.

Article 8. Rescission (‘ontbinding’).

SBS and Veronica waive the right to rescind the agreement laid down in this deed or to demand rescission thereof.

Finally, Uitgeverij has declared:

Uitgeverij hereby acknowledges the transfer of the Contribution-Shares effected by this deed and shall register the same in its register of shareholders.

Close.

The person appearing is known to me, civil law notary.

This deed was executed in Amsterdam on the date first above written. Before reading out, a concise summary and an explanation of the contents of this deed were given to the person appearing. The person appearing then declared that he had taken note of and agreed to the contents of this deed and did not want the complete deed to be read to him. Thereupon, after limited reading, this deed was signed by the person appearing and by me, civil law notary, at eight hours and ten minutes post meridiem.

(Signed by: O. Manders; Chr.M. Stokkermans)

FOR TRUE COPY:

5

SCHEDULE 8

RESTRUCTURING

Prior to Signing the following agreements respectively liabilities from Veronica shall be transferred or assumed by the Company:

1.         the agreement with KPN Telecom B.V. of 12 June 2002;

2.         The payment of an amount of Euro 533,000 to Mr M. Tulen;

3. The payment of an amount of Euro 127,000 to Mr L. Rijf.

The parties acknowledge and agree that any provisions made in regard of the above liabilities in any balance sheet of any company within Veronica’s Group shall also be transferred to the Company.

29

SCHEDULE 9

DEED OF CONTRIBUTION RELATING TO THE RESTRUCTURING

The parties acknowledge and agree that within five Business Days following Signing the agreements mentioned in the deed of contribution relating to the Restructuring shall be transferred from Veronica to the Company after obtaining the prior written consent of the counterparty to such agreements.

30

Version dated

1-9-2003

JCB/FKB/bdo

C:\apupdate\sectemp\51662965.muv4.doc

DRAFT DBBW 1 SEPTEMBER 2003

DEED OF ISSUE OF TWO SHARES IN THE CAPITAL OF

VERONICA UITGEVERIJ B.V.

On ** two thousand and three, there appeared before me, mr. Frederik Karel Buijn, a civil-law notary practising in Rotterdam:

**

acting in this matter as holder of a written power of attorney from:

1.                                      Veronica Uitgeverij B.V., a private company with limited liability, having its registered office in Hilversum with address: Olympia 2A, 1213 NT Hilversum, hereinafter to be referred to as: the Publisher;

2.                                      Veronica Holding B.V., a private company with limited liability, having its registered office in Hilversum with address: Olympia 2A, 1213 NT Hilversum, hereinafter to be referred to as: the Contributor.

The person appearing

STATED AS FOLLOWS:

(i)                                     Vereniging Veronica, having its registered office in Hilversum, concluded a preliminary agreement with the Contributor on twenty December two thousand and two, in which it was agreed that Vereniging Veronica intends to contribute its entire enterprise to the Contributor, by means of a amalgamation of companies, in exchange for receiving one (1) share. The deed of issuance of one share in exchange for contribution of the enterprise of Vereniging Veronica was executed on thirty May two thousand and three before the substitute of professor mr. M. van Olffen, civil-law notary practising in Amsterdam. Pursuant to the aforementioned preliminary agreement, the risk of the economic entitlement shall be borne by the Contributor as from fifteen December two thousand and two;

(ii)                                  Vereniging Veronica as limited partner and the Publisher as managing partner entered into a limited partnership by the name of Veronica Blad C.V. on one September nineteen hundred and ninety-five. By the deed referred to under (i), Vereniging Veronica’s limited share in Veronica Blad C.V. devolved to the Contributor. The economic entitlement to the enterprise operated by Veronica Blad C.V. is therefore now vested in the Contributor;

(iii)                               On one September two thousand and three, the Contributor and the Publisher decided to dissolve Veronica Blad C.V. and to contribute the Contributor’s share in the capital of Veronica Blad C.V. to the Publisher as at thirty-one August two thousand and three in exchange for two shares in the capital of the Publisher, on the understanding that the excess shall be deemed to be share premium;

(iv)                              On one September two thousand and three, the Publisher’s general meeting resolved to issue to the Contributor two shares in the Publisher’s capital, each with a nominal value of one Dutch guilder (NLG 1) as stated in the articles of association, in exchange for full payment, on the understanding that the excess shall be deemed to be share premium, and with the Contributor being obliged to meet its payment obligation in this matter otherwise than in money, namely by contributing as at thirty-one August two thousand and three its undivided share in and economic entitlement to:

a.               the books, records, bank documents, other documents, information and information carriers;

b.              the goodwill, know-how and client file belonging to the enterprise of Veronica Blad C.V.;

c.               the licences, exemptions and dispensations granted to the Contributor, including the licences prescribed by government or otherwise for operating the enterprise of Veronica Blad C.V.;

d.              the agreements specified in Annex 1 (including insurance policies);

e.               the claims on debtors, as itemised in a document attached to this deed as Annex 2;

f.                 the rights flowing from the offers made to the Contributor;

g.              the cash in hand and bank balances, as itemised in a document attached to this deed as Annex 3;

h.              the entitlement to the depositary receipt for a share in Stadion Amsterdam with registration number A32; and

i.                  all other assets of the Contributor which belong to or are only used for, or in the enterprise of, Veronica Blad C.V., irrespective of whether they are shown by the annual accounts, but explicitly exclusive of the shares in the capital of Race Report Uitgeverij B.V., a private company with limited liability with its registered office in Hilversum, the claim on Race Report Uitgeverij B.V. in respect of a loan and the liabilities of Veronica Blad C.V. in connection with the agreement of one November two thousand and one regarding a recourse scheme in connection with suretyships granted by third parties, hereinafter jointly with the Publisher’s obligation to meet any and all obligations Veronica Blad C.V. will have at thirty-one August two thousand and three to be referred to as: the ‘Contribution’;

(v)                                 the Publisher’s general meeting of shareholders resolved on one September two thousand and three with regard to this issue to exclude the pre-emption right;

(vi)                              the Publisher’s general meeting of shareholders resolved on one September two thousand and three, pursuant to Section 204(2), Book 2 of the Dutch Civil Code, to grant permission to the Publisher’s board of management to enter into an agreement with the Contributor regarding the Contribution, otherwise than in money, to the share referred to under (ii);

(vii)                           both the Publisher and the Contributor deem Section 31 of the Turnover Tax Act 1968 to be applicable to this Contribution;

(viii)                        pursuant to the provisions in the resolution referred to under (v), the Contributor is obliged to deliver the Contribution to the Publisher;

AND DECLARED:

Issuance.

Article 1.

1.1.      In execution of the resolution for issuance referred to above, the Publisher hereby issues to the Contributor two (2) shares in the Publisher’s capital, each with a nominal value of one Dutch guilder (NLG 1), subject to the Contributor’s obligation to meet its payment obligation in this respect.

1.2.      The Contributor accepts the share referred to in Article 1.1. subject to the obligation referred to there.

Contribution.

Article 2.

2.1.      In fulfilment of the above-mentioned payment obligation and the provisions in the agreement for contribution referred to above under (iv), the Contributor now transfers the assets referred to under (iv) to the Publisher, who accepts said transfer.

2.2.      The goods referred to under (iv) (a), (b) and (i), as well as the cash in hand referred to under (iv) (k), are transferred, insofar as these are not held by a third party, to the Publisher by giving the Publisher access to the places where these goods and cash in hand are located, and by handing it the keys and any proofs of ownership, so that these goods and cash in hand shall entirely be at the Publisher’s disposal.

2.3.      Goods in the hands of third parties as referred to in paragraph 2 of this article shall be delivered to the Publisher by a message of the Contributor, also on behalf of the Publisher, to the third party that in the future it shall hold the goods on behalf of the Publisher.

2.4.      The licences, exemptions and dispensations as referred to under (iv)(d), the claims insofar as these are registered claims, as referred to under (iv)(f), the rights referred to under (iv)(g) and the bank balances referred to under (iv)(k), are hereby transferred to the Publisher.

2.5.      The claims as referred to under (iv)(f), which are payable to order or to bearer, shall be transferred to the Publisher in the manner as prescribed by law.

2.6.      The agreements as referred to under (iv)(e) are hereby transferred to the Publisher.

2.7.      The Publisher shall meet the obligations of Veronica Blad C.V. has at thirty-one August two thousand and three.

2.8.      The Contributor grants the Publisher irrevocable authority, with right of substitution, to conduct all acts on its behalf that prove to be necessary to effect the transfers concerned.

Discharge.

Article 3.

The Publisher shall grant the Contributor a discharge in respect of its obligation to pay for the share referred to in Article 1.

Account.

Article 4.

The enterprise of Veronica Blad C.V. is deemed to be operated for the Publisher’s account as from thirty-one August two thousand and three.

Miscellaneous.

Article 5.

5.1.      To the extent this deed does not stipulate otherwise, any agreements made between the party prior to the execution of this deed shall remain in force, with the understanding that invocation of a condition subsequent is no longer possible and any suspensory conditions are deemed to be fulfilled.

5.2.      Copies of the specification and expert report in respect of the Contribution as referred to in Section 204b, Book 2 of the Dutch Civil Code, shall be attached to this deed.

5.3.      The parties waive the right to dissolve the agreement contained in this deed by virtue of the provisions in Section 265, Book 6 of the Dutch Civil Code.

5.4.      Finally, the person appearing declared that this deed shall be a deed of assignment for the registered claims that are part of the assets of the enterprise of Veronica Blad C.V.

5.5.      The costs of this deed shall be borne by the Publisher.

The powers of authority has been proved satisfactorily to me, civil-law notary.

The written powers of attorney are evidenced by two private instruments containing power of attorney, which shall be attached to this deed.

The document evidencing the resolution stated at the beginning of this deed, as well as the statement of the Publisher’s management board referred to at the beginning of this deed, shall be attached to this deed.

Whereof deed executed in one original in Amsterdam, on the date indicated in the heading of this deed.

After communicating and explaining the succinct content of the deed and explaining the consequences arising for the parties from the content of the deed, and the declaration of the person appearing that he had taken cognizance of the content of the deed and agreed to it, and those parts of the deed as prescribed by law had been read, this deed was signed by the party appearing, who is known to me, civil-law notary, and by me, civil-law notary, at

Schedule 10

ANNEXE TO THE DESCRIPTION OF THE CONTRIBUTION OF THE SHARES IN VERONICA UITGEVERIJ B.V. TO SBS BROADCASTING B.V.

VERONICA UITGEVERIJ B.V.

Hilversum

Forecast financial position at

31 August 2003

VERONICA UITGEVERIJ B.V., HILVERSUM	ANNEXE

CONTENTS

General
Basis of preparation of the balance sheet
Basis of preparation of balance sheet movements and forecast profit for July and August 2003
Balance sheet
Forecast profit and loss account for July and August 2003
Notes to the balance sheet

UNAUDITED

GENERAL

The forecast balance sheet at 31 August 2003 of Veronica Uitgeverij B.V. has been prepared for the purpose of the contribution of Veronica Uitgeverij B.V. to SBS Broadcasting B.V.

This balance sheet has been prepared on the basis of the balance sheet at 30 June 2003, as derived from the accounting records of Veronica Blad C.V., which formed part of Veronica Holding B.V. until 30 June 2003. On 31 August 2003, the date on which the deed was passed by a civil-law notary, the assets and liabilities constituting the business activities of the publisher of Veronica Magazine and Veronica Sattelite were contributed to Veronica Uitgeverij B.V. in exchange for the issue of two shares of €0.45 nominal value each. Veronica Uitgeverij B.V. was then contributed to SBS Broadcasting B.V.

The forecast balance sheet at 31 August 2003 has been derived from the internal budgets of Veronica for July and August 2003.

The financial information contained in this report is unaudited.

BASIS OF PREPARATION OF THE BALANCE SHEET

General

Basis of preparation

The balance sheet has been prepared in accordance with accounting principles generally accepted in the Netherlands (Dutch GAAP) and in accordance with the historical cost convention. Departures, if any, from historical cost rules are mentioned separately.

Accounting policies

Intangible fixed assets

The purpose of the revaluation for accounting purposes is to reflect the minimum value of the company in the balance sheet.

Tangible fixed assets

Tangible fixed assets are carried at cost, less straight-line depreciation based on the expected useful economic lives of the assets. Any permanent impairment in the value of the assets is taken into account in their value. Assets purchased during the year are depreciated from the date of purchase.

Financial fixed assets

Financial fixed assets are stated net of a provision for doubtful debts where necessary.

Stocks

Stocks of premiums are valued at the lower of cost and market value.

Receivables

Receivables are stated net of a provision for doubtful debts where necessary.

Provisions

Provisions are stated at their non-discounted value. The provision for deferred taxation is calculated using the standard tax rate.

2

BASIS OF PREPARATION OF BALANCE SHEET MOVEMENTS AND FORECAST PROFIT FOR JULY AND AUGUST 2003

The forecast profit of Veronica Uitgeverij B.V. for the period July to August 2003 is based on the standard monthly reports used within the Veronica group. Under the accounting policies applied in these reports, which are based on Dutch accounting principles, income and expenses are allocated to the period to which they relate.

The forecast balance sheet at 31 August 2003 assumes that the total balance of working capital at that date is unchanged compared with the balance at 30 June 2003. The separate balance sheet positions making up working capital at 31 August 2003 may therefore differ from the positions presented in the forecast balance sheet.

The forecast profit for July and August 2003, amounting to a total of € 1,875 million, was distributed to Veronica Holding B.V. on 31 August 2003. This amount has been deducted from the balance of cash at bank and in hand in the forecast balance sheet at 31 August 2003.

The impact of the forecast profit for the period July to August 2003 on the balance of cash at bank and in hand can be shown as follows (in thousands of euros):

Forecast profit for July and August 2003		1.875
Less: movement in prepaid subscription fees included in this amount	-5.900
Less: profit distributed to Veronica Holding B.V.	-1.875
		-7.775
Lower balance of cash at bank and in hand at 31 August 2003 compared with 30 June 2003		-5.900

For more information, please refer to the accounting policies described below.

Accounting policies

General

The profit has been determined in accordance with accounting principles generally accepted in the Netherlands (Dutch GAAP). The profit represents the difference between net turnover and all related expenses that can be allocated to the period under review. Expenses are determined in accordance with the accounting policies for assets and liabilities stated above. Profits are recognised in the period in which the turnover is realised. Losses are recognised in the period in which they are foreseen.

Financial income and expenses

Financial income and expenses relate to interest received (receivable) from and paid (payable) to third parties and group companies.

3

Taxation

Corporate income tax is not taken into account.

4

VERONICA UITGEVERIJ B.V., HILVERSUM	ANNEXE

BALANCE SHEET

(in thousands of euros)

ASSETS

	Forecast at 31 August, 2003	30 June, 2003	1 January, 2003

Fixed assets

Intangible fixed assets	PM	PM	—

Tangible fixed assets
Buildings	67	67	—
Other fixed operating assets	1.721	1.826	—
	1.788	1.893	—

Financial fixed assets
Other securities	—	—	—

Current assets

Stocks	300	300	—

Receivables
Debtors	4.444	4.444	—
Other receivables, prepayments and accrued income	1.151	1.151	—

	5.595	5.595	—

Liquid Assets	11.324	17.224	18

Total assets	19.007	25.012	18

5

SHAREHOLDER’S EQUITY AND LIABILITIES

	Forecast at 31 August, 2003	30 June, 2003	1 January, 2003

Shareholder’s equity
Share capital	18	18	18
Other reserves	838	943	—
	856	961	18

Provisions
Other provisions	950	950	—

Current liabilities
Trade creditors	4.236	4.236	—
Prepaid subscription fees	12.490	18.390	—
Taxes and social security contributions	-648	-648	—
Other liabilities, accruals and deferred income	1.123	1.123	—
	17.201	23.101	—

Total shareholder’s equity and liabilities	19.007	25.012	18

6

VERONICA UITGEVERIJ B.V., HILVERSUM	ANNEXE

FORECAST PROFIT AND LOSS ACCOUNT FOR JULY AND AUGUST 2003

(in thousands of euros)

	July and August

Net turnover	8.906
Direct costs	8.542
		3.064

Gross profit

Staff costs	1.064
Depreciation	205
Other operating expenses	27
Operating expenses		1.296

Operating profit		1.768

Financial income and expenses		107

Profit on ordinary activities before taxation		1.875

Corporate income tax		0
Net profit		1.875

7

NOTES TO THE FORECAST BALANCE SHEET

(in thousands of euros)

ASSETS

Intangible fixed assets

This item relates to Veronica Magazine, which was contributed by Veronica Blad C.V. to Veronica Uitgeverij B.V. at an earlier date, after which the shares of Veronica Uitgeverij B.V. would be contributed to SBS Broadcasting B.V. in exchange for shares. The net value of the contribution to SBS Broadcasting B.V., agreed by the parties concerned, is € 54.6 million.

Tangible fixed assets

The additions to tangible fixed assets are based on capital expenditure already planned and capital commitments. Depreciation is forecast on the basis of current depreciation rates and methods, taking additions into account.

The forecast movements are as follows:

	Buildings	Other fixed operating assets	Total

Net book value at 30 June 2003	67	1.826	1.893
Forecast additions	—	100	100
Forecast depreciation	—	-205	-205
Forecast net book value at 31 August 2003	67	1.721	1.788

Financial fixed assets

This item relates to depositary receipts for shares in Amsterdam Arena. Parties have agreed to value this item at nil.

VERONICA BLAD C.V., HILVERSUM

Current assets

	Forecast at 31 August 2003	30 June 2003

Stocks
Stock of premiums	300	300

Debtors
Debtors	4.521	4.522
Provision for doubtful debts	-78	-78
	4.444	4.444

Other receivables, prepayments and accrued income
Prepaid postage	670	670
Other	481	481
	1.151	1.151

Cash at bank and in hand

The cash at bank and in hand of Veronica Uitgeverij B.V. is presented and positioned in accordance with the agreements between Veronica Holding B.V. and SBS Broadcasting B.V.

The activities of Veronica Uitgeverij B.V. (publication of Veronica Magazine) are fully financed from prepaid subscription fees. The item, cash at bank and in hand, is calculated as follows (in thousands of euros):

Issued share capital of Uitgeverij Veronica B.V.	18
Prepaid subscription fees	18.390
Less: assets financed with these funds:
• debtors, stocks and other receivables	-5.895
12.513
Add: liabilities forming part of working capital:
• creditors and other current liabilities	4.711
Cash at bank and in hand at 30 June 2003	17.224
Movement in July-August 2003 (see page 5)	-5.900
Cash at bank and in hand at 31 August 2003	11.324

SHAREHOLDER’S EQUITY AND LIABILITIES

Shareholder’s equity

	Forecast at 31 August 2003	30 June 2003

Issued share capital

Issued and fully paid-up capital of Uitgeverij B.V. after contribution (pro forma), 40,002 ordinary shares of € 0.45 nominal value each	18	18

Provisions

Other provisions

Commutation of pre-early retirement commitments	533	533
Commutation of annuity payments	127	127
KPN	290	290
	950	950

The provisions relate to the commitments assumed by Veronica Uitgeverij B.V. from Veronica Holding B.V. in accordance with the agreements made with SBS Broadcasting B.V. The provisions relate directly to the publishing activities and concern, among other things, several legal proceedings. A provision has also been formed for staff redundancy costs.

Current liabilities

Prepaid subscription fees

This item relates to subscription fees paid at 30 June 2003 which for accounting purposes should be allocated to the period after 30 June 2003. The balance at 30 June 2003 is based on the subscription records. Amounts owed by subscribers are deducted from this balance.

Taxes and social security contributions

Payroll tax and social security contributions	112	112
VAT	-480	-480
Pension charges	-280	-280
	-648	-648

Other liabilities, accruals and deferred income

Holiday pay and holiday entitlements	140	140
Other accruals and deferred income	983	983
	1.123	1.123

VERONICA BLAD C.V.

Hilversum

Balance sheet at 30 June 2003 and

forecast financial position at

31 August 2003

CONTENTS

General
Basis of preparation of the balance sheet at 30 June 2003
Basis of preparation of balance sheet movements and forecast profit for July and August 2003
Balance sheet
Forecast profit and loss account for July and August 2003
Notes to the balance sheet

UNAUDITED

GENERAL

The interim balance sheet at 30 June 2003 and the forecast balance sheet at 31 August 2003 of Veronica Blad C.V. have been prepared for the purpose of the contribution of Veronica Blad C.V. to Veronica Uitgeverij B.V. and the subsequent contribution of Veronica Uitgeverij B.V. to SBS Broadcasting B.V.

The balance sheet at 30 June 2003 has been derived from the accounting records of Veronica Blad C.V., which formed part of Veronica Holding B.V. until 30 June 2003. On 28 August 2003, the date on which the deed was passed by a civil-law notary, the assets and liabilities constituting the business activities of the publisher of Veronica Magazine and Veronica Sattelite were contributed to Veronica Uitgeverij B.V. in exchange for the issue of two shares of € 0.45 nominal value each.

The forecast balance sheet at 31 August 2003 has been derived from the internal budgets of Veronica for July and August 2003.

The financial information contained in this report is unaudited.

BASIS OF PREPARATION OF THE BALANCE SHEET AT 30 JUNE 2003

General

Basis of preparation

The balance sheet has been prepared in accordance with accounting principles generally accepted in the Netherlands (Dutch GAAP) and in accordance with the historical cost convention. Departures, if any, from historical cost rules are mentioned separately.

Accounting policies

Intangible fixed assets

The purpose of the revaluation for accounting purposes is to reflect the value of the company in the balance sheet. This item is included as a memorandum item, as agreed by the parties concerned.

Tangible fixed assets

Tangible fixed assets are carried at cost, less straight-line depreciation based on the expected useful economic lives of the assets. Any permanent impairment in the value of the assets is taken into account in their value. Assets purchased during the year are depreciated from the date of purchase.

Financial fixed assets

Financial fixed assets are stated net of a provision for doubtful debts where necessary.

Stocks

Stocks of premiums are valued at the lower of cost and market value.

Receivables

Receivables are stated net of a provision for doubtful debts where necessary.

Provisions

Provisions are stated at their non-discounted value. The provision for deferred taxation is calculated using the standard tax rate.

2

BASIS OF PREPARATION OF BALANCE SHEET MOVEMENTS AND FORECAST PROFIT FOR JULY AND AUGUST 2003

The forecast profit of Veronica Blad C.V. for the period July to August 2003 is based on the standard monthly reports used within the Veronica group. Under the accounting policies applied in these reports, which are based on Dutch accounting principles, income and expenses are allocated to the period to which they relate.

The forecast balance sheet at 31 August 2003 assumes that the total balance of working capital at that date is unchanged compared with the balance at 30 June 2003. The separate balance sheet positions making up working capital at 31 August 2003 may therefore differ from the positions presented in the forecast balance sheet.

The forecast profit for July and August 2003, amounting to a total of € 1,875 million, was distributed to Veronica Holding B.V. on 31 August 2003. This amount has been deducted from the balance of cash at bank and in hand in the forecast balance sheet at 31 August 2003.

The impact of the forecast profit for the period July to August 2003 on the balance of cash at bank and in hand can be shown as follows (in thousands of euros):

Forecast profit for July and August 2003		1.875
Less: movement in prepaid subscription fees included in this amount	-5.900
Less: profit distributed to Veronica Holding B.V.	-1.875
		-7.775
Lower balance of cash at bank and in hand at 31 August 2003 compared with 30 June 2003		-5.900

For more information, please refer to the accounting policies described below.

Accounting policies

General

The profit has been determined in accordance with accounting principles generally accepted in the Netherlands (Dutch GAAP). The profit represents the difference between net turnover and all related expenses that can be allocated to the period under review. Expenses are determined in accordance with the accounting policies for assets and liabilities stated above. Profits are recognised in the period in which the turnover is realised. Losses are recognised in the period in which they are foreseen.

Financial income and expenses

Financial income and expenses relate to interest received (receivable) from and paid (payable) to third parties and group companies.

3

Taxation

Corporate income tax is not taken into account.

4

BALANCE SHEET

(in thousands of euros)

ASSETS

	Forecast at 31 August, 2003	30 June, 2003	1 January, 2003

Fixed assets

Intangible fixed assets	PM	PM	—

Tangible fixed assets
Buildings	67	67	—
Other fixed operating assets	1.721	1.826	—
	1.788	1.893	—

Financial fixed assets
Other securities	—	—	—

Current assets

Stocks	300	300	—

Receivables
Debtors	4.444	4.444	—
Other receivables, prepayments and accrued income	1.151	1.151	—
	5.595	5.595	—

Cash at bank and in hand	11.324	17.224	18

Total assets	19.007	25.012	18

5

SHAREHOLDER’S EQUITY AND LIABILITIES

	Forecast at 31 August, 2003	30 June, 2003	1 January, 2003

Shareholder’s equity
Share capital	18	18	18
Other reserves	838	943	—
	856	961	18

Provisions
Other provisions	950	950	—

Current liabilities
Trade creditors	4.236	4.236	—
Prepaid subscription fees	12.490	18.390	—
Taxes and social security contributions	-648	-648	—
Other liabilities, accruals and deferred income	1.123	1.123	—
	17.201	23.101	—

Total shareholder’s equity and liabilities	19.007	25.012	18

6

FORECAST PROFIT AND LOSS ACCOUNT FOR JULY AND AUGUST 2003

(in thousands of euros)

	July and August

Net turnover	8.906
Direct costs	8.542
		3.064

Gross profit

Staff costs	1.064
Depreciation	205
Other operating expenses	27

Operating expenses		1.296

Operating profit		1.768

Financial income and expenses		107

Profit on ordinary activities before taxation		1.875

Corporate income tax		0

Net profit		1.875

7

VERONICA UITGEVERIJ B.V., HILVERSUM	ANNEXE

NOTES TO THE BALANCE SHEET AT 30 JUNE 2003

(in thousands of euros)

ASSETS

Intangible fixed assets

This item relates to Veronica Magazine, which forms part of the activities of Veronica Blad C.V. Veronica Holding B.V. and SBS Broadcasting B.V. reached an agreement on the contribution of the activities of Veronica Magazine to Veronica Uitgeverij B.V. at the end of August 2003, after which the shares of Veronica Uitgeverij B.V. would be contributed to SBS Broadcasting B.V. in exchange for shares. The net value of the contribution to SBS Broadcasting B.V. is € 54.6 million.

The value of Veronica Magazine is not recognised in this balance sheet.

Tangible fixed assets

The additions to tangible fixed assets are based on capital expenditure already planned and capital commitments. Depreciation is forecast on the basis of current depreciation rates and methods, taking additions into account.

The forecast movements are as follows:

	Buildings	Other fixed operating assets	Total

Net book value at 30 June 2003	67	1.826	1.893
Forecast additions	—	100	100
Forecast depreciation	—	-205	-205
Forecast net book value at 31 August 2003	67	1.721	1.788

Financial fixed assets

This item relates to depositary receipts for shares in Amsterdam Arena. Parties have agreed to value this item at nil.

8

Current assets

	Forecast at 31 August 2003(1)	30 June 2003

Stocks
Stock of premiums	300	300

Debtors
Debtors	4.521	4.522
Provision for doubtful debts	-78	-78
	4.444	4.443

Other receivables, prepayments and accrued income
Prepaid postage	670	670
Other	481	481
	1.151	1.151

Cash at bank and in hand

The cash at bank and in hand of Veronica Blad C.V. is presented and positioned in accordance with the agreements between Veronica Holding B.V. and SBS Broadcasting B.V.

The activities of Veronica Uitgeverij B.V. (publication of Veronica Magazine) are fully financed from prepaid subscription fees. The item, cash at bank and in hand, is calculated as follows (in thousands of euros):

Issued share capital of Uitgeverij Veronica B.V.	18
Prepaid subscription fees	18.390
Less: assets financed with these funds:
- debtors, stocks and other receivables	-5.895
12.513
Add: liabilities forming part of working capital:
- creditors and other current liabilities	4.711
Cash at bank and in hand at 30 June 2003	17.244
Movement in July-August 2003 (see page 5)	-5.900
Cash at bank and in hand at 31 August 2003	11.324

(1)                                  For more information on the forecast figures at 31 August 2003, please refer to the notes on the basis of preparation of balance sheet movements at forecast profit for July and August 2003.

9

SHAREHOLDER’S EQUITY AND LIABILITIES

Shareholder’s equity

Issued share capital

Issued and fully paid-up capital of Uitgeverij B.V. after contribution (pro forma), 40,002 ordinary shares of € 0.45 nominal value each	18	18

Provisions

Other provisions

Commutation of pre-early retirement commitments	533	533
Commutation of annuity payments	127	127
KPN	290	290
	950	950

The provisions relate to the commitments assumed by Veronica Uitgeverij B.V. from Veronica Holding B.V. in accordance with the agreements made with SBS Broadcasting B.V. The provisions relate directly to the publishing activities and concern, among other things, several legal proceedings. A provision has also been formed for staff redundancy costs.

10

Current liabilities

Prepaid subscription fees

This item relates to subscription fees paid at 30 June 2003 which for accounting purposes should be allocated to the period after 30 June 2003. The balance at 30 June 2003 is based on the subscription records of Veronica Blad C.V. Amounts owed by subscribers are deducted from this balance.

Taxes and social security contributions

Payroll tax and social security contributions	112	112
VAT	-480	-480
Pension charges	-280	-280
	-648	-648

Other liabilities, accruals and deferred income

Holiday pay and holiday entitlements	140	140
Other accruals and deferred income	983	983
	1.123	1.123

11

Schedule 11

[On BDO letterhead]

AUDITORS’ REPORT

Introduction

We have audited the financial statements of Veronica Uitgeverij B.V., Hilversum, for the year 2002. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

Scope

We conducted our audit in accordance with auditing standards generally accepted in the Netherlands. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Opinion

In our opinion, the financial statements give a true and fair view of the financial position of the company as at 31 December 2002 and of the result for the year then ended in accordance with accounting principles generally accepted in the Netherlands and comply with the financial reporting requirements included in Part 9 of Book 2 of the Netherlands Civil Code.

Utrecht, 29 August 2003

BDO Accountants

/s/ H. Kroeze

H. Kroeze

2002 FINANCIAL STATEMENTS

VERONICA UITGEVERIJ B.V., HILVERSUM

CONTENTS

Financial statements
• Balance sheet at 31 December 2002
• Profit and loss account for 2002
• Notes to the financial statements
• Notes to the balance sheet at 31 December 2002
• Notes to the profit and loss account for 2002

Other information
• Auditors’ report
• Provisions of the Articles of Association governing profit appropriation
• Appropriation of profit

2

[This and all subsequent pages stamped and initialled by BDO Accountants & Adviseurs for identification purposes - 29 August 2003.

This and all subsequent pages marked ‘DRAFT’]

BALANCE SHEET AT 31 DECEMBER 2002

(after appropriation of profit)

(in thousands of euros)

	31 December, 2002	31 December, 2001	Note

Fixed assets
Tangible fixed assets	—	—
Financial fixed assets	—	29	1
	—	29

Current assets
Receivables, prepayments and accrued income	116	131	2
Cash at bank and in hand	—	—
	116	131

Current liabilities
Current liabilities, accruals and deferred income	-122	-131	3

Working capital	-6	-7

Capital to be financed	-6	22

Provisions	—	—

Shareholders’ equity
Paid-up and called-up share capital	18	18	4
General reserve	-24	4	5
	-6	22

Capital available	-6	22

3

PROFIT AND LOSS ACCOUNT FOR 2002

(in thousands of euros)

	31 December, 2002	31 December, 2001	Note

Operating income

Costs of work contracted out and other	—	—
external charges	—	—
Staff costs	—	—
Depreciation	—	—
Other operating expenses	—	—
Total operating expenses	—	—

Operating profit	—	—

Financial income and expenses	—	—	5

Profit on ordinary activities before taxation	—	—

Taxation	—	-1
Profit/(loss) of participating interests	44	-1

Net profit/(loss)	44	-2

4

NOTES TO THE FINANCIAL STATEMENTS

General

Restructuring

In 2002, the Veronica group decided to restructure the group. As a result of this restructuring, the operating activities carried out directly by Vereniging Veronica are now performed by Veronica Holding B.V. The restructuring was subject to the tax facilities for business mergers.

On 15 December 2002, Vereniging Veronica and Veronica Holding B.V. concluded an agreement, which was passed by a civil-law notary, on the intention to carry out a legal restructuring. The legal implementation of this restructuring took place on 30 May 2003, with retroactive effect for accounting purposes to 15 December 2002.

General

Up to 15 December 2002, Veronica Uitgeverij B.V. was managing partner of Veronica Blad C.V.

Veronica Uitgeverij B.V. forms part of an economic unit (group). The ultimate parent company of this group until 15 December 2002 was Vereniging Veronica. Since 15 December 2002, Veronica Holding B.V., Hilversum, has been head of the group.

In anticipation of the passing of the agreement by a civil-law notary, which will take place in the near future, all assets and liabilities and the activities of Veronica Blad C.V. following the restructuring of Veronica were transferred to this company on 15 December 2002.

Accounting policies

General

These financial statements have been prepared in accordance with the historical cost convention. Departures, if any, from historical cost rules are mentioned separately.

Financial fixed assets

In principle, participating interests are carried at net asset value.

Receivables

Receivables are stated net of a provision for doubtful debts where necessary.

Corporate income tax

The company forms part of a fiscal unit together with several group companies. Corporate income tax in these financial statements is calculated as if the company were an autonomous taxpayer. Corporate income tax is calculated taking into account tax facilities and any partly or non-deductible expenses. Corporate income tax payable on the profit is included in the balance sheet under the current account with Veronica Holding B.V.

5

Other income and expenses

In principle, other income and expenses are accounted for in the period to which they relate.

6

NOTES TO THE BALANCE SHEET AT 31 DECEMBER 2002

(in thousands of euros)

1. Financial fixed assets

	31-12-2002	31-12-2001
Participating interest in Veronica Blad C.V.	—	20
Participating interest in Fun & Active Beheer B.V.	—	9
Receivables from participating interests	—	—
	—	29

Participating interest in Veronica Blad C.V.

	2002	2001
Net asset value at 1 January	19	16
Net profit/(loss)	3	3
Capital adjustment as a result of restructuring	-22	—
Net asset value at 31 December	—	19

Participating interest in Fun & Active Beheer B.V.

	2002	2001
Net asset value at 1 January	9	10
Net profit/(loss)	41	-1
Capital adjustment as a result of restructuring	-50	—
Net asset value at 31 December	—	9

Participating interest in Race Report Uitgeverij B.V.

Veronica Uitgeverij B.V. has a 20% shareholding in Race Report Uitgeverij B.V. In view of the current financial position of Race Report Uitgeverij B.V., Veronica Uitgeverij B.V.’s share in the capital paid in on incorporation (€ 3,630) has been written off.

Receivables from participating interests

Veronica Uitgeverij B.V. granted a loan of € 177,882 to Race Report Uitgeverij B.V. to finance the start-up of the activities. The loan bears interest at a rate of 6% and will be repaid by mutual agreement of the parties concerned. This loan to Race Report Uitgeverij B.V. has also been written off.

7

2. Receivables, prepayments and accrued income

	31-12-2002	31-12-2001
Current accounts with group companies	112	131
Other receivables, prepayments and accrued income	4	—
	116	131

Current accounts with group companies

	31-12-2002	31-12-2001
Veronica Holding B.V.	104	—
Veronica Blad C.V.	—	123
Veronica Blad B.V.	8	8
	112	131

The current accounts bear interest at 3%.

3. Current liabilities, accruals and deferred income

	31-12-2002	31-12-2001
Current accounts with group companies	111	128
Taxes and social security contributions	1	2
Other liabilities, accruals and deferred income	10	7
	122	137

Current accounts with group companies

	31-12-2002	31-12-2001
Veronica Litho B.V.	—	128
Vereniging Veronica	111	—
	111	127

The current accounts bear interest at 3%.

8

Shareholders’ equity

4. Paid-up and called-up share capital

The share capital consists of 40,000 ordinary shares of € 0.45 nominal value each, all of which have been issued and fully paid up.

In accordance with Section 178c of Part 5 of Book 2 of the Netherlands Civil Code, the share capital has been translated from Dutch guilders into euros and rounded off.

5. General reserve

	2002	2001
Balance at 1 January	4	6
Net profit/(loss) for the year	44	-2
Capital adjustment as a result of restructuring	-72	—
Balance at 31 December	-24	4

9

NOTES TO THE PROFIT AND LOSS ACCOUNT FOR 2002

(in thousands of euros)

6. Financial income and expenses

	2002	2001
Interest income	6.975	-6.416
Interest expense and bank charges	-6.536	-6.014
	439	404

Workforce

The company has no employees.

10

Schedule 12

ABN AMRO	Telefax message

Branch

Working Capital Client Service Amsterdam

Client Service Team 7

PAC BS2240-7

P.O. Box 283

1000 EA Amsterdam

To	Date
Allen & Overy	01-09-03

For the attention of	Total number of pages
Ms A. Sprenger	1

Department	Sender
F. Spinhoven

Telefax	Department
+31 20 6741050	Client Service Team 7

Telephone
+31 20 6295 398

Remarks	Telefax
+31 20 6299 037

Dear Ms Sprenger,

With this letter I confirm that the accounts of the Veronica entities, being parties to the agreement for interest and balance offset of 5 February 2003, no longer show a negative balance. This means that the condition as referred to in our letter of today’s date has been met.

Yours sincerely,
ABN AMRO Bank N.V.
F. Spinhoven

/s/ F. Spinhoven

Branch

Working Capital Client Service Amsterdam

Client Service Team 7

PAC BS2240-7

P.O. Box 283

1000 EA Amsterdam

To	Date
Allen & Overy	01-09-03

For the attention of	Total number of pages
Ms A. Sprenger	2

Department	Sender
F. Spinhoven

Telefax	Department
+31 20 6741050	Client Service Team 7

Telephone
+31 20 6295 398

Remarks	Telefax
+31 20 6299 037

Dear Ms Sprenger,

At the request of Jaap de Boer of Veronica Holding, I hereby send you the confirmation that the pledging with regard to the balance offset has been terminated effective today.

Yours sincerely,
ABN AMRO ank N.V.
F. Spinhoven

/s/ F. Spinhoven

ABN AMRO

CONFIDENTIAL

Veronica Holding B.V.

Attn.: Mr P. Kuipers

P.O. Box 2255              / Olympia 2a

1202 CM HILVERSUM         / 1202 CA HILVERSUM

Department

Cash Pool/BS2140

Reference	Telephone	Date
Ms E. Wessels	+31 20 383 2048	1 September 2003

Re: Termination of the interest and balance offset scheme as agreed in the agreement of 5 February 2003

Dear Mr Kuipers,

We herewith confirm that, effective today, the aforementioned balance and interest offset scheme will be terminated.

We will relinquish the vested pledge arising from the aforementioned agreement as soon as and to the extent that the accounts within the aforementioned agreement no longer show a negative balance.

We hope you find this information sufficient.

Yours sincerely,
ABN AMRO Bank N.V.
[signature]	[signature]
/s/ T. Harmsen	/s/ F. Spinhoven

SCHEDULE 13

WARRANTIES

1.                                      GENERAL

1.1                               Capacity and consequences of sale

(a)                                  Veronica has the requisite capacity, power and authority to enter into and to perform its obligations under this agreement.

(b)                                 This agreement and all other documents to be entered into by Veronica in connection with this agreement will, when executed, constitute binding obligations on Veronica in accordance with their respective terms.

(c)                                  The signature of and the compliance with the terms of this agreement do not and will not:

(i)                                     conflict with or constitute a default under any provision of:

(A)                              any agreement or instrument to which Veronica or any member of Veronica’s Group or the Company is a party;

(B)                                the constitutional and corporate documents of the Company or Veronica or any member of Veronica’s Group;

(C)                                any lien, order, judgment, decree or regulation or any other restriction of any kind by which Veronica or any member of Veronica’s Group or the Company is bound; or

(ii)                                  relieve any other party to an agreement with the Company of its obligations or enable that party to vary or terminate its rights or obligations under that agreement;

(iii)                               result in the creation or imposition of any Encumbrance on any of the property or assets of the Company or the repayment of any indebtedness of the Company.

1.2                               Constitutional and corporate documents

(a)                                  The Company has been duly incorporated and is validly existing under the laws of the Netherlands, properly formed and its articles of association are in accordance with all applicable laws and regulations.

(b)                                 The information set forth in the excerpt of the Chamber of Commerce relating to the Company is true and accurate in all respects as of the date hereof.

(c)                                  All statutory books and shareholders registers of the Company has been properly kept and no notice or allegation that any of them is incorrect or should be rectified has been received.

(d)                                 All returns and particulars, resolutions and other documents which the Company is required by law to file with or deliver to any relevant authority has been correctly made up, duly filed and/or delivered.

1.3                               Ownership of the Shares

(a)                                  Veronica is the sole owner of the Shares and has full power, right and authority to transfer the Shares to SBS.

(b)                                 The Shares constitute the whole of the issued share capital of the Company. The Shares have been validly issued and are fully paid up. The paid up capital of the Company has not been repaid.

(c)                                  No person is entitled or has claimed to be entitled to require the Company to issue or transfer any share capital either now or at any future date and whether contingently or not.

(d)                                 There is no Encumbrance on, over or affecting any of the Shares, nor is there any commitment to give or create any of the foregoing, and no person has claimed to be entitled to any of the foregoing. There are no outstanding depositary receipts (certificaten) in relation to the Shares.

1.4                               Environmental matters

(a)                                  The Company does not require any permit, authorisation, licence (including statutory licence), consent, permission, exemption or other approval required under or in relation to any Environmental Law for the performance of its current businesses.

(b)                                 To the knowledge of Veronica the Company will not be responsible (wholly or in part) for any clean up or other corrective action in relation to any property it uses nor is it to the knowledge of Veronica subject to any investigation or inquiry by any regulatory authority at any those properties.

(c)                                  To the knowledge of Veronica there are no storage tanks, above or below ground, on any property the Company owns or uses and to the knowledge of Veronica there have been no such tanks in the past.

1.5                               Insolvency

(a)                                  For the purposes of this paragraph, Insolvency Proceedings means any form of bankruptcy, liquidation, suspension of payments or scheme with creditors, moratorium, whether in or out of court.

(b)                                 The Company nor any part of its assets or undertaking is involved in or subject to any Insolvency Proceedings.

(c)                                  The Company has not stopped or suspended payment of its debts, become unable to pay its debts or otherwise become insolvent.

(d)                                 There are no circumstances directly related to the Company which require or would enable any Insolvency Proceedings to be commenced in respect of the Company or any part of its assets or undertaking.

(e)                                  There are no transactions that are capable of being set aside, stayed, reversed, avoided or affected in whole or in part by any Insolvency Proceedings in relation to the Company or any of its assets or undertaking whether as transactions at undervalue, in fraud of or against the interests of creditors, preferences or Pauliana actions or similar concepts or legal principles.

2.                                      ACCOUNTS AND FINANCIAL

2.1                               Accounts and debtors

(a)                                  The Accounts:

(i)                                     have been prepared in accordance with generally accepted accounting principles and practices in the Netherlands and the applicable law and regulations;

(ii)                                  correctly state the assets and liabilities of the Company and give a true and fair view (“getrouw beeld”) of the state of affairs of the Company as at the Accounts Date and of the profit or loss of the Company for the period ended on the Accounts Date;

(iii)                               contain either provisions adequate to cover, or full particulars in notes of, all Taxation (including deferred Taxation) and other liabilities (whether quantified, contingent or otherwise) of the Company as at the Accounts Date;

(iv)                              are not affected by any unusual or non-recurring items; and

(v)                                 have been duly filed in accordance with applicable law.

(b)                                 The Accounts have been prepared on a basis consistent with the basis employed in the Company’s accounts for each of the two preceding financial periods without any change in the accounting policies used.

(c)                                  In the Accounts:

(i)                                     the income and expenditure have been allocated accurately and completely to the profit and loss accounts of the Company, which have generated the income and incurred the expenses;

(ii)                                  all prepaid expenses relate to activities that will be performed in the subsequent fiscal year and should be expensed in that year;

(iii)                               all deferred income relating to subscriptions is based on an accurate and complete straight-line allocation of the subscription fees to the magazines to which subscribers are entitled based on their subscription.

(d)                                 All financial and accounting records of the Company has been properly maintained and constitute an accurate record of all matters which ought to appear in them and where required by law have been duly filed. The Company has complied with all statutory accounting requirements.

2.2                               Ownership of assets

(a)                                  The Company owned at the Accounts Date all the assets included in the Accounts.

(b)                                 None of the assets, undertaking, goodwill or uncalled capital of the Company is subject to any Encumbrance or any agreement or commitment to give or create any Encumbrance, and no person has claimed to be entitled to any of the foregoing, save as in the ordinary course of business (such as protective rights for suppliers of the Company).

(c)                                  The Company has not been a party to a transaction pursuant to or as a result of which an asset owned, purportedly owned or otherwise held by the Company as at the Account Date, is liable to be transferred or re-transferred to another person or which gives rise to a right of compensation or payment in favour of another person under the law of any relevant jurisdiction or country.

(d)                                 The assets owned or rightfully used by the Company comprise all the assets necessary for the continuation of the Business.

2.3                               Book debts

(a)                                  The debts owing to the Company included in the Accounts have realised or will realise, in the ordinary course of collection, their nominal amounts plus any accrued interest less any provisions for bad and doubtful debts included in the Accounts.

(b)                                 All debts owing to the Company at the date of Completion will in the ordinary course of collection realise their nominal amounts plus any accrued interest less any provisions for bad and doubtful debts included in the Pro Forma Completion Balance Sheet.

2.4                               Position since 30 June 2003

Since 30 June 2003, and taking into account the Restructuring:

(i)                                     the Company has conducted the Business in a normal and proper manner;

(ii)                                  the Company has not entered into any unusual contract or commitment or otherwise departed from its ordinary course of business;

(iii)                               to the knowledge of Veronica there has been no material deterioration in the turnover, financial or trading position of the Company;

(iv)                              no resolution in the general shareholder’s meeting of the Company has been passed;

(v)                                 the Company has paid its creditors within the times agreed with them and in particular, without limiting the foregoing, no debt owed by the Company has been outstanding for more than 60 days from the date of invoice, save as set forth in Annex 2.4(v);

(vi)                              no event has occurred which gives rise to Taxation to the Company on deemed (as opposed to actual) income, profits or gains or which results in the Company becoming liable to pay or bear a tax liability directly or primarily chargeable against or attributable to another person;

(vii)                           to the knowledge of Veronica, no event has occurred which entitles any third party (with or without the giving of notice) to call for the repayment of indebtedness of the Company prior to the normal maturity date;

(viii)                        the Company has not made any payment or incurred any liability to Veronica or any member of Veronica’s Group except in the ordinary course of business on normal commercial terms; and

(ix)                                the Company has not settled any existing litigation in excess in the aggregate of Euro 75,000.

2.5                               Indebtedness, loans and bank accounts

(a)                                  The Company has no outstanding indebtedness or any money raised (other than under any bank overdraft facilities described in Annex 2.5(d) including money raised by promissory note or debt factoring or any liability (whether present or future) in respect of any guarantee or indemnity.

(b)                                 Save as listed in Annex 2.5(d) the Company has not lent any money which has not been repaid to it nor does it own the benefit of any debt (whether present of future) other than debts accrued to it in the ordinary course of its business.

(c)                                  The Company is not subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any government department or other similar entity.  The execution and compliance with the terms of this agreement does not and will not result in any grant, subsidy or financial assistance from any government department or other similar entity becoming repayable.

(d)                                 Annex 2.5(d) contains a complete and accurate list of all the Company’s bank accounts and the authorised signatories.

2.6                               Dividends and distributions

(a)                                  All dividends or other distributions of profits or assets declared, made or paid since the date of incorporation of the Company have been declared, made and paid in accordance with law and its articles of association.

2.7                               Fiscal Book Value

(a)                                  The fiscal book value of the goodwill of Veronica Blad CV resulting from the unwinding of the cooperation of the Veronica Group with the HMG Group in the year 2000 prior to the contribution of such goodwill into the Company in the year 2003 was at least Euro 4,600,000.

3.                                      COMMERCIAL

3.1                               Veronica Magazine and Veronica Satellite

(a)                                  The Company has entered into valid and enforceable agreements that gives it the right to publish the program details (programma gegevens) that are at the date of this agreement published in Veronica Magazine and Veronica Satellite or have obtained the right to do so otherwise for the forthcoming five years, and to the knowledge of Veronica no notice of termination has been delivered to Veronica or the Company in relation to such agreements, save as set forth in Annex 3.1(a).

(b)                                 The Company owns all Intellectual Property Rights in the databases of (i) the subscribers to Veronica Magazine and Veronica Satellite and (ii) the members of the Association.

(c)                                  The Company is party to and owns all contractual rights under the agreements with the subscribers to Veronica Magazine and Satelitte. The transactions contemplated in this agreement and related agreements (i) shall not have any effect whatsoever on such contractual relationship between the Company and the subscribers, (ii) will not in any way conflict with any agreement of the Company, and (iii) will not have any effect whatsoever on the rights of the Company or on the rights and obligations of the subscribers under the agreement between the subscribers and the Company.

(d)                                 The Company is the sole person entitled to the subscription fee paid by the subscriber for receipt of Veronica Magazine and Satelitte and the transactions contemplated in this agreement will not have any effect whatsoever on the entitlement of the Company to the subscription fee paid by such subscribers.

(e)                                  As at Completion the Company will be the duly registered owner of the domain names as specified in the schedule headed “Domain Name”.

(f)                                    To the knowledge of Veronica:

(i)                                     the relationship between the Company and the top five advertisers in Veronica Magazine has not been and will not be adversely effected due to the execution of this agreement and proposed transfer of the Shares to SBS,

(ii)                                  there are no third parties that intend to end their relationship with the Company due to the change in ownership of the Company and there are no change of control provisions in the agreements with third parties.

(g)                                 there are no barter agreements other than those listed in Annex 3.1(g)

3.2                               Contracts and commitments

(a)                                  The Company is not party to any contracts, arrangements, or obligations, except for employment contracts, which:

(i)                                     whether by reason of their nature, term, scope, price or otherwise, are or are likely to be of material importance to its business, profits or assets; or

(ii)                                  is not in the ordinary course of its business; or

(iii)                               is incapable of performance in accordance with its terms within six months after the date on which it was entered into or undertaken; or

(iv)                              is expected to result in a loss to the Company on completion of performance of more than Euro 10,000; or

(v)                                 is of an onerous nature or cannot be fulfilled or performed by the Company on time and without undue or unusual expenditure of money and effort; or

(vi)                              requires an aggregate consideration payable by the Company in excess of Euro 75,000.

The Company has in all material respect complied with its obligations under each such contract, arrangement or obligation and to the knowledge of Veronica, each other party to such contract or arrangement has complied with its obligations under such contract or arrangement. Each such contract, arrangement or obligation is in full force and effect and binding on the parties in accordance with its terms.

(b)                                 The Company does not have any obligation or liability (actual or contingent):

(i)                                     under any guarantee or indemnity or letter of credit or comfort letter (whether or not reflected in the Accounts);

(ii)                                  under any leasing (other than in relation to buildings and cars), hiring, hire-purchase, credit sale or conditional sale agreement in respect of goods with a value of Euro 75,000 or more in each case;

(iii)                               which cannot readily be fulfilled or performed by it on time and without undue or unusual expenditure of money or effort (other than any obligation of a type and to an extent regularly incurred by it in the ordinary course of trading); or

(iv)                              under any sale and purchase agreement in respect of any sale of share or a former part of the Business (including representations and warranties or indemnities given by the Company).

(c)                                  No offer, tender or other invitation to enter into an agreement with the Company which is capable of being converted into an obligation of the Company by an acceptance or other act of some other person is outstanding, except in the ordinary course of its business.

(d)                                 Veronica has no knowledge of the invalidity of any agreement to which the Company is a party and the Company has not received written notice of termination, rescission, invalidation or claim pursuant to any actual or alleged breach or default of any agreement to which the Company is a party.

(e)                                  The Company has observed and performed in all material respects all the terms and conditions on its part to be observed and performed under its trading contracts.

(f)                                    The Company has not given any guarantee or warranty, or made any representations in respect of a sale of shares or an undertaking or part of an undertaking.

3.3                               Anti-competitive arrangements

(a)                                  The Company is not now, or during the last six years has been, a party to any agreement, arrangement, concerted practice, business practice or course of conduct which is in breach with any provision of European or Dutch competition law.

3.4                               Intellectual property rights

(a)                                  To the knowledge of Veronica, no activities of the Company infringe any Intellectual Property Rights of any third party and no claim has been made against the Company or any such licensee in respect of such infringement, other than as described in Annex 3.4(a).

(b)                                 Annex 3.4(b) contains a copy of the most recent published Veronica Magazine and Satellite (the Magazines). The Intellectual Property Rights, including copyright and design rights, which are embodied in the lay-out and design only (but not in any of the contents) of the Magazines are fully owned by the Company or used with full consent of the rightful owner, the conditions to use such Intellectual Property Rights of third parties have been fully disclosed to SBS.

(c)                                  Up until Signing the Company has not received any claims of third parties with respect to the use of the Intellectual Property Rights, including all copyright and design rights, which are embodied in the Magazines as attached in Annex 3.4(b), and including but not limited to the standard columns (vaste rubrieken).

(d)                                 The Company is not a party to any Intellectual Property Rights licence agreement, neither as licensor nor as licensee .

(e)                                  All the Intellectual Property Rights described in subparagraph 3.4(b) are valid and subsisting and no act has been performed or has been omitted to be performed by the Company or by any third party which shall jeopardise the validity or substance of any of the Intellectual Property Rights or such agreements.

(f)                                    To the knowledge of Veronica there is no unauthorised use by any person of any Intellectual Property Rights owned or used by the Company.

(g)                                 No name or mark identical or similar to the Intellectual Property Rights has been registered or is being used by any person in the same or similar business as the Business in the countries in which the Company has registered or is using such name or mark.

(h)                                 The Company has taken appropriate measures to protect its Intellectual Property Rights, whether registered or unregistered.

3.5                               Machinery and equipment

The machinery, equipment and vehicles of the Company and all vehicles and (office) equipment owned or used by it:

(i)                                     performs and,  to the knowledge of Veronica, will continue to perform, the tasks for which designed;

(ii)                                  is not surplus to the requirements of the Company; and

(iii)                               complies with all applicable laws and regulations regarding health and safety protection.

3.6                               Insurance

(a)                                  Annex 3.6(a) lists all insurance policies of the Company that will be in force following Completion.

(b)                                 There are no outstanding claims under the Company’s insurance policies or under the umbrella insurance policies of the Veronica Group in as far as it relates to the Company.

3.7                               Computer systems, data and records

(a)                                  All the records and systems (including but not limited to computer systems) and all data and information relating to the administration of the subscribers of Veronica Magazine and Satellite and relating to the members of the Association are recorded, stored, maintained or operated or otherwise held exclusively by the Company and are not wholly or partly dependent on any facilities or means (including any electronic, mechanical or photographic process, computerised or otherwise) which are not under the exclusive ownership and control of the Company.

(b)                                 The computer and telecommunication facilities, the software and databases used by the Company are adequate for operational and business requirements of the Company and adequate back-up procedures have been implemented and are currently complied with.

(c)                                  The Company has complied with all relevant legal requirements with respect to data protection, it being understood that the Company has not made any distinction between the databases of the subscribers to Veronica Magazine and Veronica Satellite and the database relating to the members of the Association.

(d)                                 The Company holds the required licenses from the respective third party copyright holders for the use of all software which is installed and/or in use on the computer systems of the Company.

(e)                                  All computer systems (including all related maintenance, escrow, software license and IT-services agreements) which are in use with the Company and which were previously owned, acquired, transferred to or set on the name of Veronica Holding (or any other Veronica Group entity other than the Company) have been transferred in accordance with Dutch law to the Company prior to Completion.

3.8                               No powers of attorney

The Company has not granted any power of attorney or similar authority which remains in force after Completion except as set out in Annex 3.8.

3.9                               Inducements

No person has received or will receive any payment, fee, commission or other benefit or compensation from the Company, nor will the Company have any obligation to pay any such amount, fee, commission, benefit or compensation as a result of the consummation of the transactions contemplated in this agreement other than under this agreement.

4.                                      TAXATION

4.1                               General

(a)                                  All Taxation of any nature whatsoever for which the Company is liable or may become liable and which has fallen due or may become due for payment has been duly paid or will be paid by Veronica.

(b)                                 All notices, computations and returns which ought to have been given or made, have been properly and duly submitted by the Company to the relevant Taxation authorities and all information, notices, computations and returns submitted to such authorities are true, accurate and complete and are not the subject of any material dispute nor are to the knowledge of Veronica likely to become the subject of any material dispute with such authorities. All records which the Company is required to keep for Taxation purposes or which would be needed to substantiate any claim made or position taken in relation to Taxation by the Company, have been duly kept and are available for inspection at the premises of the Company.

(c)                                  All claims or other requests for any particular treatment relating to Taxation that have been taken into account in computing any amount in the Accounts have been duly made and are not likely to be disputed by any Taxation authority.

(d)                                 The amount of Taxation chargeable on the Company during any accounting period ending on or within ten years before the Accounts Date has not been affected to any material extent by any concession, arrangements, agreement or other formal or informal arrangement with any Taxation authority (not being a concession, agreement or arrangement available to companies generally). The Company is not subject to a special regime in respect of Taxation.

(e)                                  The Company has not within the past twelve months been subject to or is currently subject to any investigation, audit or visit by any Taxation or excise authority, and neither Veronica nor the Company knows of any such investigation, audit or visit planned for the next twelve months.

4.2                               Payments

All rents, interest and other amounts paid or payable by the Company in the period since the Accounts Date, or for which there is a subsisting obligation for the Company to pay in the future, are or will be wholly allowable as deductions or charges in computing the income of the Company for Taxation purposes.

4.3                               Deductions and withholdings

(a)                                  The Company has made all deductions in respect, or in account, of any Taxation from any payments made by it which it is obliged or entitled to make and has accounted in full to the appropriate authority for all amounts so deducted.

(b)                                 The Company has not received any notice from any Taxation authority which required or will require it to withhold Taxation from any payment made since the Accounts Date (in respect of which such withheld Taxation has not been accounted for in full to the appropriate authority).

4.4                               Depreciation and tax bases

(a)                                  On the assumption that disposals are made for a consideration equal to the fiscal book value shown in or adopted for the purposes of the Accounts no charge to Taxation would arise on the disposal by the Company of any of its assets, other than as disclosed in the Accounts.

(b)                                 No claim has been made for the depreciation of any asset of the Company for Taxation purposes in circumstances in which the claim is likely to be disallowed.

4.5                               Capital gains

(a)                                  There are no claims and no elections have been made (or assumed in the Accounts to be made) which could affect the taxable gain or allowable loss which would arise in the event of a disposal after the Accounts Date by the Company of any of its assets.

(b)                                 The Company has not disposed of or acquired any assets since the Accounts Date in circumstances such that the disposal price or acquisition cost of the asset would be treated for Taxation purposes as being different from the consideration given or received.

4.6                               Disposal of debts

No taxable profit or gain would accrue on the disposal or settlement of any debt owed to the Company at the value of that debt adopted for the purposes of the Accounts.

4.7                               Employees - compensation for loss of office

The Company is not under any obligation to pay nor has it since the Accounts Date paid or agreed to pay any compensation for loss of office or for any gratuitous payment not deductible in computing its income for the purposes of Taxation.

4.8                               Tax grouping

(a)                                  The Company has not, nor at any time in the last ten years has had, its tax affairs dealt with on a consolidated basis nor have any of them entered into any tax sharing arrangement (including without limitation any arrangement under which tax losses or tax reliefs are surrendered or claimed or agreed to be surrendered or claimed) in respect of its profits, gains or losses.

4.9                               Completion

No charge to Taxation will arise on the Company by virtue (whether alone or in conjunction with any other fault or circumstance) of the entering into and/or completion of the agreement.

4.10                        Secondary liability

The Company is not or will become liable to Taxation chargeable primarily on any other person, body of persons, entity or company, including, without limitation, social security payments for subcontractors and liability resulting from former fiscal unities (corporate income tax and VAT) within Veronica’s Group.

4.11                        Transfer pricing

No transactions or arrangements involving the Company have taken place or are in existence which are such that any provision relating to transfer pricing might be invoked by a Taxation or excise authority.

4.12                        Deemed income and gains

Except as provided in the Accounts, the Company does not have a liability to Taxation on income or gains except in respect of and to the extent of income and profits actually received, nor do any arrangements exist which might give rise to such a liability.

4.13                        Value added tax

(a)                                  For the purposes of this paragraph, VAT means value added tax or its equivalent in any jurisdiction.

(b)                                 The Company is duly registered for the purposes of VAT in the Netherlands.

(c)                                  The Company has complied with all statutory provisions, rules, regulations, orders and directions concerning VAT, including the making on time of accurate returns and payments and the maintenance of records.

(d)                                 The Company has not made any exempt supplies in the current or preceding VAT year applicable to it and there are no circumstances by reason of which there might not be a full entitlement to credit for all VAT chargeable on supplies and acquisitions received and imports made (or agreed or deemed to be received or made) by it.

5.                                      COMPLIANCE WITH LAWS AND LICENCES; LITIGATION

5.1                               Compliance with laws

The Company has not done or omitted to do anything which is a contravention of any law, regulation or the requirements of any regulatory body giving rise to any fine, penalty, other liability or sanction on the part of the Company and to the knowledge of Veronica no complaints have been received in respect of such matters which would have a material adverse effect on the Business, its results of operations, or its financial condition.

5.2                               Licences and consents

The Company has all Licences and has complied with all terms and conditions of those Licences and nothing has been or is agreed by this agreement to be done or omitted to be done which might prejudice the continuation or renewal of any of those Licences or result in any of those Licences being modified.

5.3                               Litigation

(a)                                  The Company is not engaged in any litigation or arbitration proceedings.

(b)                                 To the knowledge of Veronica, there are no circumstances which will give rise to any litigation or arbitration proceedings by or against the Company.

(c)                                  The Company is not subject of any investigation, inquiry or enforcement proceedings or process by any governmental, administrative or regulatory body nor, to the knowledge of Veronica, are there any circumstances which will give rise to any such investigation, inquiry or proceeding or process.

(d)                                 There are no past or current, pending or threatened, criminal actions, proceedings or investigations, concerning directors or managers or employees of the Company which relate to the Business, except for the forensic investigation performed by KPMG Accountants. KPMG Accountants have confirmed to SBS that the outcome of such investigation will have no impact whatsoever on the Company.

6.                                      LEASES

6.1                               General

(a)                                  Annex 6.1(a) contains details of all Leases held by the Company.

(b)                                 The Company is not the owner of any real estate, the Company has not entered into any agreement, option or pre-emption to acquire any real estate and the Company does not hold any Lease other than the Leases.

(c)                                  The description of each of the Leases (including the lease price) in the schedule headed “Leases” is, in each case, true, accurate and includes all material information which is needed to identify the Leases.

(d)                                 The Company is fully and solely entitled to the Leases listed under its name in Annex 6.1(a), is in exclusive occupation of the Leases except as set out in the Annex and has a good and marketable right to each of such Leases.

6.2                               Leases

(a)                                  Each Lease complies with all applicable laws and regulations and is in full force and effect and the Company has in all material respects complied with its obligations under it.

(b)                                 The Company has not made any renovation or alteration of any property held under any Lease other than on the basis of and in accordance with the prior consent of the relevant landlord.

(c)                                  The Company is not a party to any Lease which either cannot be terminated by it in accordance with applicable laws and regulations or its terms, or cannot be so terminated without its incurring any penalty or other liability.

6.3                               Covenants

(a)                                  No breach of any covenant contained in any Lease is outstanding and the rent payable under each Lease has been paid up to date. Veronica and the Company have not received written notice of any outstanding breach of covenant in respect of any covenant in any Lease.

6.4                               Notices, orders and proposals

Neither Veronica nor the Company has received any written notice or written order affecting any property held under any Lease from any government department, any authority or any third party and, to the knowledge of Veronica, there are no proposals on the part of any government department or any authority which would adversely affect any property held under any Lease, including, without limitation, those relating to compulsory purchase or expropriation or highways works.

6.5                               Repair

(a)                                  All buildings or other erections on each property held under each Lease are in good repair and in good condition and are in such state of repair and condition as to be substantially fit for the purpose for which they are at present used and to the knowledge of Veronica, do not contain any substance or material which is defective or a risk to health or safety.

(b)                                 Unless provided for in the Pro Forma Completion Balance Sheet, the Company is not under any obligation to carry out improvements or repairs to the whole or any part of any property held under any Lease, nor has the Company received any written order or written instruction with respect to any such improvements or repairs.

7.                                      EMPLOYEES AND EMPLOYEE BENEFITS

7.1                               Particulars disclosed

Annex 7.1 contains the following information:

(i)                                     the names of all the employees of the Company, including the employees that have been or will be transferred to the Company upon or following Signing;

(ii)                                  particulars of any person who has accepted an offer of employment made by the Company but whose employment has not yet started and of any outstanding offer of employment made to any person by the Company;

(iii)                               the terms of employment (including particulars of emoluments) of all employees of the Company and the rate of each employee’s emoluments as at 30 June 2003 (the Emoluments Date);

(iv)                              particulars of any agreement for the provision of consultancy services or the services of personnel to the Company and of the terms applicable to the secondment to the Company of any person;

(v)                                 particulars of any custom, practice or discretionary arrangement of the Company in relation to the remuneration of any of its employees (including remuneration of any sort by reference to turnover, profits or performance) or the termination of their employment (whether voluntary or involuntary).

7.2                               Employees and terms and conditions of employment

(a)                                  On Completion, the Company will not employ or have any obligation to employ or have seconded to it any person other than the persons who have been disclosed pursuant to sub-paragraph 7.1(i) and 7.1(ii) and save as disclosed in Annex 7.2(a).

(b)                                 No employee of the Company has given, or has been given, notice of termination of his employment.

(c)                                  Since the Emoluments Date, no change has been made in the rate of the emoluments of any employee of the Company.

(d)                                 No proposal, assurance or commitment has been communicated to any person regarding any change to his terms of employment or working conditions or regarding the continuance, introduction, increase or improvement of any benefit, custom or any discretionary arrangement or practice.

(e)                                  The Company does not have any outstanding liability to pay compensation for loss of office or employment or a redundancy payment to any present or former employee or to make any payment for breach of any agreement referred to in sub-paragraph 7.1(iv) and no such sums have been paid (whether pursuant to a legal obligation or ex gratia) since the Emoluments Date.

(f)                                    There is no term of employment for any employee of the Company which provides that a change of control of the Company shall entitle the employee to treat the change of control as amounting to a breach of the contract or entitling it to any payment or benefit whatsoever or entitling it to treat himself as redundant or otherwise dismissed or released from any obligation.

(g)                                 The Company has not made any loan or advance, or provided any financial assistance to any employee or past or prospective employee of the Company, which is outstanding.

7.3                               Disputes

(a)                                  The Company has in all material respects complied with its obligations to its employees and former employees, any relevant trade union and works council.

(b)                                 Save as listed in Annex 7.3(b) there is not, and during the three years preceding the date of this agreement there has not been, any collective labour dispute or industrial action affecting the Company.

(c)                                  No employee of the Company has within a period of five years before the date of this agreement been involved in any criminal proceedings relating to the business of the Company.

(d)                                 To the knowledge of Veronica no enquiry or investigation affecting the Company or the Scheme has been made or threatened by any governmental, regulatory, supervisory, statutory or professional body in respect of any act, event, omission or other matter arising out of or in connection with:

(i)                                     any application for employment by any person;

(ii)                                  the employment (including terms of employment, working conditions, benefits and practices) or termination of employment of any person,

and there is no circumstance which may give rise to any such claim or investigation

7.4                               Benefits on death, disability or leaving employment

(a)                                  Benefit means any pension, early retirement entitlement, lump sum, gratuity, indemnity, (deferred) compensation, payment of expenses, bonus or incentive benefit, or other benefit similar to any of these, given or to be given on or following retirement, termination of employment, death, ill-health, injury or disablement or in respect of any medical condition or treatment (including vision or dental care) or in anticipation of leaving employment or after leaving employment or after death, or be given on or in anticipation of or in connection with any change in the nature of the employment of the employee concerned.

Beneficiary means a current or former husband, wife, partner and/or child of the Participant, who is conditionally or unconditionally entitled to Benefits.

Funded Scheme means a Scheme in or under which resources are set aside in advance relating to the intended or promised Benefits other than through book reserves in the accounts of the Company.

Participant means any employee of the Company at Completion, who at that date is conditionally or unconditionally entitled to a Benefit under a Scheme, and/or his Beneficiaries under that Scheme.

Unfunded Scheme means either a Scheme in or under which resources are to be set aside in advance relating to intended or promised Benefits through book reserves in the accounts of the Company or a Scheme in or under which no resources are to be set aside nor are provisions to be made in advance relating to the intended or promised Benefits.

Schemes means all and each of the schemes, arrangements, agreements, customs, practices or policies in relation to Benefits that are binding upon the Company at Completion and Scheme means any of the Schemes.

Scheme Documents means the documents relating the Schemes, including a survey of the Schemes, which are listed in Annex 7.4.

Valuation means, in relation to a Funded Scheme, the actuarial valuation of the Scheme as carried out on 31 December 2002, of the resources set aside under these Schemes.

(b)                                 Except pursuant to the Schemes identified in Annex 7.4, the Company has not paid, provided or contributed towards, and are not under any obligation or commitment (whether or not legally enforceable or written or unwritten or of an individual or collective nature) to pay, provide or contribute towards, any Benefit for or in respect of any present or past employee, director or other officer (or any spouse, child or dependant thereof) of the Company or of any predecessors in business of the Company.

(c)                                  The Scheme Documents comprise all the documents governing the Schemes including:

(i)                                     all written communications to beneficiaries thereunder describing the provisions of the Schemes of current effect; and

(ii)                                  the particulars of any enhancement of benefit or special benefit for or in respect of any person; and

(iii)                               an up-to-date list of all Participants in relation to each Scheme,

and are true accurate and complete as per Completion and include all particulars necessary to establish the entitlement of the Participants and their Beneficiaries to Benefits and the obligation of the Companies under the Schemes.

(d)                                 Wherever possible under applicable law or practice, the Schemes are approved by the relevant taxation and other governmental authorities such as to enable the Company, Participants, Beneficiaries and, in the case of a Funded Scheme, the assets held for the purposes of the Schemes to enjoy the most favourable taxation status possible, and there is no ground on which such approval may cease to apply.

(e)                                  The Schemes have at all times been operated in accordance with, and the Company has observed and performed all its obligations under, the Scheme Documents, the requirements of the relevant taxation and other authorities applicable to the Scheme and all applicable laws and no dispute has arisen or been threatened in connection with the Schemes.

(f)                                    All Participants have participated and participate in the Schemes on terms fully consistent with the Schemes.

(g)                                 In relation to a Scheme which is a Funded Scheme, all contributions and other payments due from the participating Companies, the Participants and former participants have been paid in full or have been provided in the Accounts.

(h)                                 In relation to a Scheme which is not a Funded Scheme, the Company maintains a book reserve in respect of the Scheme that is not fully covered by a third party insurance.

(i)                                     The assets of the Funded Schemes together with the provisions made by the Company for the liabilities under the Funded Schemes and the provisions made by the Company for the liabilities under the Unfunded Schemes are sufficient to discharge all accrued Benefits (whether or not yet payable) under the Schemes.

(j)                                     The Company is not engaged in any dispute in relation to the Schemes and no such dispute has been threatened.

(k)                                  Completion of the transactions contemplated by this agreement will not result in an increase in the amount payable under the Schemes, nor accelerate the vesting, timing, funding or payment of any Benefit under the Schemes.

8.                                      DISCLOSURE

8.1                               Accuracy of information

To the knowledge of Veronica all information supplied to SBS and its advisers is in all material respect accurate and not misleading.

SCHEDULE 14

SBS WARRANTIES

1.                                      GENERAL

1.1                               Capacity and consequences of sale

(a)                                  SBS has the requisite capacity, power and authority to enter into and to perform its obligations under this agreement.

(b)                                 This agreement and all other documents to be entered into by SBS in connection with this agreement will, when executed, constitute binding obligations on SBS in accordance with their respective terms.

(c)                                  The signature of and the compliance with the terms of this agreement does not and will not:

(i)                                     conflict with or constitute a default under any provision of:

(A)                              any agreement or instrument to which SBS is a party, with the exception of the agreement between SBS and the ING Bank of 16 October 2002;

(B)                                the constitutional and corporate documents of SBS;

(C)                                any lien, order, judgment, decree or regulation or any other restriction of any kind by which SBS is bound; or

(ii)                                  relieve any other party to an agreement with SBS of its obligations or enable that party to vary or terminate its rights or obligations under that agreement;

(iii)                               result in the creation or imposition of any Encumbrance on any of the property or assets of SBS or the repayment of any indebtedness of SBS.

1.2                               Constitutional and corporate documents

(a)                                  SBS has been duly incorporated and is validly existing under the laws of the Netherlands, properly formed and its articles of association are in accordance with all applicable laws and regulations.

(b)                                 The copies of the constitutional and corporate documents of SBS which have been given to Veronica or its advisers are true, accurate and complete in all respects.

(c)                                  All statutory books and shareholders registers of SBS have been properly kept and no notice or allegation that any of them is incorrect or should be rectified has been received.

(d)                                 All returns and particulars, resolutions and other documents which SBS is required by law to file with or deliver to any relevant authority have been correctly made up, duly filed and/or delivered.

1.3                               Insolvency

(a)                                  For the purposes of this paragraph, Insolvency Proceedings means any form of bankruptcy, liquidation, suspension of payments or scheme with creditors, moratorium, whether in or out of court.

(b)                                 SBS is not nor is any part of its assets or undertaking involved in or subject to any Insolvency Proceedings.

(c)                                  SBS has not stopped or suspended payment of its debts, become unable to pay its debts or otherwise become insolvent.

(d)                                 There are no circumstances directly related to SBS which require or would enable any Insolvency Proceedings to be commenced in respect of SBS or any part of its assets or undertakings.

(e)                                  There are no transactions capable of being set aside, stayed, reversed, avoided or affected in whole or in part by any Insolvency Proceedings in relation to SBS or any of its assets or undertaking (whether or not such proceedings have commenced) whether as transactions at undervalue, in fraud of or against the interests of creditors, preferences or Pauliana actions or similar concepts or legal principles.

2.                                      ACCOUNTS AND FINANCIAL

2.1                               Accounts and debtors

(a)                                  SBS’s Accounts:

(i)                                     have been prepared in accordance with generally accepted accounting principles and practices in the Netherlands and the applicable law and regulations;

(ii)                                  have been audited by a certified auditor (register accountant) who has rendered an auditor’s certificate without qualification;

(iii)                               correctly state the assets and liabilities of SBS and give a true and fair view (“getrouw beeld”) of the state of affairs of SBS as at the Accounts Date and of the profit or loss of SBS for the period ended on the Accounts Date;

(iv)                              contain either provisions adequate to cover, or full particulars in notes of, all Taxation (including deferred Taxation) and other liabilities (whether quantified, contingent or otherwise) of the Company as at the Accounts Date;

(v)                                 are not affected by any unusual or non-recurring items; and

(vi)                              have been duly filed in accordance with applicable law.

(b)                                 SBS’s Accounts have been prepared on a basis consistent with the basis employed in SBS’s accounts for each of the two preceding financial periods without any change in the accounting policies used

(c)                                  In SBS ‘s Accounts:

(i)                                     the income and expenditure have been allocated accurately and completely to the profit and loss accounts of SBS, which have generated the income and incurred the expenses; and

(ii)                                  all prepaid expenses relate to activities that will be performed in the subsequent fiscal year and should be expensed in that year.

(d)                                 All financial and accounting records of SBS have been properly maintained and constitute an accurate record of all matters which ought to appear in them and where required by law have been duly filed. SBS has complied with all statutory accounting requirements.

2.2                               Ownership of assets

(a)                                  SBS owned at the Accounts Date all the assets included in SBS’s Accounts.

(b)                                 None of the assets, undertaking, goodwill or uncalled capital of SBS is subject to any Encumbrance or any agreement or commitment to give or create any Encumbrance, and no person has claimed to be entitled to any of the foregoing, save as in the ordinary course of business (such as protective rights for suppliers of SBS) and save as provided in the agreement with ING Bank of 16 October 2002 and the Indenture entered into by SBS SA in 2001.

(c)                                  SBS has not been a party to a transaction pursuant to or as a result of which an asset owned, purportedly owned or otherwise held by SBS as at the Account Date, is liable to be transferred or re-transferred to another person or which gives rise to a right of compensation or payment in favour of another person under the law of any relevant jurisdiction or country.

(d)                                 SBS does not hold assets under any agreement for lease, hire, hire-purchase, retention of title or sale on conditional or deferred terms, with the exception of the vehicles and the building in use by SBS.

(e)                                  The assets owned by SBS comprise all the assets necessary for the continuation of its business as at the Accounts Date.

2.3                               Book debts

(a)                                  The debts owing to the Company included in the Accounts have realised or will realise, in the ordinary course of collection, their nominal amounts plus any accrued interest less any provisions for bad and doubtful debts included in the Accounts.

2.4                               Position since Accounts Date

Since the Accounts Date:

(i)                                     SBS has conducted its business in a normal and proper manner;

(ii)                                  SBS has not entered into any unusual contract or commitment or otherwise departed from its ordinary course of business, except for entering into this agreement and related agreements thereto;

(iii)                               there has been no material deterioration in the turnover, financial or trading position or the prospects of SBS;

(iv)                              no dividend or other distribution of profits or assets has been or agreed to be declared, made or paid by SBS.

(v)                                 SBS has paid its creditors within the times agreed with them and in particular, without limiting the foregoing, no debt owed by the Company has been outstanding for more than 60 days from the date of invoice;

(vi)                              no event has occurred which gives rise to Taxation to SBS on deemed (as opposed to actual) income, profits or gains or which results in SBS becoming liable to pay or bear a tax liability directly or primarily chargeable against or attributable to another person;

(vii)                           to the knowledge of SBS, no event has occurred which entitles any third party (with or without the giving of notice) to call for the repayment of indebtedness of the SBS prior to the normal maturity date;

(viii)                        SBS has not made any payment or incurred any liability to any member of SBS’s Group except in the ordinary course of business on normal commercial terms; and

(ix)                                SBS has not settled any existing litigation in excess in the aggregate of Euro 75,000.

2.5                               Working Capital

Having regard to the existing bank and other facilities, available to it SBS has sufficient Working Capital for the purposes of continuing to carry on its business in its present form and at its present level of turnover for the foreseeable future and for the purposes of executing, carrying out and fulfilling in accordance with their terms in all material respect all orders, projects and contractual obligations which have been placed with or undertaken by it.

3.                                      COMPLIANCE WITH LAWS AND LICENSES

3.1                               Licenses and consents

SBS has all Licenses and has substantially complied with all terms and conditions of those Licenses and nothing has been or is agreed by this agreement to be done or omitted to be done which might prejudice the continuation or renewal of any of those Licenses or result in any of those Licenses being modified.

SCHEDULE 15

INTERPRETATION

1.                                       In this agreement:

Accounts means the audited balance sheet as at the Accounts Date and audited profit and loss accounts for the year ended on that date of the Company and the notes and directors’ reports relating to thereto, a copy of each of which is in the Agreed Form ;

Accounts Date means 31 December 2002;

Agreed Form means, in relation to any document, the form of that document which has been initialed for the purpose of identification by Veronica and SBS;

Assets means the assets owned or used by the Company in connection with the Business;

Association means the Vereniging Veronia, a Dutch association;

Business means the business of the editing and publishing of Veronica Magazine and Veronica Satellite, print and related services carried on by the Company at the date of this agreement;

Business Day means a day (other than a Saturday or Sunday) on which banks are generally open in the Netherlands for normal business;

Completion means completion of the transfer of the Shares and the issue of the Consideration Shares in accordance with this agreement;

Completion Date means the date of completion of the transfer of the Shares and the issue of the Consideration Shares in accordance with this agreement;

Completion Balance Sheet Date means 31 August 2003;

Consideration means the total price (taking account of any adjustments or further amount payable following Completion) payable in respect of the Shares under this agreement;

Debt means long term debt of the Company to third parties;

Deed of Contribution means the notarial deed to be executed by the Notary in the form set out in the schedule headed “Deed of Contribution”;

Encumbrance means any encumbrance including without limitation mortgage, pledge, charge, lien, deposit or assignment by way of security, bill of sale, option or right of pre-emption, entitlement to beneficial ownership (including usufruct and similar entitlements), any provisional or executional attachment and any other interest or right held, or claim that could be raised, by a third party;

Environmental Law means all statutes, applicable law, regulations, directives and the like concerning the protection of human health or the environment or the conditions of the workplace or the generation, transportation, storage, treatment or disposal of a dangerous substance;

GAAP means generally accepted accounting principles and practices in the Netherlands;

Intellectual Property Rights means (i) copyright (excluding copyrights on software), patents, know-how, confidential information, database rights, and rights in trade marks and designs (whether registered or unregistered), (ii) applications for registration, and the right to apply for registration, for any of the same, and (iii) all other intellectual property rights and equivalent or similar forms of protection existing anywhere in the world but Intellectual Property Rights shall not include any of such rights licensed to SBS and/or the Company under the License Agreement.

Lease means a lease of real property (including an occupation lease, a finance lease and a lease at no rent or a low rent), a right of occupation or use of real property or an agreement, option or pre-emption to enter into a lease of real property or a right of occupation or use of real property, relating to the Company;

Licence means any authorisation, licence (including statutory licence), consent or permission necessary to own and to operate the Assets and/or carry on the Business;

License Agreement means the license agreement between Veronica Holding B.V. and SBS of even date hereof in relation to the grant of an exclusive perpetual license to SBS for the use of the Veronica Trademarks and the Veronica Domain Names for the services and products as defined therein, attached hereto in the schedule headed “License Agreement”.

Membership Data means the databases relating to the data of the current and future members of the Association, including the data of the current and future subscribers of Veronica Magazine and Satelitte that will be administered by the Company as members of the Association.

Notary means a civil notary (notaris) of Allen & Overy Amsterdam;

Pro Forma Completion Balance Sheet means the pro forma completion balance sheet of the Company as per 31 August 2003 as attached hereto in the schedule headed “Pro Forma Completion Balance Sheet”;

Restructuring means the various transfers of assets, liabilities and personnel to the Company and the transfer of certain Intellectual Property Rights to Veronica Merken B.V. in preparation of the transactions contemplated in this agreement and related agreements to procure that the Company owns any and all assets relating to the Business;

SBS Accounts means the audited balance sheets as at the Accounts Date and audited profit and loss accounts for the year ended on that date of SBS (including the audited consolidated balance sheet as at the end  that period and the audited consolidated profit and loss account for that period) and the notes and directors’ reports relating to thereto, a copy of each of which is in the Agreed Form;

SBS Accountants means Ernst & Young;

SBS Group means SBS, its holding company (if any) and any subsidiary of SBS or such holding company (if any);

SBS Lawyers means Allen & Overy of Apollolaan 15, 1077 AB Amsterdam, The Netherlands;

SBS Warranties means the representations and warranties on the part of SBS contained in the clause and the schedule headed “SBS Warranties”;

Shares means all the issued and outstanding shares in the capital of the Company;

Signing means the signing of this agreement;

Taxation means all forms of taxation, duties, levies, imposts and social security charges, whether direct or indirect including, without limitation, corporate income tax, wage withholding tax, national social security contributions and employee social security contributions, value added tax, customs and excise duties, capital tax and other legal transaction taxes, dividend withholding tax, land taxes, environmental taxes and duties and any other type of taxes or duties payable by virtue of any applicable national, regional or local law or regulation and which may be due directly or by virtue of joint and several liability in any relevant jurisdiction; together with any interest, penalties, surcharges or fines relating thereto, due, payable, levied, imposed upon or claimed to be owed in any relevant jurisdiction;

Veronica’s Accountants means BDO Accountants;

Veronica’s Group means Veronica and its holding company (if any) and any subsidiary of Veronica or such holding company (if any) but excluding the Company, Veronica Litho B.V. and Veronica Digitaal B.V.;

Veronica’s Lawyers means NautaDutilh;

Veronica Merken B.V. means Veronica Merken B.V., a limited liability company incorporated under the laws of the Netherlands, which holds the Intellectual Property Rights as follows from the License Agreement;

Warranties means the representations and warranties on the part of Veronica contained in the clause and the schedule headed “Warranties”;

Warranty Claim means a claim by either party for any breach or alleged breach of any of the Warranties;

Working Capital means cash (including prepaid subscription fees as applicable) plus short term assets, including stock and an adequate provision for obsolete stock, (including an adequate provision for uncollectable receivables in accordance with past practices but excluding any receivables outstanding for more than 45 days) minus short term liabilities, in accordance with GAAP and past practice in so far as this is in accordance with GAAP.

2.                                       Where any statement in the schedule headed “Warranties” is qualified by the expression “to the knowledge of Veronica” or any similar expression, that expression or statement shall be deemed the actual knowledge of Messrs. Kuipers and Van Steijn after having made due and careful enquiry.

3.                                       Where any statement in the schedule headed “SBS Warranties” is qualified by the expression “to the knowledge of SBS” or any similar expression, that expression or statement shall be deemed the actual knowledge of Mr. Andre Kreuzen after having made due and careful enquiry.

4.                                       References to a company shall be construed so as to include any company, corporation or other body corporate or other legal entity, wherever and however incorporated or established.

5.                                       For the purposes of this agreement, a company is a subsidiary of another company, its holding company, if that other company:

(a)                                  holds a majority of the voting rights in it; or

(b)                                 is a shareholder or member of it and has the right to appoint or remove a majority of its supervisory board (if any); or

(c)                                  is a shareholder or member of it and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it,

or if it is a subsidiary of a company which is itself a subsidiary of that other company.

6.                                       References to a person shall be construed so as to include any individual, firm, company, government, governmental authority, tax authority, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality).

7.                                       Where any provision is qualified or phrased by reference to the ordinary course of business, such reference shall be construed as meaning the customary course of trading for the business in the country in which such business trades.

8.                                       The singular shall include the plural and vice versa and references to words imputing one gender will include both genders.

9.                                       Notwithstanding the clause headed “Language”, where in this agreement a Dutch term is given in italics or in italics and in brackets after an English term and there is any inconsistency between the Dutch and the English, the meaning of the Dutch term shall prevail.

Annex 2.4 (v) (Uitgeverij)

Document	External contractor	Date	Outstanding balance (in EUR)
7003001053	Abonnementenland Uitgeest	February 26, 2003	121,90
7003002025	AdLINK Internet Media B.V.	April 28, 2003	3.336,36
7003003009	Alberg International	April 9, 2003	166,60
7003003314	A.M.P / Brussel	July 1, 2003	10.931,87
7003000586	T.T.G. inzake Autovisie	February 6, 2003	77,50
7002005862	Baltic Services B.V.	December 2, 2002	12.801,59
7003003008	Binpac	July 4, 2003	107,99
7003002598	De Boekers	May 8, 2003	599,76
7099004905	GAK Nederland B.V.	November 16, 1999	6.605,22
1003000008	Grafisch Lyceum Utrecht	January 13, 2003	995,00
7001001318/19	Holland Media Groep SA	March 26, 2001	536.595,11
7003000787	Kluwer	December 24, 2002	5.474,00
7003003286	Joost Govers Photography	July 11, 2003	238,00
7003003365	Karin Models	July 10, 2003	400,00
7003003226	L’Agence de Mannequins	July 15, 2003	400,00
7003003362	L’Agence de Mannequins	July 11, 2003	400,00
7003003612	Manpower Uitzendorganisaties B.V.	July 15, 2003	636,03
7003000934	Media Vast	February 10, 2003	169,87
1003000125; 7003002569; 7003002570; 7003002571;	Mediacenter B.V.	June 30, 2003; May 31, 2003; May 31, 2003; May 31, 2003;	82.004,61
7003002902	Orfac B.V.	June 26, 2003	80,33
1003000121	PCM Landelijke dagbladen	June 24, 2003	325,25
7003003185	Peter Langhout Reizen B.V.	July 9, 2003	2.310,35
7003001185	Radje-toe	March 7, 2003	161,32
7003001349	Sanoma Uitgevers B.V. Media Post	March 21, 2003	23,60
7003003140; 7003003333; 7003003339;	SARL Chrystal Model Agency	July 8, 2003; July 15, 2003; July 15, 2003;	1.900,00
7003002933	Spencer en Spencer	June 23, 2003	274, 59
7003003222; 3223;3224; 3361; 3363	Stockholm 2 International Models	July 15, 2003	2.000,00
7003000477	Veronica Digitaal B.V.	January 30, 2003	2.635,00
7003002840	Violaine Chapallaz	June 23, 2003	1.748,67
7003002782	Zembla B.V.	June 19, 2003	659,69

Annex 2.4 (v) (Litho)

Document	External contractor	Date	Outstanding balance (in EUR)
7003000277	Centraal Beheer Achmea	June 10, 2003	2.548,34
7003000278	Centraal Beheer Achmea	June 10, 2003	1.540,00
7003000299	Grafische Bedrijfsfonds	July 2, 2003	11.099,46
2503000036	Nuon Amsterdam	March 10, 2003	6,73
7003000347	Plantijn Casparie Utrecht	April 8, 2003	2.226,09

Annex 2.4 (v) (Digitaal)

Document	External contractor	Date	Outstanding balance (in EUR)
7003000020	Buma	January 16, 2003	143,01
1903001075	Telefuture Nederland B.V.	June 19, 2003	36,49
7003000081	Uunet	April 7, 2003	675,00
7003000106	Uunet	May 15, 2003	225,00

Annex 2.5 (d) (Uitgeverij)

Bank	Account number	Signing Authority
ABN dep.	44.92.10.383	P. Kuipers	See letter balance&interest compensation+agreement+letter mutation authorised persons
ABN	42.57.13.032	P. Kuipers	See letter balance&interest compensation+agreement+letter mutation authorised persons
ABN	43.93.10.008	P. Kuipers	See letter balance&interest compensation+agreement+letter mutation authorised persons
ABN	43.93.20.909	P. Kuipers	See letter balance&interest compensation+agreement+letter mutation authorised persons
ABN	44.75.27.177	P. Kuipers	See letter balance&interest compensation+agreement+letter mutation authorised persons
ABN	44.93.81.692	P. Kuipers	See letter balance&interest compensation+agreement+letter mutation authorised persons

PB	192222	P. Kuipers	See mutation form PB
PB	4546	P. Kuipers	See mutation form PB

Lanschot dep.	22.62.33.820	P.Kuipers

ING dep.	65.02.22.709	P. Kuipers	See mutation form ING
ING dep.	68.58.86.816	P. Kuipers	See mutation form ING

ING	68.58.86.786	P. Kuipers	See mutation form ING

Generale Bank		P. Kuipers
(Belgie)	22.007.766.323

Annex 3.1 (a) (Uitgeverij)

There is no written agreement between NOB and the Company. However, the Company nevertheless appears to have the right to publish the program details (“programmagegevens”) as long as it meets the publication requirements as observed by NOB. After the termination of the written agreement as per 1 September 2002 NOB and the Company have continued their long lasting cooperation on the basis of the barter principle (“het uitruilprincipe”).

The HMG contract shall be extended automatically as per 1 September 2003 for a period of one year. Reference is further made to the outstanding invoices of HMG (Annex 2.4 (v)).

Annex 3.1 (g) (Publishing)

Barter Agreements 2003 Veronica Publishing

	Bij VU			Door VU
Party	Amount	Spent at Publishing	Remainder	Department	Spent by Publishing	Remainder
peter langhoutreizen	17.968	17.968	0	Redactie	17.968	0
Canal+	10.250	10.250	0	Marketing	10.250	0
ANWB rijopleiding	5.238	5.238	0	Marketing	5.238	0
Burggolf	17.968	17.968	0	Advertentie	17.968	0
Golden Tulip	3.132	3.132	0	Advertentie	3.132	0
Sky Radio	80.824	65.110	15.714	Marketing	40.412	40.412
Radio 538	71.368	30.555	40.813	Marketing	35.680	35.688
Hillenaar	25.680	25.680	0	Marketing	25.680	0
Noordzee FM	106.284	106.284	0	Marketing	32.100	74.184
FW&A Selective media (Box for 2)	13.101	0	13.101	Marketing	13.101	0
Metro	17.530	17.530	0	Marketing	17.530	0
Felicitas	32.248	32.248	0	Marketing	32.248	0
EMI	15.714	15.714	0	TV	15.714	0
Thomas Cook	12.839	12.839	0	Redactie	12.839	0
Totaal	430.144	360.516	69.628		279.860	150.284

Annex 3.4 (a) (Publishing business)

Attached is the fax of Knijff & Partners dated 6 August 2003 with regard to the use of the brand ‘Satellite’ by the Company and the licence of HMG in that respect.

KNIJFF & PARTNERS letterhead

Vereniging Veronica

Attn.: Ms J. Kruisweg

Olympia 2A

1213 NT HILVERSUM

Weesp, 6 August 2003

Your ref.:
Our ref.:	PT/TM
Direct-dial number:	+31 (0)294-490925

BY FAX: +31 (0)35-646 33 55	BY FAX AND BY POST

Re: Investigation into the name of SATELLITE/SATELLIET

Dear Jogien,

Further to our meeting on 30 July 2003, I performed an initial search for the registration situation of the SATELLITE/SATELLIET mark.

SATELLITE is used by Veronica as the title of a television guide intended for owners of dish antennas. The question that comes up in this connection is whether SATELLITE can be a distinctive mark for such a television guide. After all, the information in the guide is focussed on television programmes that can be received by satellite through dish antennas. This thought is substantiated by the identical search I performed, since I found many registrations with the component SATELLITE. Searching in classes 9, 16, 38 and 41 revealed 92 registrations, so I restricted the output exclusively to the registrations for class 16.

In the name of Vereniging Veronica, I found Benelux registration no. 448889 of the image mark VERONICA SATELLITE. HMG is the owner of the SATELLITE word mark / image mark, under registration number 558090. This mark was initially registered in Veronica’s name, but was transferred by HMG to itself in April 2002. Audax B.V., a Dutch publishing company, registered the word marks SATELLITE and SATELLIET T.V. for printed matter. The registrations originate from 1982 and were renewed in 2002.

In addition, Sigma Coatings B.V., a paint manufacturer, has registered the word mark SATELLITE for printed matter. All the other registrations I found concerned compiled marks, with the component SATELLITE. This includes various marks from applicants from the media world, such as Canal+, Eurotelesat Reti Televisive Italiane. Handboek van de Nederlandse Pers en Publiciteit [guide for Dutch press and publicity], which I often use as reference to determine whether marks are being used, only mentions your magazine (see the enclosure). This may lead to the conclusion that Audax does not use this mark as a Dutch publisher, while Sigma Coatings may use it in-house or for advertising leaflets and the like.

It will be clear from the many registrations found that keeping exclusive rights to the name of SATELLITE will prove to be difficult. The name can easily be deemed to be generic. Since you have been publishing your SATELLITE magazine without anybody making objections, I can imagine that you want to retain the name. Under the circumstances, I advise you to register the mark in its special typeface, although it is not very characteristic. It is worth considering adding a more distinctive name to the word SATELLITE, or making its typeface more unique. I prefer combining the SATELLITE component with a distinctive and unique mark element, since we can then avoid issues about the use of the word SATELLITE as such by taking the position that SATELLITE is a descriptive addition.

For the record, I draw your attention to the fact that the search performed was very limited and does not give a definite answer about marks and/or trade names which, according to legal standards, are similar and must be seen as a potential bar. I also refer explicitly to our information guide about trademark searches (enclosed with the original of this letter). I would like to emphasize that this search can only be focussed on registered or applied identical word marks. Word marks in a special typeface or words forming part of image marks, as well as marks which are only slightly different, can therefore not always be traced.

Identical searches are merely a useful tool for screening the availability of a mark. More thorough information, a similarity search and if necessary, a trade name search, must be performed (fees annexed to the original of this letter).

Domain names are not included in our regular search. The existence of an earlier domain name registration as such forms no legal impediment to the use and/or registration of a mark. A domain name is predominantly an Internet address. If desired, we can perform a domain name search.

I look forward to your response.

Yours sincerely,

/s/ Paul A.W. Thiel

Paul A.W. Thiel

1vo/05

Enclosure

ANNEX 3.4 (b)

Samples of Trade Name Use

Annex 3.6 (a) (Publishing business)

Attached is a summary of the car insurance policy. It is unclear whether this insurance will continue. No other insurances will continue.

ABN AMRO

Car insurance

Policy number:	80-61580997
Dossier number:	6.351.863.6

Policyholder:	Veronica Uitgeverij BV

Make/type:	Chevrolet Transport

Registration number:	23-JN-GN

Year of manufacture:	2002

Sums insured:	EUR	2,269,000	liability
	EUR	41,300	cover of vehicle exclusive of VAT

	EUR	5,000	in the event of death
	EUR	23,000	in the event of total and permanent disablement

	Legal assistance.

Excess:	EUR	636	per claim in connection with damage to the motor vehicle.

Clauses:	• claim settlement:
	Bodywork Insurance list of conditions is not applicable.
	• theft protection motor vehicles:

  mandatory installation of class 3 security system by an installation company certified by the Dutch Institute for Certification of Vehicle Security Systems. At the time the damage is incurred, the security system must be engaged and the vehicle locked.

Annual premium:	EUR	4,655.29	exclusive of costs, exclusive of premium tax and exclusive of bonus/malus discount

Policy renewal date:	11 May, policy period 12 months with tacit renewal

Risk carrier:	Nationale-Nederlanden Schadeverzekering Maatschappij N.V.

Annex 3.8 (Uitgeverij)

M. ten Holte has authority to sign for a maximum amount of EUR 10.000.

ENGLISH SUMMARY

of Annex 6.1(a) (Uitgeverij) to
the Agreement for Transfer of the Share Capital of Veronica Uitgeverij B.V. against Issue of SBS Shares, dated September 1, 2003, between Veronica Holding B.V. and SBS Broadcasting B.V.

Annex 6.1(a) (Uitgeverij)  - LEASE AGREEMENTS WITH REGARD TO OLYMPIA PARK

1.                                       (a) Lease Agreement for Office Space, between Sofam Beheer B.V. and Van Oosten & Partners B.V., dated September 14, 2000.

Material Provisions:

•                  Object: lease of Olympia 2 H, 1213 NT Hilversum, consisting of 573 m2 office space and 15 parking places.

•                  Lease: NLG 246,000 annually (approximately €111,800), excluding payment for additional services, and indexed per December 1 each year.

•                  Bank guarantee: NLG 81,205.72 (approximately €37,000).

•     Term: 6 years and 11 months, starting December 1, 2000, and ending October 31, 2007. The agreement will renew for a five-year period, subject to termination by lessee. Thereafter, the agreement will renew for five-year periods, subject to termination by either party. Termination is subject to providing a written notice of termination at least 12 months prior to the end of the current term.

Other provisions:

•                  A specification of additional services, including amongst others electricity, gas, water, central heating and air-conditioning, elevators, cleaning and maintenance.

•                  A sales tax provision with respect to the lease and the additional services payments, which tax will be for the account of lessee.

•                  The performance of the obligations of the lessee under the lease agreement is guaranteed by Van Oosten & Partners Communicatie en Organisatiegroep B.V.

•                  The “General Conditions Lease Agreement Office Space and other working space, not ex provision 7A:1624 Civil Code” are applicable to this agreement.

(b) Deed of Assignment, between , between Sofam Beheer B.V., Van Oosten & Partners B.V. and Veronica Uitgeverij B.V.

Material Provisions:

•                  Assignment and novation of all rights and obligations under the Lease Agreement of Van Oosten & Partners B.V. to Veronica Uitgeverij B.V. effective as of October 1, 2001, including a waiver respectively, release of Van Oosten & Partners B.V. in respect of all such rights and obligations.

Other provisions:

•                  An acknowledgement of Veronica of (i) the amount of the annual lease of NLG 246,000, excluding payment for additional services and sales tax, and subject to end of year indexation, (ii) the term of the agreement, (iii) the condition of the offices, (iv) the settlement by Veronica of any debit or credit for the additional services payments for 2001, and (v) a one-off payment of NLG 60,000 payable by Veronica for improvements.

•                  An agreement to decrease the lease, applicable to any renewal periods.

2.                                       Lease Agreement for Office Space, between Ontwikkelingsmaatschappij Gamma B.V. and Veronica Uitgeverij B.V., dated June 27, 1997.

Material Provisions:

•                  Object: lease of Olympia 2-4, Hilversum, consisting of 3,065 m2 office space, 68 parking places and 27 m2 archive space.

•                  Lease: NLG 969,055 annually (approximately €440,480), excluding payment for additional services, and indexed annually.

•                  Bank guarantee: NLG 320,673.66 (approximately €145,760).

•                  Term: 10 years, starting October 15, 1997, and ending October 14, 2007. The agreement will renew for two five-year periods, subject to termination by lessee. Thereafter, the agreement will renew for five-

year periods, subject to termination by either party. Termination is subject to providing a written notice of termination at least 12 months prior to the end of the current term.

•                  The lessee is entitled to terminate the lease agreement after 5 years, which termination right is subject to concluding an agreement with Delta Lloyd Vastgoed and/or Delvom B.V. regarding a new lease or purchase of an office building.

Other provisions:

•                  A specification of additional services, including amongst others electricity, gas, water, central heating and air-conditioning, elevators, cleaning and maintenance.

•                  A sales tax provision with respect to the lease and the additional services payments, which tax will be for the account of lessee.

•                  The “General Conditions Lease Agreement Office Space and other working space, not ex provision 7A:1624 Civil Code” are applicable to this agreement.

Annex 7.1 (Uitgeverij)

Department	Name	Function	Salary (fulltime)	FTE- factor	Contract Start Date	Contract End Date	Date of Birth
Subscrip.Service	M.C.A. Sinnige-Theebe	Head Of Subscr. Serv.	€4.047,84	100,00%	1 September 1975		21 August 1953
Subscrip.Service	G.B. Mayjer-Weteringe	Mgt. Ass. Subscribers	€3.163,06	84,44%	1 November 1989		3 September 1963
Subscrip.Service	J.W.A. Klomp	Coach Telephone SS	€1.851,18	100,00%	1 November 1987		8 November 1965
Subscrip.Service	J.G. Wijnands-Seegers	Assistant SS B	€1.851,18	100,00%	1 March 2000		12 March 1963
Subscrip.Service	S. Teepe-Oostra	Assistant SS B	€1.771,91	100,00%	1 October 1999		21 March 1973
Subscrip.Service	A. Vingerling	Assistant SS B	€1.751,22	100,00%	20 March 2000		2 April 1972
Subscrip.Service	D. Dijkstra	Assistant SS B	€1.790,25	100,00%	1 May 2000		29 May 1971
Subscrip.Service	M.Th. Haverkort-van Wijk	Assistant SS A	€1.754,79	84,44%	1 February 2000		23 July 1954
Subscrip.Service	P. Prop-van Prooyen	Assistant SS A	€1.758,37	63,33%	13 June 2000		12 March 1965
Subscrip.Service	I.J.T. Vellekoop	Assistant SS A	€1.851,18	63,30%	1 January 2000		22 June 1952
Subscrip.Service	L.M. Beugelaar-de Wijs	Assistant SS A	€1.851,18	42,20%	25 November 1996		23 April 1971
Subscrip.Service	R. Roukema-Goedkoop	Assistant SS A	€1.848,08	63,00%	1 February 2000		24 February 1951
Subscrip.Service	C.L.G. Hogenbirk-Wulffraat	Assistant SS A	€1.840,55	52,10%	10 April 2000		19 September 1947
Subscrip.Service	E.G.M. van Ekeris	Assistant SS A	€1.808,23	100,00%	1 July 2000		13 March 1947
Subscrip.Service	S.M. Zuurhout	Assistant SS A	€1.592,36	100,00%	1 September 2000		18 May 1979
Subscrip.Service	M.E. Bakker	Assistant SS A	€1.814,21	100,00%	1 November 2000		6 May 1969
Subscrip.Service	L. Godefrooy	Assistant SS A	€1.755,00	63,33%	1 March 2003	29 February 2004	19 October 1961
Subscrip.Service	B. Rosendaal	Assistant SS A	€1.634,00	100,00%	10 March 2003	9 March 2004	12 January 1973
Subscrip.Service	K. van den Hazel-Kerkenaar	Ass.SS/Payments	€2.209,83	100,00%	21 June 1976		14 February 1959
Subscrip.Service	M.P. Toonen	Assistant SS A	€1.834,63	62,50%	1 March 2001		2 September 1969
Commercial Affairs	H. Westland	Media Order Adm.	€2.245,25	55,60%	1 August 1995		9 September 1972
Commercial Affairs	A. van Doorn	Media Order Adm.	€2.325,12	44,40%	15 March 1990		9 January 1968
Commercial Affairs	G.L. Lin	Sales prep	€2.109,20	88,90%	1 March 2000		3 July 1975
Commercial Affairs	B.J.A. Somers	Media Order Adm.	€2.262,34	77,78%	13 November 2000		26 January 1972
Commercial Affairs	A.H. Hall-Bakker	Media Order Adm.	€2.276,46	88,90%	1 May 2002	1 January 2004	23 March 1970
Commercial Affairs	M.P. Drent	Senior Accountmanager	€3.618,17	66,70%	1 June 1998		8 November 1970

Commercial Affairs	C. Lam	Senior Accountmanager	€3.408,43	100,00%	1 January 2000		17 June 1969
Commercial Affairs	J.F.M. Rademaker	Senior Ass. Intern	€2.847,00	100,00%	1 October 1978		26 February 1955
Commercial Affairs	H. van Doorn	Marketing Manager Sales	€4.350,00	100,00%	11 November 2002		30 December 1970
Commercial Affairs	M.P.M. Bergs	Commercia Ass.	€2.156,25	100,00%	8 July 2002	7 July 2003	16 November 1974
Commercial Affairs	E. Wijnberg	Sales Manager	€5.001,89	100,00%	1 January 1998		16 February 1962
Commercial Affairs	R. van Kasterop	Accountmanager	€3.195,88	100,00%	1 October 2001		28 April 1969
Commercial Affairs	B. Tielenburg	Accountmanager	€3.284,23	100,00%	15 February 1999		14 December 1968
Commercial Affairs	M.A.E. Lubbers	Dept. Ass. Advertising	€2.815,14	66,66%	1 May 1998		29 April 1958
Commercial Affairs	J.E.F. de Brauwer	Senior Accountmanager	€3.618,17	66,70%	1 June 1998		23 March 1969
Editorial	M.G. Kroonbergs	Chief Editor	€11.608,74	100,00%	1 January 1983		17 December 1952
Editorial	A.B. Damen	Deputy Chief Editor VM	€4.134,10	100,00%	1 June 1994		25 January 1969
Editorial	R.E.N. van Krieken	Editor reporting	€2.591,02	60,00%	1 April 1995		22 May 1969
Editorial	J.M.C. Lamers	Editor	€3.576,66	100,00%	15 September 1980		27 June 1953
Editorial	A.M. Suwout	Office editor	€2.084,60	100,00%	1 April 2000		13 August 1975
Editorial	A.J.M. van Doremalen	Office editor	€2.299,27	80,00%	6 November 1995		10 October 1966
Editorial	E.G. Vis	Program editor	€2.454,00	66,70%	1 September 1991		10 December 1962
Editorial	A. Weith-Plomp	Chief Editor Satellite	€3.219,70	65,30%	1 June 1993		3 February 1967
Editorial	W.P. van Laar	Chief Editor Lifestyle	€4.668,00	100,00%	1 February 1993		17 October 1968
Editorial	C.J.A. Siombos	Coordinator Multimedia	€2.454,49	88,89%	6 May 2002		29 June 1971
Editorial	N.F.M. Megens	Junior Graphics	€1.925,00	100,00%	1 April 2002	31 March 2004	1 July 1976
Editorial	D. van Maarschalkerweerd	Graphics/DTP-	€2.600,00	88,89%	21 April 2003	20 April 2004	24 September 1970
Editorial	H.A. van der Mayj	Graphics/DTP-	€3.202,88	88,89%	1 May 2003		16 August 1955
Editorial	I.J. LuMaye Schuld	Programmes	€2.294,53	62,50%	1 September 1995		28 July 1960
Editorial	E.W.C.T. Pronk-van Rhijn	Programmes	€2.815,14	72,20%	1 August 1986		3 July 1944
Editorial	I.C. Riezebos	Programmes	€2.263,85	88,90%	15 July 1998		6 May 1970
Editorial	M.M.J. Rombouts	Programmes	€2.263,85	48,60%	1 January 1997		18 October 1959
Editorial	T. Duyns	Programmes	€2.033,27	100,00%	1 July 2000		31 July 1968
Editorial	R.S. Meuwsen	Programmes	€1.916,36	66,67%	20 November 2000		28 August 1976
Editorial	D.J. Burger	Program editor	€1.913,46	11,10%	3 February 2001		26 September 1977
Editorial	R.J. Muller	Editor in chief	€3.194,55	100,00%	1 June 2000		10 February 1968
Editorial	S.R. Bechan	Trainee	€0,00	100,00%	17 March 2003	12 June 2003	1 June 1975

Editorial	J.M.J.W. Stuivenberg	Editorial Secr.	€1.920,02	88,89%	1 September 2000		3 July 1963
Editorial	J. Leemans	Editorial Secr.	€2.037,46	55,56%	1 June 1998		28 March 1972
Editorial	R.A. Meun	Archive Ass.	€2.207,18	100,00%	15 January 1976		28 February 1957
Editorial	Y.B. Bitter-van den Berg	Archive Ass.	€1.894,45	55,60%	1 September 1989		1 September 1959
Editorial	D. de Jong	Techn. Coord. Graphics	€1.850,00	84,40%	3 October 2002	2 June 2004	21 November 1979
Editorial	K.J. Spapens	Techn. Coord. Graphics	€2.832,73	100,00%	27 September 1999		4 September 1970
Editorial	P.E.M. van Os	Programmes.	€2.815,14	84,40%	4 February 1976		7 October 1950
Editorial	L. Rijff	Editor	€3.919,92	100,00%	1 May 1985		24 August 1944
Editorial	N. Kaptijn	Editor	€2.062,62	84,44%	13 June 2000		9 January 1975
Editorial	E.E. Litz	Editor	€2.209,72	100,00%	1 March 1999		21 September 1976
Editorial	R.H. Kampers	Editor reporting	€3.506,33	66,67%	1 January 1984		11 February 1961
Editorial	H.F.W.J. de Goeij	Editor reporting	€2.501,23	100,00%	6 November 1995		14 September 1968
Editorial	B.J.H.H. Janssen	Editor reporting	€2.485,88	63,30%	6 November 1995		29 August 1969
Editorial	M.A. Ketzer	Junior Editor	€2.364,62	88,90%	1 July 1999		18 April 1965
Marketing	L.A. Hummel	Head of Marketing	€4.612,43	84,40%	1 April 2002		7 June 1964
Marketing	K. Kroes	Mag manager gen.	€3.022,79	100,00%	1 September 2000		31 July 1975
Marketing	E.W. van der Neut	Marketing Ass.	€2.257,33	100,00%	1 September 2001		4 August 1976
Marketing	N. Hamoen	Marketing Ass.	€2.000,00	100,00%	1 March 2003	29 February 2004	7 March 1980
Marketing	A. van Veldhoven	VM Manager	€3.548,69	100,00%	1 November 1999		5 March 1969
Board of Dir	M. Tulen	Director Publishing	€16.063,92	100,00%	1 January 1980		23 June 1944
Board of Dir	M. ten Holte	Director Publishing	€7.753,00	100,00%	1 July 2002		18 June 1964
Board of Dir	A.D. Audhoe-Ramtahalsing	Mgt. Ass. Dir	€5.805,03	100,00%	1 May 1995		17 April 1967
Board of Dir	F.G. Kadirbaks	Mgt. Ass. Dir	€2.847,00	100,00%	13 July 2000		2 May 1969

	Replacements

Facilities	I. van Beek-Brouwer	Tel./Receptionist	€1.786,58	62,50%	1 December 1997		3 November 1963
Finance	D.T. Bunt	Ass. Finance	€1.925,07	100,00%	17 July 1989		3 October 1967
HR	J.L.L. Duymelink	HR executive	€3.612,97	100,00%	1 September 2000		19 June 1970
ICT	T.J. Halm	OfficeManager ICT	€2.454,44	100,00%	1 April 2000		19 April 1972
Finance	J.J. Hofman	Ass. Finance	€2.417,72	100,00%	1 July 1982		1 August 1959
Facilities	A. Klaassen	Senior Ass. Facilities	€2.150,00	100,00%	1 August 1989		1 November 1967
Facilities	E. van Leeuwen-Fransen	Tel./Receptionist	€1.806,68	92,36%	13 March 2000		19 July 1956
ICT	D. Neuman	System Engineer	€2.700,00	100,00%	1 October 2002		17 December 1977
ICT	D. Noom	Project/Appl. Man.	€3.700,00	100,00%	1 February 2003	31 January 2004	29 July 1972
Finance	E.J. Porochina	Ass. Finance	€2.000,00	100,00%	9 January 2003	8 January 2004	22 March 1977
ICT	M. Reijenga	Project/Appl. Man.	€3.717,15	88,90%	1 October 2000		15 May 1966
ICT	C.E.N. Scholing	Techn. Applications Supervisor	€3.250,00	100,00%	1 September 2002		25 December 1975
ICT	L.D. Scholten	System Engineer	€3.821,63	88,88%	1 November 1998		30 August 1954
HR	C.M.M. Schouten-Rademaker	Ass. HR	€3.353,91	55,60%	1 November 1984		11 November 1961
Finance	I. van der Vecht	Senior Ass. Finance	€2.454,00	66,70%	1 January 2002		20 June 1971
Facilities	J. Veerman-Luiks	Tel./Receptionist	€1.856,40	50,00%	1 March 2003	29 February 2004	29 September 1965
ICT	R.G. Veldhuis	System Engineer	€3.205,72	100,00%	1 October 2000		19 August 1971
ICT	J.P.C. Verschoor	System Engineer	€2.947,48	100,00%	1 January 2000		4 July 1969
Facilities	W. Visser	Ass. Facilities	€3.149,94	100,00%	1 May 1987		22 April 1951
Finance	N. Webbers-Jacobs	Coord. Finance	€3.112,68	66,67%	15 July 2000		31 May 1972
Finance	S.R. Weststrate	Senior Ass. Finance	€2.268,90	100,00%	1 July 2002		3 October 1979
HR	M.Y. Weteringe	Ass. P&O	€3.353,91	63,30%	1 June 1990		12 September 1961
HR	P. Wildschut-van Asselt	Payroll admin.	€2.454,00	55,60%	1 February 2001		14 July 1969
ICT	M. Zuidema	Project ass. ICT	€2.075,90	100,00%	26 October 1998		25 March 1972

Annex 7.1 (Uitgeverij): CAO / bonus regulations

There are no individual terms of employment in deviation of the following CAO and bonus regulations apart from:

- Verbal agreement with M. Kroonbergs to whom a car with driver is provided

Annex 7.1 (Digitaal)

Department	Name	Function	Salary (fulltime)	FTE-factor	Start Date	Contract End Date	Date of Birth
Veronica Digitaal	K.J. Molenaar-Tervoort	Project Manager	€2.725,53	100,00%	17 July 2000		3 May 1972
Veronica Digitaal	L. Hoogland	Project Manager	€2.608,61	100,00%	7 May 2001		7 October 1974
Veronica Digitaal	E. de Boorder	Web designer	€2.034,76	100,00%	25 February 2002		30 July 1978
Veronica Digitaal	C.B. Anthonio	Web editor	€2.160,34	100,00%	1 June 2001		27 June 1974
Veronica Digitaal	R.J. Siebe	Web editor	€2.196,75	100,00%	1 June 2000		1 February 1973
Veronica Digitaal	R.I.S. Schaaphok	Web editor	€2.235,95	100,00%	1 November 1999		15 May 1973
Veronica Digitaal	J.P.L. Verkroost	Business Unit Mgr	€5.891,60	100,00%	1 March 2002		14 August 1968
Veronica Digitaal	P.F. van Gelder	Sales Manager Dig	€3.870,02	100,00%	1 May 2001		17 March 1972
Veronica Digitaal	N.A. Peek	Chief Ed.Digitaal	€2.266,00	100,00%	1 November 1999		30 June 1975
Veronica Digitaal	A. van Slooten	Head Technique	€4.120,00	100,00%	22 April 2002		30 November 1973
Veronica Digitaal	E. Vedder	Mark. & Comm. Mgr.	€2.230,01	100,00%	17 August 2000		30 August 1975
Veronica Digitaal	A. van den Berghe	Commercial Ass.	€1.650,00	44,40%	6 September 2002	5 September 2003	4 March 1969
Veronica Digitaal	A.N. Dooijes	Art Director Digitaal	€2.683,16	100,00%	6 July 1998		24 April 1974
Veronica Digitaal	H.P. Teunisse	Web Editor	€1.966,50	100,00%	1 October 1999		26 June 1979
Veronica Digitaal	R.E.N. van Krieken	Web Editor	€2.587,80	40,00%	1 February 2000		22 May 1969
Veronica Digitaal	M.J.D. van Dam	Chief Editor Digitaal	€2.581,02	100,00%	1 August 2000		13 June 1976
Veronica Digitaal	M. Dornseiffen	Programmer	€2.300,00	88,89%	29 January 2001		4 March 1980
Veronica Digitaal	B. Straver	Web designer	€2.136,58	100,00%	18 September 1995		18 December 1974

Annex 7.1 (Digitaal): CAO / bonus regulations

Annex 7.1 (Litho)

Department	Name	Function	Salary (fulltime)	FTE-factor	Start Date	Contract End Date	Date of Birth
Veronica Litho	A. van Angeren	Director Litho	€13.225,50	100,00%	1 May 1994		17 April 1945
Veronica Litho	J.D. Voogd	Gen Manager	€4.652,73	100,00%	9 October 1995		10 July 1962
Veronica Litho	R.J.W. Vermeulen	Ass. GM	€3.576,26	100,00%	1 January 1998		20 August 1961
Veronica Litho	N. Sondaar	Office Manager	€2.423,99	72,22%	16 October 2000		14 May 1977
Veronica Litho	A.C. van de Kamp	Office Manager	€2.943,96	55,60%	1 October 1994		8 August 1967
Veronica Litho	A.M. den Hollander	Tel./Receptionist	€1.885,34	100,00%	1 July 2002	31 December 2003	18 July 1967
Veronica Litho	C.M.J. Scholten-van Gennip	Restaurant Manager	€1.883,51	66,70%	1 March 1998		25 March 1949
Veronica Litho	W.L. Huiskes	DTP-	€1.661,44	100,00%	1 July 2000		2 September 1978
Veronica Litho	E. Herber	DTP-	€2.935,49	100,00%	1 November 1994		2 March 1968
Veronica Litho	M. Schipper	DTP-	€2.621,12	100,00%	1 January 2000		22 April 1969
Veronica Litho	R. Haarmans	DTP-	€2.849,88	100,00%	18 November 1996		20 May 1963
Veronica Litho	D. Douze	DTP-	€2.849,88	100,00%	1 October 1996		17 February 1968
Veronica Litho	S.A.C. Sliep-Cozijnsen	DTP-	€2.738,28	55,60%	1 August 1995		26 January 1971
Veronica Litho	E. van Dijk	DTP-	€2.849,88	100,00%	17 October 1994		5 April 1966
Veronica Litho	A.G. Heirath	DTP-	€1.744,48	100,00%	10 August 1999		9 June 1978
Veronica Litho	R. Jansen	Scan Operator	€2.849,88	100,00%	1 May 1998		7 June 1967
Veronica Litho	F.J. Morhee	Scan Operator	€2.849,88	100,00%	16 August 1995		2 August 1962
Veronica Litho	Th. Pijper	Scan Operator	€2.972,27	100,00%	1 November 1994		4 April 1946
Veronica Litho	W.M.S. de Groot	Scan Prep.	€1.502,03	100,00%	1 June 2001		31 January 1981
Veronica Litho	S.P. van der Vegt	Trainee	€0,00	80,00%	3 February 2003	27 June 2003	6 May 1985
Concept Design	A.L.E. Arriens	Art Director	€5.369,19	80,00%	17 August 1998		18 June 1958
Concept Design	R.T. Hordijk	Graphics	€2.670,27	100,00%	1 May 2001		1 June 1969
Concept Design	M. van der Wal	Graphics	€2.456,91	100,00%	1 August 1999		28 March 1975
Concept Design	I. Bergveld	Graphics	€2.507,45	100,00%	1 December 1998		22 November 1971
Concept Design	K. Kleijn	Trainee	€0,00	100,00%	2 September 2002	27 June 2003	1 June 1982

Annex 7.1 (Litho): CAO / bonus regulations

There are no individual terms of employment in deviation of the following CAO and bonus regulations apart from:

•                  The bonus and pension agreements with T. van Angeren

Annex 7.1 (i)(ii) (Televisie)

Televisie (nog in gesprek met SBS)
Productions TV	P. Hoogendoorn	Director TV	€9.243,36	100,00%	1 December 1982		6 July 1961
Facilities	F.B.A.M. Stevens	Ass. Facilities	€1.600,00	100,00%	14 April 2003	13 April 2004	4 October 1978
Productions TV	J. van Rooijen	Broadcast Manager	€4.250,00	100,00%	1 August 2002		8 March 1971

Annex 7.2 (a) (Uitgeverij): Freelancers

•                                          F. Kraijenveld, contract no. JZ/P&O/HD/106, April 4, 2003 (graphic design editor)

Annex 7.3 (b) (Uitgeverij)

There has been a strike action on 27 March 2003 under the employees of the Company.

Annex 7.4 (uitgeverij)

ENGLISH SUMMARY

of Annex 7.4 (Uitgeverij) to

the Agreement for Transfer of the Share Capital of Veronica Uitgeverij B.V. against Issue of SBS Shares, dated September 1, 2003, between Veronica Holding B.V. and SBS Broadcasting B.V.

PENSION AGREEMENT

between Veronica Uitgeverij B.V. (the “Participant”) and the Foundation Branch Pension Fund for Media PNO
(Stichting Bedrijfstakpensioenfonds voor de Media PNO) (the “Fund”), dated February 6, 2002.

Provisions (including material and other provisions):

•                  the legal relation between the Fund and each participant to the Fund, will as much as possible be codified identically to this agreement.

•                  The statutes, rules and regulations of the Fund form part of the agreement.

•                  The Participant obliges itself to report all employees that qualify for participation, to the Fund, and undertakes to perform all obligations resulting from the Fund’s statutes, rules and regulations.

•                  The Fund undertakes to accept all qualifying employees as participants to the pension fund, and to comply with all provisions of the Fund’s statutes, rules and regulations.

•                  The Participant will pay its share in administration costs via a surcharge included in the premium.

•                  The Participant will in writing, provide the Fund with all personnel information required to fulfill its duties, including information and applicable file forms provided by the Fund, including information with respect to:
a. an appointment;
b. a dismissal;
c. a change in the annual base salary and/or part-time percentage;
d. a change of address or family situation;
e. an entitlement to social security;
f. an entitlement to a base salary related redundancy payment;
g. parental/maternity leave.

•                  The Fund will provide, at least once annually, an overview of the base salaries and part-time percentages per December 31. The Participant undertakes to sign such overview for approval (or provide written comments) within 7 days as of receipt of the overview.

•                  The Participant is held to pay all annual premiums in advance at January 1. In case the premium cannot be established, the Fund will charge an estimated amount. If the estimated premium is not paid within 14 days after notification by the Fund, interest will be due. The advanced payment of premium, as well as the payment of the final annual premium, will be taken care off within the delays provided for in the Pension and Savings Act.

•                  Premiums will due until the first day of the month in which the participating employee reaches the age of 60. In case of death, the premium will be due until the end of the month in which the employee died. In case of disablement, the premium will be due until the start date of the right to disablement pension. In any other circumstance of termination of the employment, the premium will be due until the date of termination of the employment.

•                  The Participant is obligated to provide the Fund each year, within 4 months after the end of its book year, with a statement regarding the supervision of the administrative base data and compliance with the financial obligations contained in the agreement. Such statement will be provided by the responsible accountant and will be made in conformity with the model provided by the Fund.

•                  The status of Participant will terminate through termination of the agreement. Any outstanding premium payments need to be paid promptly upon termination. Resignation from the Fund is possible subject to the Participant providing an indemnification to the Fund for any insurance disadvantage. A collective value-transfer of the pension entitlements of the employees of the resigning Participant is possible subject to the provision of the aforementioned indemnification.

•                  The Participant is obligated to enter into an agreement with the Fund regarding a maximization of the pension base of employees that directly or indirectly, hold at least 10% of the issued and outstanding capital in a participating company.

•                  The agreement and any disputes in relation therewith, are subject to Dutch law.

•                  The agreement starts at March 1, 2001 and will remain in force until September 30, 2002. Unless either party provides written notice of termination at least 3 months before the end of the period, the agreement will automatically be renewed for 5-year periods.

•                  The agreement will in any event terminate in case of liquidation of the Fund.